Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

KKR APPLE BIDCO, LLC,

MACQUARIE INFRASTRUCTURE CORPORATION

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

AND

SOLELY FOR PURPOSES OF Section 6.26, ARTICLE IX AND Section 10.14

HEREOF,

MIC HAWAII HOLDINGS, LLC

DATED AS OF June 7, 2021

i

ii

Exhibits

Exhibit A	Form of Guarantee
Exhibit B	Form of Stock Power Certificate
Exhibit C	Permitted Leakage
Exhibit D	Release Agreement

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of June, 2021, by and among KKR Apple Bidco, LLC, a Delaware limited liability company (“Purchaser”), Macquarie Infrastructure Corporation, a Delaware corporation (the “Company”), Macquarie Infrastructure Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Seller”), and, solely for purposes of Section 6.26, Article IX and Section 10.14 hereof, MIC Hawaii Holdings, LLC, an indirect, wholly-owned subsidiary of the Company (“MIC Hawaii”).

RECITALS

WHEREAS, in connection with (and as a condition to) the transactions contemplated by this Agreement, the Company and Seller desire to consummate a reorganization substantially on the terms described in the Registration Statement on Form S-4 (File No. 333-253193), as originally filed by Seller with the SEC on February 17, 2021 and as amended from time to time (the “Reorganization” and, such Registration Statement, the “Reorganization Registration Statement”), prior to the consummation of the transactions hereby, which Reorganization will result in (1) Merger Sub merging with and into the Company, such that the separate existence of Merger Sub ceases, and the Company continues as the surviving corporation of such merger (the “Surviving Company”), and (2) the Company and MIC Hawaii each becoming a direct wholly-owned subsidiary of Seller;

WHEREAS, Seller desires to sell, immediately after the consummation of the Reorganization, 100% of the outstanding Surviving Company Common Stock (as defined below) (the “Shares”), and Purchaser desires to purchase the Shares, subject to the terms and conditions set forth herein;

WHEREAS, it is the intention of the parties hereto that upon the consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser shall own all of the outstanding Equity Interests of the Surviving Company;

WHEREAS, the Company Board has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iv) resolved to recommend that the stockholders of the Company, on a binding, advisory basis, approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Company, as the sole member of Seller, has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Seller, and (ii) approved this Agreement and the transactions contemplated hereby;

WHEREAS, notwithstanding the approval of this Agreement and the transactions contemplated hereby by the Company, as the sole member of Seller, the Company Board has agreed that, as a condition to the consummation of such transactions by Seller, the stockholders of the Company shall have approved, on a binding, advisory basis, this Agreement and such transactions;

WHEREAS, the board of directors of Purchaser has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Purchaser, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) has authorized the execution and delivery hereof;

WHEREAS, Purchaser, Seller and the Company and, solely for purposes of Section 6.26, Article IX and Section 10.14, MIC Hawaii, hereof, desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and to prescribe certain conditions thereto, in each case, as set forth herein;

WHEREAS, as a condition and material inducement to the Company’s execution and delivery of this Agreement, KKR Global Infrastructure Investors IV (USD) SCSp and KKR Global Infrastructure Investors IV (EUR) SCSp (collectively, the “Guarantors”) are executing and delivering to Seller and the Company, simultaneously with the execution and delivery of this Agreement, a guarantee in the form attached hereto as Exhibit A (the “Guarantee”) pursuant to which, and subject to the terms and conditions thereof, the Guarantors have guaranteed certain obligations of Purchaser hereunder; and

WHEREAS, Seller and the Company have received an equity commitment from the Guarantors under the Equity Commitment Letter, which Guarantors are creditworthy entities with sufficient assets to carry out their obligations under the Equity Commitment Letter.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. When used in this Agreement, the following terms shall have the respective meanings given to them below.

“2020 Atlantic Audited Financial Statements” shall have the meaning given to it in Section 4.5(a).

“Action” means any claim, complaint, litigation, action, audit, charge, Order, settlement, petition, suit, investigation, arbitration, mediation or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Adverse Recommendation Change” shall have the meaning given to it in Section 6.21(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that, for purposes hereof, an “Affiliate” of the Company (prior to the Closing) or Seller shall be deemed to include only the Company and its controlled Company Subsidiaries, other than as set forth in the subsequent sentence. Notwithstanding the foregoing, solely with respect to the definitions of “Company Related Parties,” “Confidential Information,” “ERISA Affiliate,” “Leakage,” and “Nonparty Affiliates” and Section 4.14, clause (iv) of Section 4.15, Section 4.21, Section 5.12, Section 6.3(b)(xv), Section 6.6(e), Section 6.6(f), Section 6.8, Section 6.10, Section 6.12, Section 6.16, Section 6.18(c), Section 8.3(d), Section 8.3(f), Section 10.5, Section 10.13(a) and Section 10.14, an “Affiliate” of the Company (prior to the Closing) or Seller shall be deemed to include Macquarie Group Limited and any of its Subsidiaries, including the Manager.

“Agreed Claims” shall have the meaning given to it in Section 9.4(d).

“Agreement” shall have the meaning given to it in the preamble to this Agreement.

“Airport Authority” means any Person or entity responsible for the management, operation, or oversight of one or more airports.

“Airport Lease” means any lease or sublease pursuant to which an Airport Authority is the lessor.

“Alternative Financing” shall have the meaning given to it in Section 6.18(a).

“Alternative Transaction Agreement” shall have the meaning given to it in Section 6.21(c).

“Alternative Transaction Proposal” means any bona fide written inquiry, proposal or offer from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Purchaser or any of its Subsidiaries) relating to: (i) any merger, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary or, after consummation of the Reorganization, Seller; (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute twenty percent (20%) or more of the net revenues, net income, or consolidated assets of the Company and the Company Subsidiaries based on fair market value as determined by the Company Board, or twenty percent (20%) or more of the outstanding Common Shares; or (iii) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire Beneficial ownership, or the right to acquire Beneficial ownership, of twenty percent (20%) or more of the outstanding Common Shares or, after consummation of the Reorganization, twenty percent (20%) or more of the outstanding Common Units.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a Governmental Entity, Airport Authority, or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Atlantic Audited Financial Statements” shall have the meaning given to it in Section 4.5(a).

“Atlantic Aviation” shall have the meaning given to it in Section 4.5(a).

“Atlantic Financial Statements” shall have the meaning given to it in Section 4.5(a).

“Atlantic Interim Financial Statements” shall have the meaning given to it in Section 4.5(a).

“Balance Sheet Date” shall have the meaning given to it in Section 4.5(a).

“BEC Agreement” means that certain Purchase and Sale Agreement dated July 27, 2018 by and between MIC Thermal Power Holdings, LLC and NHIP II Bayonne Holdings LLC.

“Beneficial owner” or “Beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Books and Records” shall have the meaning given to it in Section 6.10(a).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020.

“CB” shall have the meaning given to it in Section 6.12.

“Claim Certificate” shall have the meaning given to it in Section 9.4(a).

“Closing” shall have the meaning given to it in Section 2.3(a).

“Closing Date” shall have the meaning given to it in Section 2.3(a).

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Source” shall have the meaning given to it in Section 9.3.

“Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Common Unit” means each limited liability company interest in Seller having the rights and obligations specified with respect to “Common Units” in that certain Amended and Restated Limited Liability Company Agreement of Seller, a form of which has been filed as Exhibit 3.3 to the Reorganization Registration Statement.

“Company” shall have the meaning given to it in the preamble to this Agreement.

“Company Assets” shall have the meaning given to it in Section 6.26(b).

“Company Board” means (i) prior to the consummation of the Reorganization, the board of directors of the Company, and (ii) after the consummation of the Reorganization, the board of directors of Seller.

“Company Board Recommendation” shall have the meaning given to it in Section 4.2(a).

“Company Disclosure Letter” shall have the meaning given to it in Article IV.

“Company Employees” shall have the meaning given to it in Section 4.11(a).

“Company Indemnitees” shall have the meaning given to it in Section 9.2.

“Company IP Rights” shall have the meaning given to it in Section 4.13(b).

“Company Material Adverse Effect” means any event, occurrence, circumstance, development, change or effect, individually or in the aggregate, having, or that would reasonably be expected to have, a material adverse effect on (i) the businesses, assets, liabilities, properties, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of Seller or the Company to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby (including the Reorganization), except with respect to clause (i) only, to the extent that such change or effect results from or relates to: (a) changes in economic or political conditions or the financing, banking, credit, currency, commodity or capital markets in general (including stock market fluctuations and changes in interest or exchange rates, commodity prices); (b) changes in Laws, Orders, regulatory processes or interpretations thereof or changes in accounting requirements or principles (including GAAP) or any other change or effect arising out of or relating to any Action or Order before a Governmental Entity or Airport Authority; (c) changes in operating, business, regulatory or other conditions affecting industries, markets or geographical areas in which the Company or the Company Subsidiaries conduct their respective businesses; (d) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby (including the Reorganization) or any public communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and its Subsidiaries (provided, that this clause (d) shall not apply in connection with the representations and warranties set forth in Section 4.2 [(Authorization; Noncontravention)] and Section 4.3 [(Consents and Approvals)] herein, or Section 7.2(b) [(Conditions to the Obligations of Purchaser; Representations and Warranties)] as it relates to such representations and warranties), including losses or threatened losses of, or any adverse change in the relationship (whether contractual or otherwise) with, employees, independent contractors, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or its Subsidiaries; (e) the consummation of the transactions contemplated by this Agreement (including the Reorganization) or compliance by Purchaser, Seller, the Company or its Subsidiaries with their obligations, agreements and covenants under this Agreement; (f) the consequences of conduct by the Company or the Company Subsidiaries prohibited under Section 6.3 [(Conduct of Business by the Company Pending the Closing)] for which Purchaser gave its prior written consent; (g) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or civil unrest or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof; (h) epidemic, pandemic or disease outbreak (including the COVID-19 virus), or any escalation or worsening thereof, whether or not occurring or commenced before or after the date hereof; (i) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal projections or forecasts or any change in the credit rating of the Company or any of its Subsidiaries (it being understood that this clause (i) any action requested or advised to be taken by any Governmental Entity or Airport Authority or required to be taken under any Law or Order or any existing Contract by which the Company or any of its Subsidiaries (or any of their respective properties) is bound, (j) shall not prevent a determination that the underlying cause of any failure to meet any internal projections or forecasts or any change in the credit rating of the Company or any of the Company Subsidiaries is a Company Material Adverse Effect if not otherwise falling within any of the other exceptions provided herein); (k) any change in the cost or availability or other terms of any financing necessary for Purchaser to consummate the transactions contemplated hereby; (l) the fact that the prospective owner of the Company and any of the Company Subsidiaries is Purchaser or any Affiliate of Purchaser; (m) (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Purchaser’s compliance with its obligations under Section 6.5 [(Regulatory Approvals; Consents)], or (ii) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement (including the Reorganization); (n) any seasonal changes in the results of operations of the Company or its Subsidiaries, (o) any changes in the market price or trading volume of Common Shares (it being understood that this clause (o) shall not prevent a determination that the underlying cause of such change is a Company Material Adverse Effect if not otherwise falling within any of the other exceptions provided herein); (p) (i) any action taken by Purchaser or any of its Affiliates, or (ii) the omission of an action that was required to be taken by Purchaser or any of its Affiliates; (q) any damage to or destruction of any assets or properties of the Company or any of its Subsidiaries to the extent covered by insurance; or (r) labor conditions in the industries or markets in which the Company or any of its Subsidiaries operate, (s) any change or effect set forth in Section 4.6(a) of the Company Disclosure Letter or as disclosed in any Applicable Public Disclosure or (t) the termination for convenience by any Airport Authority of any Airport Lease, pursuant to the terms of such lease; provided, that in the case of clauses (a), (b), (c), (g), (h) or (r), any such changes or effects shall be taken into account to the extent such change or effect has a materially disproportionate impact on the Company or any of the Company Subsidiaries relative to the other participants in the industries or geographic locations in which the Company or any of the Company Subsidiaries conduct business.

“Company Plan” shall mean each Employee Benefit Plan (x) that is sponsored and maintained solely by the Company or any Company Subsidiary, (y) that is contributed to (or required to be contributed to) by the Company or any Company Subsidiary, and in which the sole participants are current or former employees of the Company or the Company Subsidiaries, or (z) to which the Company or any Company Subsidiary contributes with respect to any Company Employees pursuant to a collective bargaining agreement.

“Company Related Parties” shall have the meaning given to it in Section 8.3(d).

“Company Reports” shall have the meaning given to it in Section 4.5(c).

“Company Stockholder Approval” means the approval by the stockholders of the Company, on a binding, advisory basis, of this Agreement and the transactions contemplated hereby.

“Company Stockholders’ Meeting” shall have the meaning given to it in Section 6.20.

“Company Subsidiary” means each Subsidiary of the Company other than Seller, Merger Sub, and MIC Hawaii and its Subsidiaries, provided, that, for the avoidance of doubt, MIC Hawaii and its Subsidiaries shall be treated as Company Subsidiaries with respect to Section 4.12 [(Tax Matters)] solely to the extent included in a consolidated, combined, unitary or similar Return with the Company.

“Company Systems” means all software, computer hardware (whether general or special purpose), networks, interfaces, platforms, servers, peripherals, and computer systems that are owned or used by or for the Company or any of the Company Subsidiaries in the conduct of their respective businesses.

“Company Termination Fee” shall have the meaning given to it in Section 8.3(a).

“Confidential Information” means all information (written or oral) that is confidential or proprietary to Company and the Company Subsidiaries or is not otherwise generally available to the public regarding the Company and the Company Subsidiaries. The term “Confidential Information” shall not include information that (a) is or becomes generally available to the public, other than as a result of disclosure by Seller or its Affiliates or representatives in violation of this Agreement, (b) becomes available to Seller or its Affiliates or representatives from a Person other than Purchaser, the Surviving Company or any of the Surviving Company’s Subsidiaries on a non-confidential basis, provided, that such Person was not known by Seller or its Affiliates and representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Purchaser, the Company or the Surviving Company’s Subsidiaries or their representatives with respect to such information, or (c) is independently developed by or for Seller, its Affiliates or representatives after the Closing and without use of, reliance on or reference to the Confidential Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 22, 2020, as amended by that certain letter agreement, dated February 11, 2021, by and between the Company and KKR.

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation, certificate of formation, limited liability company agreement and by-laws of such entity or any similar organizational documents of such entity, including, in each case, any amendments thereto.

“Continuing Employees” shall have the meaning given to it in Section 6.6(a).

“Contract” means any legally enforceable agreement, license, contract, lease, obligation, undertaking or instrument, including all amendments thereto.

“Convertible Notes” means the Company’s 2.00% Convertible Senior Notes due 2023 pursuant to the Indenture.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Credit Agreement” means that certain Credit Agreement, dated as of December 6, 2018, by and among Atlantic Aviation FBO Inc., Atlantic Aviation FBO Holdings LLC, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the lenders party thereto, as it may be amended, restated, supplemented and/or modified from time to time.

“Data Protection Requirements” means all of the following to the extent applicable to the Company or any Company Subsidiary and pertaining to data protection, data privacy, data security, data breach notification, or cross-border data transfer of any Personal Information: (i) the Company’s or the applicable Company Subsidiary’s own external policies; (ii) applicable Laws; and (iii) Contracts into which the Company or any Company Subsidiary has entered or by which it is otherwise bound.

“Debt Commitment Letter” shall have the meaning given to it in Section 5.6(a).

“Debt Financing” shall have the meaning given to it in Section 5.6(a).

“Debt Financing Sources” means the Persons who have committed to provide or arrange or otherwise entered into Contracts with respect to the Debt Financing, including the parties to the Debt Commitment Letter, any joinder agreements, credit agreements, indentures, note purchase agreements or other agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and Representatives involved in the Debt Financing and the respective successors and permitted assigns of any of the foregoing.

“Derivative Litigation” means Transaction Litigation or any other shareholder or other derivative litigation against any Person due to the fact such Person is or was a member of the board of directors of Seller, any Company Subsidiary, or the Company Board or an officer of Seller, any Company Subsidiary, or the Company, in each case as of, or at any time prior to, the Closing.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letters” means the Seller Disclosure Letter, the Company Disclosure Letter and the Purchaser Disclosure Letter.

“Disposition Agreement” means that Disposition Agreement, dated October 30, 2019, by and among the Company, MIC Ohana and the Manager.

“Divestiture” shall have the meaning given to it in Section 6.5(d)(i).

“Due Diligence Materials” shall have the meaning given to it in Section 5.12(a).

“Employee Benefit Plans” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each employment, offer letter, individual consulting, bonus, incentive, equity-based compensation, severance, change in control, retention, deferred compensation, vacation, paid time off, fringe benefit or other benefit or compensation plan, program, policy, agreement, Contract or arrangement (x) sponsored or maintained by the Company and/or any of the Company Subsidiaries, or to which the Company and/or any of the Company Subsidiaries contributes (or has an obligation to contribute), (y) sponsored, maintained, contributed to (or required to be contributed to) by Seller or one of its ERISA Affiliates (including MIC Hawaii), other than the Company or any Company Subsidiary, or (z) otherwise with respect to which the Company or any Company Subsidiary has any Liability (including on behalf of any ERISA Affiliate).

“End Date” shall have the meaning given to it in Section 8.1(c).

“Environmental Law” means any Law, including common law, relating to health or safety (regarding Hazardous Materials), pollution or protection of the environment.

“Equity Commitment Letter” shall have the meaning given to it in Section 5.6(a).

“Equity Financing” shall have the meaning given to it in Section 5.6(a).

“Equity Interests” means (a) any partnership interests; (b) any membership interests or units; (c) any shares of capital stock; (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity; (e) any subscriptions, calls, warrants, options, rights of first refusal or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities or obligating a Person to issue, purchase, repurchase, redeem, transfer or sell any shares of its capital stock or other equity interests; (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock or any other equity securities of any of the foregoing; or (g) any other interests classified as an equity security.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with the Company or any of its Subsidiaries, at any relevant time would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Financial Information” shall have the meaning given to it in Section 6.18(b).

“Exhibits” shall have the meaning given to it in Section 1.3.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Financial Advisors” shall have the meaning given to it in Section 3.4.

“Financial Statements” shall have the meaning given to it in Section 4.5(b).

“Financing” shall have the meaning given to it in Section 5.6(a).

“Fraud” means, with respect to any party, an actual and intentional fraud with the making of any representation or warranty by such party set forth in Article III [(Representations and Warranties of Seller)], Article IV [(Representations and Warranties of the Company)], Article V [(Representations and Warranties of Purchaser)] (as applicable), or any certificate required to be delivered by such party pursuant to the terms hereof; provided, that such actual and intentional fraud of such party shall only be deemed to exist if such Person, in each case, had (a) actual knowledge (as opposed to imputed or constructive knowledge) on the date hereof that such representations and warranties (as qualified by the Company Disclosure Letter or Parent Disclosure Letter, as applicable) were false when made, (b) the express intention that the other party would rely on such false representations and warranties to its detriment and (c) the actual and specific intent to deceive a party to this Agreement and to receive a material benefit from such deception. Under no circumstances shall “Fraud” include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-contractual fraud or any other fraud or torts based on recklessness or negligence.

“Funded Indebtedness” means the total amount of Indebtedness outstanding under the Credit Agreement.

“Funded Indebtedness Payoff Letters” shall have the meaning given to it in Section 2.3(b)(ii) [(Closing; Closing Deliverables by Seller)].

“GAAP” means generally accepted accounting principles of the United States of America as in effect from time to time.

“Government Contract” means any Contract of the Company or any Company Subsidiary with any Governmental Entity.

“Governmental Entity” means any supra-national, national, federal, regional, state, local, foreign court, arbitral tribunal or judicial body (public or private), administrative agency, instrumentality, department, board, bureau or commission or other governmental or regulatory agency or authority, or political subdivision thereof, or any securities exchange. Notwithstanding the foregoing, an Airport Authority shall not be deemed to be a Governmental Entity.

“Guarantee” shall have the meaning given to it in the Recitals.

"Guarantors" shall have the meaning given to it in the Recitals.

“Hazardous Materials” means any materials, substances or wastes for which Liability may be imposed pursuant to any Environmental Law, including petroleum or per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IMTT Agreement” means that certain Membership Interest Purchase Agreement dated November 8, 2020 by and between MIC Ohana Corporation, Macquarie Terminal Holdings LLC, RS Ivy Holdco, Inc. and for limited purposes, the Company.

“Incentive Agreement” means each agreement set forth on Section 1.1 of the Company Disclosure Letter, without modification or waiver by Purchaser, Seller, the Company, any Company Subsidiary or any other party thereto following the date of this Agreement.

“Indebtedness” of any Person means (a) any indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (a) or (b); (d) any banker’s acceptances or letters of credit (solely to the extent drawn); (e) lease obligations required to be capitalized under GAAP without giving effect to the adoption of Accounting Standards Codification Topic 842; and (f) all obligations for any premiums, prepayment premiums, penalties, make-whole payments or obligations or other similar costs, fees or expenses incurred in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of the Funded Indebtedness; provided, that, Indebtedness shall not include accounts payable to trade creditors, accrued expenses and deferred revenues, deferred rent under lease obligations, obligations under any interest rate, currency or other hedging agreement, cash from customer deposits, unclaimed property, undrawn letters of credit, the endorsement of negotiable instruments for collection, indebtedness owing from the Company to any of the Company Subsidiaries or from any of the Company Subsidiaries to the Company, or any checks that have been issued but remain outstanding; provided, further, that in no case shall this definition of Indebtedness include any amounts for Taxes.

“Indemnified Person Claim” shall have the meaning given to it in Section 6.7(c).

“Indemnified Persons” shall have the meaning given to it in Section 6.7(a).

“Indemnitees” shall have the meaning given to it in Section 9.2.

“Indemnitor” shall have the meaning given to it in Section 9.3.

“Indenture” means the third supplemental indenture, dated as of October 13, 2016, by and among the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) to the base indenture, dated as of July 15, 2014, between the Company and the Trustee.

“Intellectual Property” means all (a) trademarks, service marks, Internet domain names, logos, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same, (b) patents and applications therefor, inventions (whether or not patentable) and improvements thereto; (c) trade secrets, know-how, and other confidential or proprietary information (including customer and supplier lists and business and marketing plans); (d) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) other intellectual property rights recognized under applicable Law in any jurisdiction throughout the world.

“Interim Financial Statements” means collectively, (x) the Atlantic Interim Financial Statements and (y) the unaudited consolidated balance sheets of each of (1) Atlantic Aviation and its Subsidiaries and (2) the Company and its Subsidiaries and, in each case, the related consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows, in each case, as of the end of and for the three-month period ended March 31, 2021 and, solely for purposes of the definition of Required Information and related provisions, as of the end of and for each subsequent three-month period ended at least 45 days prior to the Closing Date.

“Intervening Event” means any event, occurrence, fact, condition, change, development or effect arising after the date hereof that is material to the business, assets or operation of the Company and the Company Subsidiaries, taken as a whole, that (i) is not known and not reasonably foreseeable by the Company Board as of the date hereof (or, if known or reasonably foreseeable, the consequences of which were not known and not reasonably foreseeable by the Company Board as of the date hereof), (ii) does not relate to the receipt, existence or terms of any Alternative Transaction Proposal, and (iii) does not relate to (A) changes in the market price of the outstanding Common Shares or, after consummation of the Reorganization, of the outstanding Common Units, or (B) the Company or, after consummation of the Reorganization, Seller, meeting, exceeding published or unpublished revenue or earnings projections (it being understood that the underlying causes of any such changes may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

“IRS” shall have the meaning given to it in Section 4.10(f).

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“Knowledge of Purchaser” shall have the meaning given to it in Section 1.4.

“Knowledge of Seller” shall have the meaning given to it in Section 1.4.

“Knowledge of the Company” shall have the meaning given to it in Section 1.4.

“Labor Agreement” shall have the meaning given to it in Section 4.11(a).

“Law” means any statute, law, ordinance, rule, act, code, Order, judgment, injunction, award, decree, writ, approval, concession, requirement, restriction or regulation of any Governmental Entity.

“Leakage” means any payments or transfers of cash, property or assets, by or for the account of the Company or any Company Subsidiary to Seller, MIC Hawaii or any of their respective Affiliates or equityholders (expressly excluding the Company and each Company Subsidiary), including without limitation, with respect to the following:

(a)            a dividend (whether in cash, Equity Interest, property or otherwise), payment or other distribution or return of capital to Seller, MIC Hawaii or any of their respective Affiliates or equityholders (expressly excluding the Company and each Company Subsidiary), including a redemption, repurchase or reduction of any Equity Securities;

(b)            a cost or bonus or other form of ex gratia award or other payment paid to any director, officer, manager or employee of Seller, MIC Hawaii or any of their respective Affiliates or equityholders (expressly excluding the Company and each Company Subsidiary);

(c)            any asset distribution, transfer, purchase or disposal to Seller, MIC Hawaii or any of their respective Affiliates or equityholders (expressly excluding the Company and each Company Subsidiary);

(d)            lending or borrowing between the Company or any Company Subsidiary on the one hand, and Seller, MIC Hawaii or any of their respective Affiliates or equityholders (expressly excluding the Company and each Company Subsidiary), on the other hand, any increase or reduction thereof (whether through repayment, waiver, forgiveness or otherwise); or

(e)            the waiver, forgiveness or discount of any amounts due to the Company or any Company Subsidiary from Seller, MIC Hawaii or any of their respective Affiliates or equityholders (expressly excluding the Company and each Company Subsidiary).

“Leased Real Property” shall have the meaning given to it in Section 4.16.

“Liabilities” means any and all debts, liabilities and obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including claims, losses, Taxes, fines, costs, royalties, proceedings, deficiencies or damages of any kind whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

“Liens” means any lien, pledge, security interest, mortgage, deed of trust, option, right of first offer or refusal, preemptive right, lease or sublease, claim, covenant, right of way, encroachment, encumbrance, easement, license, conditional sale or other title retention device or arrangement, charge or transfer restriction or charge of any kind. For clarity, licenses of Intellectual Property shall not constitute Liens.

“Loss” or “Losses” means, without duplication, (a) any and all damages, losses, Taxes, penalties, fines, interest, claims, actions, causes of action, judgments, settlements, awards, Liabilities, fees, expense or costs, including reasonable fees and expenses of attorneys, accountants, consultants, experts and other professional advisors, and (b) any losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Manager” means Macquarie Infrastructure Management (USA) Inc., the external manager of the Company.

“Material Airport Lease” shall have the meaning given to it in Section 4.14(a)(xvi).

“Material Contracts” shall have the meaning given to it in Section 4.14(a).

“Merger Sub” means Plum Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Seller.

“MIC Equity Plans” means the MIC 2016 Omnibus Employee Incentive Plan and the 2014 Independent Directors Equity Plan.

“MIC Hawaii” shall have the meaning given to it in the preamble to this Agreement.

“MIC Hawaii Assets” shall have the meaning given to it in Section 6.26(a).

“MIC Hawaii Indemnitees” shall have the meaning given to it in Section 9.1.

“MIC Hawaii Liabilities” shall have the meaning given to it in Section 9.1.

“MIC Ohana” means MIC Ohana Corporation, a wholly owned Subsidiary of the Company.

“MIH Confidential Information” means all information (written or oral) that is confidential or proprietary to Seller, MIC Hawaii, and their respective Subsidiaries or is not otherwise generally available to the public regarding Seller, MIC Hawaii, or any of their Subsidiaries. The term “MIH Confidential Information” shall not include information that (a) is or becomes generally available to the public, other than as a result of disclosure by Purchaser, the Company, any Company Subsidiary, or of their respective Affiliates or representatives in violation of this Agreement, (b) becomes available to Purchaser, the Company, any Company Subsidiary, or any of their respective Affiliates or representatives from a Person other than Seller, MIC Hawaii, or any of their Subsidiaries on a non-confidential basis, provided, that such Person was not known by Purchaser, the Company, any Company Subsidiary, or any of their respective Affiliates or representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller, MIC Hawaii, or any of their Subsidiaries or representatives with respect to such information, or (c) is independently developed by or for Purchaser, the Company, any Company Subsidiary, or any of their respective Affiliates or representatives after the Closing and without use of, reliance on or reference to the Confidential Information.

“MSA” means the Third Amended and Restated Management Services Agreement, dated as of May 21, 2015, among the Company, MIC Ohana Corporation and the Manager as it may be amended, restated, supplemented and/or modified from time to time.

“Multiemployer Plan” shall have the meaning given to it in Section 4.10(b).

“New Corporate Names” shall have the meaning given to it in Section 6.24(c).

“Nonparty Affiliates” shall have the meaning given to it in Section 10.14(a).

“Order” means any judgment, order, injunction, decree, settlement, stipulation, decision, ruling, writ, permit, assessment, arbitration (or other) award, verdict or license of any Governmental Entity or any arbitrator.

“Performance Share Unit” means a performance share unit issued by the Company pursuant to a MIC Equity Plan that (i) as of the date hereof, vests on the basis of time and the achievement of performance targets and (ii) is outstanding as of the Closing Date, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such performance share unit, whether or not such receipt is deferred; provided, that, following completion of the Reorganization, references to the Company and Common Shares in this definition of “Performance Share Units” shall be deemed to be references to Seller and “Common Units”, respectively, as the context requires.

“Permits” shall have the meaning given to it in Section 4.8.

“Permitted Leakage” means any of the following payments by the Company or any Company Subsidiary:

(a)            payments required to be made by the Company or any Company Subsidiary pursuant to the terms of this Agreement in connection with the transactions contemplated by this Agreement (including the Reorganization on the terms set forth on Section 1.2 of the Disclosure Letter);

(b)            any payment made or Liability, cost or expense incurred in connection with any matter undertaken at the written request of, or with the prior written consent of, Purchaser;

(c)            payments made by the Company or any Company Subsidiary to any director, officer, manager or employee of the Company or any Company Subsidiary that is (x) in the ordinary course of business and (y) related solely to such director, officer or employee’s provision of services as a director, officer or employee, as applicable; provided, that if such payment is pursuant to a written Contract, such Contract has been made available to Purchaser; and

(d)            any payments set forth on Exhibit C.

“Permitted Liens” means (a) statutory Liens or other Liens arising by operation of Law securing payments (i) not yet due or (ii) which are being contested in good faith, including mechanics’, warehousemens’, suppliers’, materialmens’ and repairmens’ Liens (and, in the case of any such amounts overdue for a period in excess of sixty (60) days, for which adequate reserves have been provided on the Interim Financial Statements to the extent required by GAAP), (b) Liens for Taxes not yet due and payable or for current Taxes that are not yet delinquent or subject to any penalties or which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP on the Interim Financial Statements, (c) Liens affecting the real property set forth in Section 4.16 of the Company Disclosure Letter including (i) easements, rights of way, servitudes, permits, licenses, surface leases, ground leases to municipal agreements, railway siding agreements and other similar rights, easements for streets, alleys, highways, telephone lines, gas pipelines, power lines and railways, and other easements or rights of way on, over or in respect of any such real property which, individually or in the aggregate, do not materially impair the current use, operation, occupancy or value of such real property, (ii) conditions, covenants or other similar restrictions which, individually or in the aggregate, do not materially impair the current use, operation, occupancy or value of the real property affected thereby, (iii) encroachments, defects, exceptions, restrictions, exclusions, encumbrances, and other matters that would be shown in an accurate survey or physical inspection of such real property which, individually or in the aggregate, do not materially impair the current use, operation, occupancy or value of such real property, (iv) Liens in favor of the lessors under the Airport Leases or encumbering the interests of the lessors in such real property, and (v) zoning, entitlement, building and other land use regulations or ordinances imposed by any Governmental Entity or Airport Authority having jurisdiction over any real property, (d) any other Liens, which do not, individually or in the aggregate, materially impair the current use, operation, occupancy or value of, any real property or tangible personal property of the Company or the Company Subsidiaries to which they relate as currently used or operated, (e) Liens securing Indebtedness or Liabilities as disclosed in the Financial Statements, (f) purchase money liens and liens securing rental payments under capital or operating lease arrangements, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) any Liens reflected in the Financial Statements (or the notes thereto), (i) transfer restrictions on any securities of the Company imposed by applicable Law, (j) Liens permitted under existing credit facilities (pursuant to Contracts made available to Purchaser prior to the date hereof) in the ordinary course of business, (k) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders or leases or for similar purposes or (l) any other Liens or imperfections in title (i) being contested in good faith in the ordinary course of business, (ii) for which adequate reserves have been established in accordance with GAAP in the Financial Statements or bonds or other security have been provided or are fully covered by insurance (other than any customary deductible) or (iii) which would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

“Person” means any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, estate, joint stock corporation, unincorporated organization, group, Governmental Entity or Airport Authority.

“Personal Information” means any information that can be used to identify (directly or indirectly) any natural person or otherwise the same as “personal information,” “personal data,” or the equivalent under any applicable Data Protection Requirement.

“Proxy Statement” shall have the meaning given to it in Section 6.19(a).

“Purchase Price” shall have the meaning given to it in Section 2.2(a).

“Purchaser” shall have the meaning given to it in the preamble to this Agreement.

“Purchaser Bound Entities” shall have the meaning given to it in Section 6.5(d).

“Purchaser Disclosure Letter” shall have the meaning given to it in Article V.

“Purchaser Material Adverse Effect” means any change or effect having a material adverse effect on the ability of Purchaser to timely perform its obligations hereunder or timely consummate the transactions contemplated hereby.

“Purchaser Related Parties” shall have the meaning given to it in Section 8.3(d).

“Purchaser Releasee” shall have the meaning given to it in Section 10.14(c).

“Purchaser Releasor” shall have the meaning given to it in Section 10.14(b).

“R&W Insurance Policy” shall have the meaning given to it in Section 6.15.

“Real Property Leases” shall have the meaning given to it in Section 4.16.

“Recovery Costs” shall have the meaning given to it in Section 8.3(c).

“Registered Intellectual Property” shall have the meaning given to it in Section 4.13(a).

“Reimbursable Expenses” means the amounts payable pursuant to the second sentence of Section 6.5(a) [(Regulatory Approvals; Consents)], Section 6.5(b) [(Regulatory Approvals; Consents)], Section 6.19(c) [(Financing)] and the fourth sentence of Section 8.3(c) [(Effect of Termination)].

“Related Transactions” shall have the meaning given to it in Section 6.8.

“Release Agreement” shall have the meaning given to it in Section 2.3(b)(v).

“Releasee” shall have the meaning given to it in Section 10.14(c).

“Releasor” shall have the meaning given to it in Section 10.14(c).

“Representatives” of any Person means such Person’s Affiliates and its and their respective directors, managers, officers, principals, partners, trustees, shareholders, equityholders, members, employees, agents, attorneys, accountants, consultants, advisors or other authorized representatives.

“Required Information” means (i) the Financial Statements and the Interim Financial Statements, (ii) such other financial, business and other pertinent information regarding the Company and the Company Subsidiaries that is reasonably available to or readily obtainable by the Company as Purchaser shall reasonably request from the Company and that is customarily provided by borrowers for inclusion in bank information memoranda for financings of the type contemplated by the Debt Commitment Letter, and (iii) customary authorization letters that contain a customary 10b-5 representation with respect to only that information provided by the Company for use in the confidential information memo referred to below and, if requested by the Purchaser or its financing sources (including the Debt Financing Sources), an authorization of a version of a confidential information memorandum which requires a confirmation that the public-side of such memorandum does not contain any Private Side Information (as defined in the Debt Commitment Letter) for inclusion in any information materials that authorize the distribution of information provided under clause (i) above to prospective lenders; provided, that, it is understood and agreed that such Required Information shall not include any Excluded Financial Information referred to in Section 6.18(b).

“Required Regulatory Approvals” shall have the meaning given to it in Section 7.1(b).

“Restricted Stock Unit” means a restricted stock unit issued by the Company pursuant to a MIC Equity Plan that (i) as of the date hereof, vests solely on the basis of time and (ii) is outstanding immediately prior to or as of the Closing Date, pursuant to which the holder has a right to receive Common Shares, units or cash after the vesting or lapse of restrictions applicable to such restricted stock unit, whether or not such receipt is deferred, including director share units granted under the 2014 Independent Directors Equity Plan, in each case, without modification or waiver by Purchaser, Seller, the Company, any Company Subsidiary or any other party thereto following the date of this Agreement; provided, that, following completion of the Reorganization, references to “the Company” and “Common Shares” in this definition of “Restricted Stock Units” shall be deemed to be references to “Seller” and “Common Units”, respectively, as the context requires.

“Reorganization” shall have the meaning given to it in the Recitals.

“Reorganization Registration Statement” shall have the meaning given to it in the Recitals.

“Return” means all federal, state, local and foreign returns, statements, forms, reports, elections, declarations, estimates, information statements, informational returns or disclosures relating to the determination, assessment or collection of any Tax, including any schedules or attachments thereto or amendments thereof.

“Reverse Termination Fee” shall have the meaning given to it in Section 8.3(b).

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Entity of, or Person ordinarily resident in or organized under the laws of a country or territory that is the target of Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States, including without limitation the Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and The United States Department of State; (b) the European Union or any European Union member states, (c) the United Nations Security Counsel; or (d) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breaches” shall have the meaning given to it in Section 4.13(f).

“Selected Interim Covenants” means the following subsections of Section 6.3(b): clause (iv), clause (vi), clause (vii), clause (ix), clause (x), clause (xv), clause (xvii), clause (xxiv), and clause (xxv).

“Seller” shall have the meaning given to it in the Preamble.

“Seller Consolidated Return” shall have the meaning given to it in Section 6.10(c).

“Seller Disclosure Letter” shall have the meaning given to it in Article III.

“Seller Marks” shall have the meaning given to it in Section 6.24(a).

“Seller Plan” shall mean any Employee Benefit Plan that is not a Company Plan, including, for the avoidance of doubt, any Employee Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by MIC Hawaii and its Subsidiaries.

“Seller Releasee” shall have the meaning given to it in Section 10.14(b).

“Seller Releasor” shall have the meaning given to it in Section 10.14(c).

“Shares” shall have the meaning given to it in the Recitals.

“Solvent” means, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that shall be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its Indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or reasonably believe it shall incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities. For purposes of this definition, having “adequate capital to carry on its business” and not having incurred debts “beyond its ability to pay as such debts mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become absolute and matured.

“STIP” means the Macquarie Infrastructure Corporation Short Term Incentive Plan, as amended from time to time.

“Subsidiary” means, with respect to any Person (for purposes of this definition, such Person is referred to as the “Controlling Entity”), any other Person (a) of which a majority of the outstanding voting securities or other Equity Interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Entity or any of its Subsidiaries and/or (b) with respect to which the Controlling Entity or any of its Subsidiaries is a general partner or managing member.

“Superior Proposal” means an Alternative Transaction Proposal made after the date hereof, having terms that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), considering such factors as the Company Board considers in good faith to be appropriate, would result in a transaction that, if consummated, would be more favorable to the holders of Common Shares (solely in their capacity as such) from a financial point of view than the transactions contemplated hereby (taking into account any revisions to this Agreement made or proposed in writing by Purchaser prior to the time of such determination and after taking into account those factors and matters deemed relevant in good faith by the Company Board, including if deemed relevant by the Company Board, the identity of the Person making the proposal, the conditionality of such proposal, the likelihood of consummation in accordance with the terms of such proposal, and the legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal); provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty percent (20%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Surviving Company” shall have the meaning given to it in the recitals.

“Surviving Company Common Stock” means the common stock, par value $0.001 per share, of the Surviving Company.

“Taxes” means (i) any and all federal, state, local, foreign, provincial, territorial and other income, franchise, gross receipts, premium, windfall or other profits, property, transfer, registration, stamp, license, sales, use, capital gains, capital stock, payroll, occupation, employment, social security, workers’ compensation, unemployment compensation, disability, severance, net worth, excise, customs, ad valorem, value added, unclaimed property and escheat obligations, alternative or add-on minimum withholding and other assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax, whether imposed directly or through withholding by any Taxing Authority, including all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto, and (ii) any successor or transferee liability or any liability that arises by reason of being a member of a consolidated, combined or unitary group, in each case, in respect of any items described in clause (i) above.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the administration and collection of such Tax.

“Third-Party Claim” shall have the meaning given to it in Section 9.5(a).

“Top 20 Locations” shall have the meaning given to it in Section 4.14(a)(xvi). A true and correct list of the Top 20 Locations is set forth in Section 4.14(a)(xvi) of the Company Disclosure Letter.

“Transaction Litigation” shall have the meaning given to it in Section 6.23.

“Transfer Taxes” shall have the meaning given to it in Section 6.9(a).

“Voting Company Debt” shall have the meaning given to it in Section 4.4(a).

“W&C” shall have the meaning given to it in Section 6.12.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Laws (including any state laws relating to plant closings or mass layoffs).

“WS” shall have the meaning given to it in Section 6.12.

Section 1.2            Construction. In this Agreement, unless the context otherwise requires:

(a)            references in this Agreement to “writing” or comparable expressions include references to facsimile transmission or comparable means of communication (including electronic mail); provided, in case of communications among parties hereto, that the sender complies with Section 10.2 [(Notices)];

(b)            the phrases “delivered” or “made available”, when used in this Agreement, mean that the information referred to has been physically or electronically delivered to the relevant parties; provided, that, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the on-line “virtual data room” (established by the Company and/or its Representatives as “Project Plum” and hosted by Datasite) one Business Day before the date hereof;

(c)            words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)            references to Articles, Sections, and Exhibits are references to articles, sections, and exhibits of this Agreement;

(e)            the descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Letters are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(f)            references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(g)            references to “the date hereof” means as of the date of this Agreement;

(h)            the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(i)            this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document (except where otherwise expressly provided), as the same may have been, or may from time to time be, amended, varied, novated or supplemented, except that the descriptions of any Contracts or other documents in the Company Disclosure Letter will not be deemed to list or disclose any amendment, variance, novation or supplement not expressly described therein;

(j)            “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(k)            references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America.

Section 1.3            Exhibits, and the Disclosure Letters. The exhibits (the “Exhibits”) to this Agreement and the Disclosure Letters are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4            Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (a) the “Knowledge of the Company” or “Knowledge of Seller” or words of similar import, it means the actual knowledge of the individuals set forth in Section 1.4 of the Company Disclosure Letter, without inquiry or investigation, and (b) the “Knowledge of Purchaser” or words of similar import, it means the actual knowledge of the individuals set forth in Section 1.4 of the Purchaser Disclosure Letter, without inquiry or investigation.

Article II
THE CLOSING

Section 2.1            Sale and Purchase Shares. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser shall purchase from Seller on the Closing Date and after the consummation of the Reorganization, the Shares free and clear of all Liens other than Liens under applicable securities Laws.

Section 2.2            Purchase Price; Delivery of Funds; Payment of Indebtedness.

(a)            At the Closing, Purchaser shall pay to Seller an amount equal to $3,525,000,000 (the “Purchase Price”) by wire transfer of immediately available funds to the account(s) of Seller specified in writing to Purchaser at least three (3) Business Days prior to the Closing Date; provided, that any delay in the delivery of such wire instructions shall be without prejudice to Seller’s right to receive such payments, which shall promptly be paid upon the later of the Closing Date and the receipt of such wire instructions.

(b)            At the Closing, Purchaser shall pay (which shall include the ability to cause the Company or one of its Subsidiaries to pay) to the holders of the Funded Indebtedness an amount sufficient to repay all such Funded Indebtedness, pursuant to the Funded Indebtedness Payoff Letters, with the result that immediately following the Closing there shall be no further monetary obligations of the Company or any Company Subsidiary with respect to any Funded Indebtedness outstanding immediately prior to the Closing, as set forth in the Funded Indebtedness Payoff Letters.

Section 2.3            Closing; Closing Deliverables.

(a)            The closing of the sale of the Shares (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, or by electronic transmittal of executed documents, as soon as practicable, but in any event, at 10:00 a.m. (New York City time) on the second (2nd) Business Day after the last of the conditions set forth in Article VII [(Conditions Precedent)] is satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions in accordance with this Agreement) or at such other place and time and/or on such other date as Purchaser and Seller may agree in writing; provided, that, the Closing shall not occur earlier than the date that is 45 days from the date of this Agreement. Such date is herein referred to as the “Closing Date.”

(b)            At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)            a certificate signed by an authorized officer of Seller, dated as of the Closing Date, confirming the matters set forth in Section 7.2(a) [(Conditions to the Obligations of Purchaser; Performance)] and Section 7.2(b) [(Conditions to the Obligations of Purchaser; Representations and Warranties)];

(ii)            a duly executed pay-off letter from each of the holders of the Funded Indebtedness (the “Funded Indebtedness Payoff Letters”), stating that all such Funded Indebtedness owing to such holder shall have been fully paid, and confirming all Liens securing such Funded Indebtedness shall have been released, upon the receipt by such holder of funds pursuant to Section 2.2(b) [(Purchase Price; Delivery of Funds; Payment of Indebtedness)];

(iii)            a duly executed certificate and transfer power, or if uncertificated, an assignment in lieu of certificate, in the form attached hereto as Exhibit B [(Form of Stock Power Certificate)], with respect to the assignment of the Shares to Purchaser;

(iv)            a complete and properly executed Internal Revenue Service Form W-9 of Seller; and

(v)            a duly executed counterpart of the Release Agreement in the form attached hereto as Exhibit D (the “Release Agreement”).

(c)            At the Closing, Purchaser shall deliver or cause to be delivered to Seller (i) a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 7.3(a) [(Conditions to the Obligations of Seller; Performance)] and Section 7.3(b) [(Conditions to the Obligations of Seller; Representations and Warranties)], and (ii) a duly executed counterpart of the Release Agreement.

Section 2.4            Withholding. Purchaser, the Company and any of its Affiliates shall be entitled to deduct and withhold from any amounts payable in connection with the transactions contemplated by this Agreement any amounts required to be deducted and withheld under applicable Law; provided; however, that Purchaser, the Company and any of its Affiliates shall use commercially reasonable efforts to first provide Seller with written notice of any expected deduction or withholding at least ten (10) Business Days prior to the Closing Date (such notice shall include the legal authority and the calculation method for the expected deduction or withholding), and the parties hereto shall cooperate in good faith to minimize the amount of any such deduction or withholding to the extent permitted under applicable Law. Any such amounts deducted or withhold and remitted to the applicable Taxing Authority shall be treated as having been paid to the Person in respect of which such deduction or withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter delivered by Seller to Purchaser (the “Seller Disclosure Letter”) in connection with this Agreement and except as disclosed in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company, or incorporated by reference into any such document, in each case on or after December 31, 2019 and prior to the date hereof, and publicly available to review on the date hereof on www.sec.gov/edgar (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Applicable Public Disclosures”), Seller hereby represents and warrants to Purchaser on the date hereof as follows:

Section 3.1             Due Organization, Good Standing and Corporate Power.

(a)             Seller is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)             Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.2             Authorization; Noncontravention.

(a)            Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and all other certificates, instruments, documents and agreements to be delivered by Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. Except for the receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary action. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser and the Company, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)             The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated by this Agreement by Seller will not, (i) subject to the Company Stockholder Approval, conflict with any of the provisions of Seller’s or Merger Sub’s Constituent Documents, (ii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws or set forth in Section 3.3 of the Seller Disclosure Letter, contravene any domestic or foreign Law or any Order currently in effect, or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices set forth in Section 3.3 of the Seller Disclosure Letter, conflict with or result in a breach of, termination, amendment, modification, acceleration or cancellation, create the right to terminate, amend, modify, accelerate, require a repayment (or offer of repayment) or cancel, result in a loss of benefit, or constitute a default (or any event which with or without notice or lapse of time or both would become a default) under, any material Contract to which Seller or Merger Sub is a party or otherwise bound except, in the case of clauses (ii) and (iii) above, for such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, or such conflicts, breaches or defaults which, would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.3             Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired and receipt of all applicable approvals, authorization or consents thereunder, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to Seller in connection with the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transactions contemplated by this Agreement, except for (a) the consents, approvals, authorizations, declarations, registrations, filings, Orders or notices set forth in Section 3.3 of the Seller Disclosure Letter and (b) any other consents, approvals, authorizations, declarations, registrations, filings, Orders or notices which, if not made or obtained, would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.4             Broker’s or Finder’s Fees. Except for the fees of Lazard Frères & Co. LLC and Evercore Group, LLC (collectively, the “Financial Advisors”) (whose fees and expenses shall be paid by the Company in accordance with its agreements with the Financial Advisors), no agent, broker, Person or firm acting on behalf of Seller or Merger Sub is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from Seller or Merger Sub or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.5             Ownership of Shares. Upon the consummation of the Reorganization and as of immediately prior to the Closing, Seller will be the sole Beneficial owner and owner of record of all of the Shares, free and clear of all Liens, other than Liens under applicable securities Laws. At the Closing, Seller will convey to Purchaser good and valid title to all of the Shares, free and clear of all Liens, other than Liens under applicable securities Laws. Seller is not a party to any outstanding option, warrant, call, subscription, conversion, exchange or other right (including any preemptive, repurchase, redemption, registration, “tag-along”, “drag-along”, or co-sale right), agreement or commitment which obligates Seller to issue, sell or transfer, or repurchase, redeem, retire or otherwise acquire, any of the Shares. As of the Closing there will be no voting trusts, stockholder agreements, proxies, registration rights, preemptive rights, co-sale rights or other agreements or understandings to which Seller is a party with respect to the voting, dividend rights, transfer or other disposition of any Shares (other than this Agreement).

Section 3.6             Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, against or affecting Seller or Merger Sub, or any of their respective properties or rights, which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair Seller’s ability to perform its obligations hereunder or timely consummate the transactions contemplated hereby.

Section 3.7             Seller/Merger Sub Activities. Each of Seller and Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby (including the Reorganization). Neither Seller nor Merger Sub has engaged in any activity or business, or incurred any Liabilities or obligations, other than, in each case, those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby (including the Reorganization).

Section 3.8             Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller or any other Person with respect to or on behalf of Seller and Merger Sub (or in any certificate, instrument or document delivered by Seller or any other Person with respect to or on behalf of Seller pursuant hereto), including their respective businesses and assets or the transactions contemplated by this Agreement. Seller hereby disclaims any other express or implied, written or oral, representations or warranties with respect to Seller, Merger Sub, any of their respective Affiliates, the Company or any Company Subsidiary, their respective businesses and assets, the outstanding equity of Seller and Merger Sub and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth in this Article III, Article IV [(Representations and Warranties of the Company)] or any certificate, instrument or document delivered hereunder, the condition of the businesses and assets of the Company and the Company Subsidiaries shall be “as is”, “where is” and “with all faults” and Seller makes no warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to its businesses and any of its assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Neither Seller nor any other Person, is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of Seller or Merger Sub made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Purchaser and its Affiliates and their respective Representatives), and Seller hereby disclaims all Liability and responsibility for any such information and statements. It is understood that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller, Merger Sub, or their respective Affiliates or their respective Representatives.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Purchaser (the “Company Disclosure Letter”) in connection with this Agreement, and except as disclosed in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company, or incorporated by reference into any such document, in each case on or after December 31, 2019 and prior to the date hereof, and publicly available to review on the date hereof on www.sec.gov/edgar (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Purchaser on the date hereof as follows:

Section 4.1             Due Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Section 4.1 of the Company Disclosure Letter sets forth a true, correct and complete list of the name of each Company Subsidiary. Each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company Subsidiaries and the Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available true, correct and complete copies of the Constituent Documents of the Company and each Company Subsidiary, in each case, in full force and effect as of the date hereof.

Section 4.2             Authorization; Noncontravention.

(a)            The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and all other certificates, instruments, documents and agreements to be delivered by the Company as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. Except for the Company Stockholder Approval, the execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or other action. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser and Seller, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The Company Board, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement and the transactions contemplated hereby, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) recommending that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”).

(b)             The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) subject to the Company Stockholder Approval, conflict with any provision of the Constituent Documents of the Company or any of the Company Subsidiaries, (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company Subsidiaries, (iii) subject to the consents, approvals, authorizations, declarations, filings and notices set forth in Section 4.3 of the Company Disclosure Letter, conflict with or result in a breach of, termination, amendment, modification, acceleration or cancellation, create the right to terminate, amend, modify, accelerate, require a repayment (or offer of repayment) or cancel, result in a loss of benefit, or constitute a default (or any event which with or without notice or lapse of time or both would become a default) under, any Material Contract or Airport Lease or (iv) subject to any consents, approvals, authorizations, declarations, filings and notices (A) required under any Antitrust Laws or (B) set forth in Section 4.3 of the Company Disclosure Letter, contravene any domestic or foreign Law or any Order applicable to the Company or by which any of its properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv) above, for such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, or such conflicts, breaches or defaults which, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.3             Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired and receipt of all required approvals, authorizations or consents thereunder, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the consents, approvals or filings set forth in Section 4.3 of the Company Disclosure Letter and (b) any other consents or filings which, if not made or obtained, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.4             Capitalization.

(a)             After the consummation of the Reorganization and immediately prior to the Closing, (i) the authorized capital stock of the Surviving Company will consist of 100 shares of Surviving Company Common Stock, and (ii) 100 shares of Surviving Company Common Stock will be issued and outstanding, all of which will be held by Seller, and will constitute all of the issued and outstanding Equity Interests of the Surviving Company. All of the outstanding Equity Interests of each Company Subsidiary are owned, Beneficially and of record, by the Company or another Company Subsidiary. All issued and outstanding Equity Interests or shares of capital stock or other Equity Interests of each of the Company Subsidiaries, as applicable, have been, and all shares of Surviving Company Common Stock, once issued, will be, duly authorized and validly issued and fully paid and nonassessable, and are not, and will not be, subject to any preemptive rights. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as described in this Section 4.4, neither the Company nor any of the Company Subsidiaries is a party to any outstanding option, warrant, call, subscription, conversion, exchange or other right (including any preemptive right, repurchase, redemption, registration, “tag-along”, “drag-along”, or co-sale), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem, retire or otherwise acquire, any of the membership interests, partnership interests, shares of capital stock or other Equity Interests in the Company or any Company Subsidiary or any Voting Company Debt. There are no voting trusts, stockholder agreements, proxies, registration rights, preemptive rights, co-sale rights or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting, dividend rights, transfer or other disposition of any membership interests, partnership interests, shares of capital stock or other Equity Interests of the Company or any Company Subsidiary, except as set forth in the Constituent Documents of such Company Subsidiary.

(b)             Neither the Company nor any Company Subsidiary owns any Equity Interest in any Person (other than Equity Interests in a Company Subsidiary). Section 4.4(b) of the Company Disclosure Letter sets forth a true and complete list of the issued and outstanding Equity Interest of each Company Subsidiary and the holder(s) thereof. Except as set forth on Section 4.4(b) of the Company Disclosure Letter, the Equity Interests of each of the Company Subsidiaries is owned free and clear of any Liens (other than Liens under applicable securities Laws). Except as set forth on Section 4.4(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has entered into any commitment, arrangement or agreement, or are otherwise obligated to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person.

Section 4.5             Financial Statements; SEC Reports; No Undisclosed Liabilities.

(a)             Section 4.5(a) of the Company Disclosure Letter sets forth the true, correct and complete copies of (i) the audited consolidated balance sheet of Atlantic Aviation FBO, Inc. (“Atlantic Aviation”) and its Subsidiaries and the related consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows for the fiscal years ended December 31, 2020 (such financial statements, the “2020 Atlantic Audited Financial Statements”), December 31, 2019 and December 31, 2018 (together with the 2020 Audited Financial Statements, the “Atlantic Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Atlantic Aviation and its Subsidiaries and the related consolidated statements of operations, comprehensive income, stockholder's equity and cash flows as of the end of and for the three-month period ended March 31, 2021 (the “Balance Sheet Date”) (the “Atlantic Interim Financial Statements” and together with the Atlantic Audited Financial Statements, the “Atlantic Financial Statements”). The Atlantic Financial Statements (i) have been prepared in accordance with GAAP, in all material respects and (ii) fairly present in all material respects the consolidated financial position, results of operations, cash flows and, if applicable, comprehensive stockholders’ equity of Atlantic Aviation and its Subsidiaries as of the respective dates and for the respective periods indicated therein (subject, in the case of the Atlantic Interim Financial Statements, to normal recurring year-end adjustments permitted by GAAP that are not, individually or in the aggregate, material in amount and nature, and to the absence of footnotes).

(b)             The consolidated financial statements of the Company and its Subsidiaries (including any notes thereto) contained in the Company Reports (together with the Atlantic Financial Statements, the “Financial Statements”) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, as permitted by GAAP and the applicable rules and regulations of the SEC (none of which, individually or in the aggregate, are expected to be material in amount or nature). The consolidated financial statements present fairly in all material respects the consolidated financial position, the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates or for the respective periods specified therein, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, as permitted by GAAP and the applicable rules and regulations of the SEC (none of which, individually or in the aggregate, are expected to be material in amount or nature).

(c)            The Company and each Company Subsidiary has filed or furnished, as applicable, all material reports, schedules, forms, certifications, registration statements, prospectuses, proxy statements, amendments and other documents required to be filed by it with, or furnished by it to, the SEC since December 31, 2019 (the “Company Reports”). As of its respective date, or if amended, as of the date of the last such amendment filed prior to the date hereof, each Company Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Company Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 4.5(b), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements.

(d)             Since December 31, 2017, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by the applicable rules and regulations of the SEC and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company Reports.

(e)             The Company and the Company Subsidiaries do not have any Liabilities that are required to be set forth in a consolidated balance sheet (including the footnotes thereto) prepared in accordance with GAAP, except for Liabilities (i) disclosed, reflected or reserved against on the Interim Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date (none of which relates to any breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or any other action), (iii) that are expressly contemplated to be incurred pursuant to the terms of this Agreement or (iv) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(f)             The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries’ for external proposes in accordance with GAAP. Since December 31, 2019, neither the Company, nor to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (2) any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(g)             KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company or Atlantic Aviation as a result of, or in connection with, any disagreements with the Company or Atlantic Aviation on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(h)             Section 4.5(h) of the Company Disclosure Letter sets forth the amount that would be sufficient to repay all of the Funded Indebtedness as if the date hereof were the Closing Date.

(i)             As of the date hereof, except for that certain Credit Agreement, the Company has no indebtedness of the type described in clauses (a) or (b) of the definition of “Indebtedness”.

Section 4.6             Absence of Certain Changes.

(a)             Since the Balance Sheet Date, there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)            Since the Balance Sheet Date, the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course, other than conduct outside the ordinary course in response to the COVID-19 pandemic.

(c)             Since the Balance Sheet Date, none of the Company nor any Company Subsidiary has taken or omitted to take any other action (or agreed or committed to take or omit to take any such action) that would have constituted a breach of any of the Selected Interim Covenants, had Section 6.3(b) [(Conduct of Business of the Company Pending Closing)] been in effect from and after the Balance Sheet Date.

(d)             Since the Balance Sheet Date until the date hereof, none of the Company or any Company Subsidiary has made or authorized any payments or taken any actions which would constitute Leakage, other than the making of payments which constitute Permitted Leakage.

Section 4.7             Compliance with Laws.

(a)             The operations of the Company and the Company Subsidiaries are not being, and since December 31, 2019 have not been, conducted in violation of any Law or Order applicable to the Company or any Company Subsidiary, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2019, the Company has not received written or, to the Knowledge of the Company, oral notice of any actual, alleged or potential violation of any applicable Law or Order except for violations that would not result or reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, and no investigation by any Governmental Entity regarding any such Law or Order is, as of the date hereof, pending or to the Company’s Knowledge, threatened.

Section 4.8             Permits. The Company and the Company Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders issued by or obtained from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or the Company Subsidiaries as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, and/or in compliance with the terms of such Permits, in each case, except to the extent that the failure to hold any such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing except, in each case, where such failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, none of the Company or the Company Subsidiaries has received any notice, and to the Knowledge of the Company, no notice is threatened, from any Governmental Entity or Airport Authority regarding any actual, alleged, possible or potential violation or failure to comply in any material respect with any term or requirement of any such Permit, or any revocation, withdrawal, suspension, cancellation, impairment, forfeiture, limitation or termination or adverse modification thereof.

Section 4.9            Litigation. As of the date hereof, there is, and since December 31, 2019, there has been, no Action pending, and the Company has received no written (or to the Knowledge of the Company, oral) threat of any Action, against the Company or any of the Company Subsidiaries or affecting any of the property or assets owned or used by the Company or any of the Company Subsidiaries, except for Actions that did not, do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10             Employee Benefit Plans.

(a)             Section 4.10(a)(i) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Plan, and Section 4.10(a)(ii) of the Company Disclosure Letter lists each material Seller Plan.

(b)             Except as set forth on Section 4.10(b) of the Company Disclosure Letter, no Company Plan is, and neither the Company nor any of the Company Subsidiaries has incurred or otherwise has any material Liability (including on behalf of an ERISA Affiliate) under or with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) (any such Company Plan, a “Multiemployer Plan”); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of the Company Subsidiaries has any material Liability (including (x) any Liability with respect to any “Multiemployer Plan” (as defined in Section 3(37) of ERISA) or (y) under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 400l(a)(15) of ERISA, currently or formerly maintained or contributed to by any of them, or any other ERISA Affiliate) by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code or Section 4001 of ERISA, which remains unsatisfied.

(c)             With respect to each Multiemployer Plan, (i) no material unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by the Company, any Company Subsidiary, or any ERISA Affiliate, (ii) none of the Company, the Company Subsidiaries or any ERISA Affiliate has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and (iii) all material contributions (including installments) required to be made by the Company or any of the Company Subsidiaries or any ERISA Affiliate have been timely made. No Multiemployer Plan has been terminated or has been in or is expected to become insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other Liability to the Company or any of its Subsidiaries. No withdrawal (whether complete or partial) will occur with respect to any Multiemployer Plan as a result of the transactions contemplated by this Agreement or due to the consummation of a Related Transaction.

(d)             Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Employee Benefit Plan has been established, maintained, funded, operated and administered, in all material respects, in compliance with applicable Law and has been funded, administered and operated in all material respects in accordance with its terms; (ii) neither the Company nor any of the Company Subsidiaries, nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with or relating to any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA or a Tax pursuant to Section 4975 of the Code, and (iii) no Action or claim has been made or commenced, and the Company has received no threat of any Action or claim, against the Company or any Company Subsidiary or otherwise with respect to any Company Plan or, except as could not result in any material Liability to the Company, any Company Subsidiary or Purchaser, any Seller Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims).

(e)             Except as set forth on Section 4.10(e) of the Company Disclosure Letter, no Company Plan provides, and neither the Company nor any Company Subsidiary has promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person beyond those required by COBRA for which the covered Person pays the full premium cost of coverage. Neither the Company nor any Company Subsidiary has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f)             Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (“IRS”) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter or otherwise adversely affect such Employee Benefit Plan’s qualified status. The Company has made available to Purchaser or its counsel true and complete copies of each Company Plan, together with all amendments thereto and, to the extent applicable with respect to any Employee Benefit Plan, (i) all trust agreements, (ii) the most recently filed annual report on IRS Form 5500-series, including any attachments thereto, (iii) the most recent IRS determination letter and/or opinion letter, (iv) the most recent summary plan description (and any summaries of material modification thereto), (v) any non-routine correspondence with any Governmental Entity, and (vi) for any Multiemployer Plan, a copy of the most recent annual funding notice. With respect to any material Seller Plan, the Company has provided to Purchaser complete and current copies, to the extent applicable, of (i) the most recent summary plan description (and any summaries of material modifications thereto) and (ii) the most recent IRS determination, opinion or advisory letter.

(g)            Each Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code has complied in all material respects in both form and operation with the requirements of Section 409A of the Code and the guidance issued thereunder.

(h)            The Company has no obligation to indemnify or reimburse any individual for any additional Taxes or interest imposed on such individual pursuant to Sections 4999 or 409A of the Code.

(i)             Except as set forth on Section 4.10(i) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the contemplated transaction contemplated by this Agreement (either alone or in conjunction with any other event) could (i) accelerate the time of payment, vesting, or funding, or increase the amount, of any compensation or benefit due under any Employee Benefit Plan, (ii) result in the limitation of or restriction of the right of the Company to merge, amend or terminate any company Employee Benefit Plan, (iii) result in the forgiveness of any loan or Indebtedness owed to the Company by any current or former director, officer, employee or individual service provider or non-employee director, or (iv) result in any payments or benefits which could not reasonably be expected to be deductible under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code.

Section 4.11            Labor Matters.

(a)            Section 4.11(a) of the Company Disclosure Letter sets forth a list of collective bargaining agreements or other Contracts with labor unions or other labor organizations to which the Company or any Company Subsidiary is a party or bound by (each a “Labor Agreement”) and except as set forth therein, no employees are represented by any union or labor organization in connection with their employment with the Company or any Company Subsidiary. To the Knowledge of the Company, in the past three years no labor union has made a demand for recognition or certification with respect to the employees of the Company or any of the Company Subsidiaries (the “Company Employees”) nor have there been any other union organizing activities. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, nor to the Knowledge of the Company, has the Company received any threat of any representation or certification proceedings or petitions seeking a representation proceeding to be, brought or filed with the National Labor Relations Board or any other labor Governmental Entity with respect to the Company Employees. In the past three years, there have been no, and to the Knowledge of the Company, the Company has received no threat of any strikes, lockouts, work stoppages, picketing, handbilling, unfair labor practice charges, material labor grievances, material labor arbitrations, or other material collective labor disputes affecting the Company Employees or the Company and Company Subsidiaries.

(b)            With respect to the transactions contemplated by this Agreement, the Company and Company Subsidiaries have no pre-signing notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement, or other Contract.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and for the last three years have been, in compliance with all applicable Laws relating to labor or employment relations or practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance. There is no material Action presently pending, and to the Knowledge of the Company, the Company has received no threat of any Action, against the Company or any of the Company Subsidiaries with respect to its or their labor or employment relations or practices.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and Company Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or Company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Company or Company Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(e)            To the Knowledge of the Company, no current employee of the Company or Company Subsidiaries with annualized compensation at or above $300,000, has provided written notice to the Company or any Company Subsidiary of his or her intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(f)            The Company and Company Subsidiaries have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations in each case that were reported through channels established by the Company or any Company Subsidiaries for purposes of reporting such allegations to the human resources department of the Company or a Company Subsidiary during the preceding three (3) years. With respect to each such allegation that the Company or a Company Subsidiary has reasonably deemed to have merit, the Company and Company Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action.

(g)            Except as set forth on Section 4.11(g) of the Company Disclosure Letter, no material employee layoff, facility closure or shutdown, material reduction-in-force, material furlough, material temporary layoff, material work schedule change or material reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees or independent contractors of the Company or Company Subsidiaries has occurred since March 1, 2020 or are any material workforce changes currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Entity or Airport Authority in connection with or in response to COVID-19. The Company and the Company Subsidiaries have not otherwise experienced any material employment-related liability with respect to COVID-19.

Section 4.12            Tax Matters.

(a)            The Company and each of the Company Subsidiaries has filed or caused to be filed all Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries on or prior to the date hereof (taking into account any applicable valid extension of time within which to file), and all such Returns were correct and complete in all material respects;

(b)            neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Return, except extensions not currently in effect or obtained in the ordinary course of business;

(c)            all material Taxes and Tax liabilities of the Company and the Company Subsidiaries that are due and payable have been paid or adequate reserves have been established on the Financial Statements of the Company and the Company Subsidiaries, as applicable, in accordance with GAAP;

(d)            neither the Company nor any Company Subsidiary has deferred or delayed the payment of any Taxes under provisions of the CARES Act or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act;

(e)            as of the date hereof, neither the Company nor any Company Subsidiary is currently the subject of an audit or other examination relating to the payment of Taxes of the Company or such Company Subsidiary by any Taxing Authority, nor has the Company or any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is contemplated or pending;

(f)            neither the Company nor any Company Subsidiary is presently contesting any material Tax liability of the Company or such Company Subsidiary before any court, tribunal or agency;

(g)            all material Taxes that the Company or any of the Company Subsidiaries is (or was) required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper Taxing Authority to the extent due and payable;

(h)            the Financial Statements of the Company and the Company Subsidiaries accurately and fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the date thereof in accordance with GAAP, and neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business after the date of such Financial Statements (other than with respect to the gain recognized under Section 311(b) of the Code pursuant to the Reorganization);

(i)             there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, except for Permitted Liens;

(j)             neither the Company nor any of the Company Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or one of the Company Subsidiaries) filing a consolidated Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign Law), or as a transferee or successor;

(k)             there are no outstanding written agreements or waivers extending the statutory period of limitations applicable to any Taxes of the Company or any of the Company Subsidiaries;

(l)             neither the Company nor any of the Company Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, other than any commercial agreement the primary subject matter of which is not Taxes, and after the Closing Date, neither the Company nor any of the Company Subsidiaries will be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts.

(m)             neither the Company nor any of the Company Subsidiaries has ever engaged in, consummated, or participated in any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b)(2);

(n)             neither the Company nor any of the Company Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code;

(o)             neither the Company nor any of the Company Subsidiaries is required to include in income following the Closing any amount as a result of an election under Section 965(h) of the Code;

(p)             neither the Company nor any of the Company Subsidiaries are subject to Tax in any country other than their respective countries of incorporation or formation by virtue of having a permanent establishment or other place of business in that country, and in the past seven years, no claim has been made by a Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file Returns that the Company or any of the Company Subsidiaries, as the case may be, is or may be subject to taxation by that jurisdiction;

(q)            neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law); (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax law); (iv) installment sale or open transaction; or (v) prepaid amount received or deferred revenue; and

(r)             neither the Company nor any of the Company Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

Section 4.13            Intellectual Property.

(a)             Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof (specifying the owner thereof and the registration or application number if applicable) of all patents, copyright registrations, or registered trademarks, owned by the Company or any Company Subsidiary, and all pending applications therefor (collectively, “Registered Intellectual Property”). To the Knowledge of the Company, all Registered Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting and enforceable. The Company and each Company Subsidiary has taken commercially reasonable steps to maintain and protect such Registered Intellectual Property so as not to materially and adversely affect the validity or enforceability thereof.

(b)             Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of the Company Subsidiaries exclusively owns all right, title and interest in and to all Intellectual Property owned or purported by the Company to be owned by the Company or one of the Company Subsidiaries, or otherwise has a valid license to use, free and clear of all Liens, except for Permitted Liens, all other Intellectual Property required in the operation of its business as presently conducted (collectively, the “Company IP Rights”), and (ii) in the past three (3) years, no third Person has asserted or threatened to assert a claim in writing (or, to the Knowledge of the Company, otherwise) that the Company or any Company Subsidiary is infringing or misappropriating the Intellectual Property rights of such third Person.

(c)             To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned or purported by the Company or any of the Company Subsidiaries to be owned by them.

(d)             To the Knowledge of the Company, the Company and Company Subsidiaries are not infringing, misappropriating, or otherwise violating, and have not in the past six (6) years infringed, misappropriated, or otherwise violated, any Intellectual Property rights of any other Person.

(e)             The Company Systems are adequate in all material respects for the immediate and reasonably anticipated needs of the Company and the Company Subsidiaries. In the last three (3) years, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused any material disruption or material interruption in or to the conduct of the Company or Company Subsidiaries’ businesses that have not been remedied in all material respects.

(f)             To the Knowledge of the Company, in the last three (3) years, there have been no (and the Company or a Company Subsidiary has not received any written notices of any) actual or alleged material breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) (“Security Breaches”) of (i) the information stored or contained in or transmitted by the Company Systems, (ii) Personal Information collected, processed, stored or maintained by the Company or any Company Subsidiary, or (iii) any trade secrets included in the Company IP Rights, and the Company takes reasonable precautions to prevent any such Security Breaches. There are no pending or expected complaints, actions, fines or other penalties facing the Company or any Company Subsidiary in connection with any such Security Breaches. Neither the Company nor any Company Subsidiary has received any subpoenas, demands or other notices from any Governmental Entity investigating, inquiring into or otherwise relating to any actual or potential violation of any Data Protection Requirement and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is under investigation by any Governmental Entity for any violation of any Data Protection Requirement.

Section 4.14            Material Contracts.

(a)             Section 4.14(a) of the Company Disclosure Letter contains a list, as of the date hereof, of the following Contracts (each Contract set forth or required to be set forth on Section 4.14(a) of the Company Disclosure Letter, and each Contract entered into on or after the date hereof that would be required to be set forth on Section 4.14(a) of the Company Disclosure Letter if entered into prior to the date hereof, a “Material Contract”) to which the Company or a Company Subsidiary is party or by which they or any of their respective assets are bound:

(i)            Contracts (A) involving commitments by the Company or any Company Subsidiary to make payments in excess of $3,000,000 in any twelve-month period or $5,000,000 during the period commencing on the Balance Sheet Date and ending on the end of the term of such Contract or (B) involving payments by the Company or any Company Subsidiary in excess of $3,000,000 in the twelve-month period ending on the Balance Sheet Date, in each case that cannot be terminated without penalty by the Company or any Company Subsidiary upon ninety (90) days’ or less prior notice, other than Airport Leases or Contracts contemplated by clause (iv), below;

(ii)            Contracts relating to any acquisition or disposition of any business, Equity Interests, assets, rights or properties (whether by merger, stock or asset purchase or otherwise, and including any option to acquire) pursuant to which any of the Company or any Company Subsidiary has (A) any unfulfilled obligation to pay any purchase price thereunder in excess of $1,000,000, (B) any deferred purchase price, “earn-out”, purchase price adjustment or similar contingent purchase price payment obligation, or (C) any material indemnification obligations or other material performance obligations outstanding;

(iii)            Contracts (A) involving commitments to make payments to the Company or any Company Subsidiary in excess of $3,000,000 in any 12-month period or $5,000,000 during the period commencing on the Balance Sheet Date and ending on the end of the term of such Contract or (B) involving payments to the Company or any Company Subsidiary in excess of $3,000,000 in the twelve-month period ending on the Balance Sheet Date;

(iv)            Contracts for capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) to be made by the Company or any Company Subsidiary in excess of $3,000,000 individually or $5,000,000 in the aggregate, for any single project or series of related projects, other than Airport Leases;

(v)            Contracts that (A) prohibit or restrict the payment of dividends or distributions with respect to the Equity Interests of the Company or any Company Subsidiary, (B) prohibit or restrict the pledging of any Equity Interests of the Company or any Company Subsidiary, or (C) prohibit or restrict the issuance of guarantees by the Company or any Company Subsidiary;

(vi)            Contracts between the Company or any Company Subsidiary, on the one hand, and Seller, MIC Hawaii or any Affiliate of Seller (other than the Company or any Company Subsidiary), on the other hand, in effect or under which there are any outstanding obligations on the date hereof or will be in effect after giving effect to the Reorganization or which will have any outstanding obligations as of or following the Reorganization;

(vii)            Contracts that (x) materially restrain, limit or impede the Company’s or the Company Subsidiaries’ ability to compete with or conduct any business or line of business, (y) contain a “most-favored-nation” provision or similar obligation, any right of first refusal, right of first offer or similar right, or (z) require the Company or any of the Company Subsidiaries to transact exclusively with any supplier of fuel or other material supplier;

(viii)            Contracts (A) for the employment or engagement of any officer, individual employee, or other Person on a full-time basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever with an annual base compensation in excess of $200,000, (B) requiring the severance payments or payments upon a change-in-control in excess of $200,000 annually, or (C) for the engagement of any individual independent contractor to whom the Company or any Company Subsidiary has made payments in excess of $200,000 in the twelve-month period ending on the Balance Sheet Date or to whom the Company has committed to make payments to in excess of $200,000 following the Balance Sheet Date;

(ix)            Contracts with respect to indebtedness for borrowed money of the Company or any Company Subsidiary (including any contracts for Funded Indebtedness);

(x)            Contracts involving a material loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or material advance to (other than travel and entertainment advances to the employees of the Company and any of the Company Subsidiaries extended in the ordinary course of business), or material investment in, or by which the Company or any Company Subsidiary has guaranteed any material Liability or obligation of, any Person or any Contract relating to the making of any such loan, advance or investment;

(xi)            (A) Government Contracts with any national or federal Governmental Entity, and (B) material Government Contracts with any other Governmental Entity;

(xii)            partnership, joint venture, strategic alliance, joint development or similar Contracts;

(xiii)            Contracts relating to the licensing of any Company IP Rights, whether granted to or by the Company or one of the Company Subsidiaries (other than (A) licenses for commercially available or off-the-shelf software with a replacement cost or annual license, maintenance or subscription fee of less than $200,000 in the aggregate; (B) where such license or grant is immaterial to the business of the Company and Company Subsidiaries; (C) licenses of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms; (D) non-exclusive licenses of Intellectual Property owned by the Company or a Company Subsidiary granted to customer or vendors in the ordinary course of business; (E) where Intellectual Property is implicitly licensed; and (F) rights or licenses granted pursuant to standard form employment or similar agreements with employees or contractors entered into in the ordinary course of business);

(xiv)            Contracts for management services, financial advisory or similar arrangements that will not terminate at the Closing without further liability to or obligations of the Company or the Company Subsidiaries, other than such Contracts that have terminated but have customary indemnification or confidentiality provisions that remain operative;

(xv)            Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute and involving any outstanding payment obligations or containing any restrictions on the operations of the Company or any Company Subsidiary other than any confidentiality, release or non-disparagement provisions;

(xvi)            Airport Leases at any of the top 20 airports, ranked by 2019 EBITDA (the “Top 20 Locations”), at which the Company or any of the Company Subsidiaries operates (each, a “Material Airport Lease”); and

(xvii)            Labor Agreements.

Notwithstanding anything in this Section 4.14, “Material Contracts” shall not include any Contract that will be fully performed or satisfied as of or prior to Closing, or to which neither the Company nor any Company Subsidiary will be a party as of the Closing.

(b)             True and complete copies of all Material Contracts (including any amendments, supplements or other modifications thereto) have been made available to Purchaser. All of the Material Contracts are valid, binding and enforceable against the Company and each Company Subsidiary (to the extent party thereto) and, to the Knowledge of the Company, enforceable by the Company and each Company Subsidiary (to the extent party thereto) against the other parties thereto, in accordance with their respective terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles). Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and each Company Subsidiary (to the extent party thereto) and, to the Knowledge of the Company, each other party thereto is in material compliance with the terms of each Material Contract, and (ii) none of the Company, any Company Subsidiary (to the extent party thereto) or, to the Knowledge of the Company, the other parties thereto is in material default or breach under any Material Contract. As of the date hereof, neither the Company nor any Company Subsidiary has received written (or to the Knowledge of the Company, oral) notice of any material default or breach of, or any intention to cancel, terminate or not renew, or to renegotiate (other than renegotiations of Contracts that are expiring pursuant to their terms, in connection with the renewal or extension thereof) any material terms of, any Material Contract.

Section 4.15            Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is, and since December 31, 2019 has been, in compliance with all applicable Environmental Laws, (ii) the Company and each Company Subsidiary has obtained, and is, and since December 31, 2019 has been, in compliance with, all Permits required to be obtained by the Company or each Company Subsidiary under applicable Environmental Laws in connection with the operation of its properties, assets and business as currently conducted, (iii) there are no written Actions pending, and the Company has received no written threat of any Action, by any Governmental Entity or other Person against the Company or any Company Subsidiary in connection with the past or present operations of the business, properties or assets of the Company or any of the Company Subsidiaries under any Environmental Law, (iv) neither the Company, nor any of the Company Subsidiaries, nor their respective predecessors or Affiliates, have treated, stored, disposed or arranged for disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any Hazardous Materials, so as to give rise to any Liabilities for the Company or any Company Subsidiary under Environmental Laws, (v) neither the Company nor any Company Subsidiary has assumed, provided an indemnity with respect to, or otherwise become subject to Liabilities of any other Person arising under Environmental Laws, (vi) neither the Company nor any Company Subsidiary has settled, compromised, or taken or allowed any other action or inaction, in each case, that has voided, cancelled, reduced or limited, or would reasonably be expected to void, cancel, reduce or limit, its coverage or expected recovery under environmental indemnities granted in connection with the BEC Agreement and the IMTT Agreement; and (vii) neither this Agreement nor the consummation of the transactions contemplated under this Agreement will require filings, approvals or other actions pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. or the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq.; and (viii) Seller, the Company, and MIC Global Services, LLC have furnished to Purchaser copies of all material environmental assessments, audits and reports in their possession or reasonable control relating to the Company, any Company Subsidiary, or their respective past or current properties, facilities or operations.

Section 4.16            Real Property. The Company and the Company Subsidiaries do not own any real property. Section 4.16 of the Company Disclosure Letter contains a true and complete list of all (a) material real property leased by the Company or a Company Subsidiary other than pursuant to an Airport Lease, and all real property leased by the Company or a Company Subsidiary pursuant to a Material Airport Lease (the “Leased Real Property”) and (b) the leases with respect to such Leased Real Property (other than Airport Leases) (collectively, the “Real Property Leases”) to which the Company or any of the Company Subsidiaries is a party (as lessee, sublessee, sublessor or lessor). True and correct copies of such Real Property Leases have been made available to Purchaser. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid leasehold interests or other rights to use all of the Leased Real Property that is necessary to permit the Company and the Company Subsidiaries to conduct their business as and where currently conducted, in each case free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in default under any Real Property Lease, and (ii) to the Knowledge of the Company, no other party to any Real Property Lease is in default under any such Real Property Lease.

Section 4.17            Certain Business Practices.

(a)             Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, since December 31, 2019, (i) neither the Company nor any Company Subsidiary, and none of their respective directors, officers, employees, agents, or representatives (acting on behalf of the Company or any Company Subsidiary) has directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Person to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, or otherwise violated any applicable Anti-Corruption Law, and (ii) the Company has adhered to policies, procedures, and a system of internal controls as required by, and adequate to ensure compliance with, applicable Anti-Corruption Laws.

(b)            Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, since December 31, 2019, neither the Company nor any Company Subsidiary, and none of their respective directors, officers, employees, agents, or representatives (i) has been or is a Sanctioned Person, (ii) has transacted business with or for the benefit of any Sanctioned Person in violation of Sanctions, or (iii) has otherwise violated applicable Sanctions or Ex-Im Laws.

Section 4.18            Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement (except to the extent amended or supplemented by the Company, in which case this Section 4.18 shall apply to such information as so amended or supplemented), as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied to the Company in writing by Purchaser or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.19            Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, (b) neither the Company nor any Company Subsidiary is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any such policy, (c) no written notice of material default, termination, cancellation, invalidation or nonrenewal has been received by the Company or any Company Subsidiary and (d) all premiums due have been paid. To the Knowledge of the Company, there are no pending claims by the Company or any Company Subsidiary to which the insurers have denied coverage or otherwise reserved rights.

Section 4.20            Broker’s or Finder’s Fees. Except for the fees of the Financial Advisors (whose fees and expenses shall be paid by the Company in accordance with its agreements with the Financial Advisors), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company, any Company Subsidiary or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.21            Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by the Company in this Article IV [(Representations and Warranties of the Company)] (as modified by the Company Disclosure Letter) are the exclusive representations and warranties made by the Company or any other Person with respect to the Company and the Company Subsidiaries (other than Seller in accordance with Article III [(Representations and Warranties of Seller)] and in any certificate, instrument or document delivered pursuant hereto), including the businesses and assets of each of them or the transactions contemplated by this Agreement. The Company and Seller hereby disclaim any other express or implied, written or oral, representations or warranties with respect to the Company, any Company Subsidiary, the businesses and assets of the Company and the Company Subsidiaries, the Surviving Company Common Stock and the transactions contemplated by this Agreement or any transactions contemplated by any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth herein (including the representations and warranties set forth in Article III [(Representations and Warranties of Seller)], this Article IV [(Representations and Warranties of the Company)] and in any certificate, instrument or document delivered hereunder), the condition of the businesses and assets of the Company and the Company Subsidiaries and the Surviving Company Common Stock shall be “as is”, “where is” and “with all faults” and neither the Company nor Seller makes any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses and any of the assets of the Company or any Company Subsidiary or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Neither the Company, Seller nor any other Person is, directly or indirectly, making any representations or warranties regarding any pro forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company or any of the Company Subsidiaries made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Purchaser and its Affiliates and their respective Representatives), and the Company and Seller hereby disclaim all Liability and responsibility for any such information and statements. It is understood that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company, Seller or their respective Affiliates or their respective Representatives or otherwise modify or affect the representations and warranties made by the Company and Seller in this Agreement and in any certificate, instrument or document delivered hereunder.

Section 4.22            Sufficiency of Assets.

(a)            Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, the personal property, properties, assets, interests and rights owned, licensed, or leased by the Company and the Company Subsidiaries, include all personal property, properties, assets, interests and rights used or held for use in connection with, or necessary for, the conduct of the business of the Company and the Company Subsidiaries (but excluding for the avoidance of doubt, the business of MIC Hawaii and its Subsidiaries) (the “Business”), necessary and sufficient for the continued conduct of the Business after the Closing, including after giving effect to the Reorganization, in substantially the same manner as of the date of this Agreement.

(b)            Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to, or a valid leasehold interest in, all tangible personal property and other real or tangible assets, including any Equity Interest in any Company Subsidiary and the real or tangible properties, equipment and assets used or held for use by the Company and the Company Subsidiaries, located on the Leased Real Property, or shown on the Atlantic Audited Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for properties and assets (which are not material individually or in the aggregate) disposed of in the ordinary course of business since March 31, 2021.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter delivered by Purchaser to Seller (the “Purchaser Disclosure Letter”) in connection with this Agreement, Purchaser hereby represents and warrants to Seller on the date hereof as follows:

Section 5.1            Due Organization, Good Standing and Corporate Power. Purchaser is a Delaware limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction, including its jurisdiction of organization, in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has delivered prior to the date hereof to the Company copies of its Constituent Documents, as amended and in full force and effect as of the date hereof. Purchaser is not in violation of any of the provisions of its Constituent Documents.

Section 5.2            Authorization; Noncontravention.

(a)             Purchaser has the requisite limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Purchaser and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, the consummation by Purchaser of the transactions contemplated hereby and thereby and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized and approved by all necessary limited liability company action. This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby shall be, duly executed and delivered by Purchaser. Assuming that this Agreement constitutes a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(b)            The execution and delivery by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any provisions of the Constituent Documents of Purchaser, (ii) conflict with, result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws or set forth in Section 5.3 of the Purchaser Disclosure Letter, contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults or accelerations which, or such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.3            Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement.

Section 5.4            Compliance with Laws. Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser is in compliance with all Laws and Orders applicable to it. Neither Purchaser nor any of its officers, managers, directors or, to the Knowledge of Purchaser, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Purchaser is a Person that is, or is owned or controlled by Persons that are, (i) the target of any Sanctions, or (ii) a Sanctioned Person. Purchaser will not make any payments under this Agreement using funds related to any activities, business, or transaction involving or with any person that is the target of Sanctions or any Sanctioned Person, or in any manner that would result in the violation of any applicable Sanctions. Neither Purchaser nor any of its officers, managers, directors or, to the Knowledge of Purchaser, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Purchaser is or has been in the past five (5) years in violation of Sanctions or is engaged in any activity that would reasonably be expected to result in Purchaser being designated as a target of Sanctions. Neither Purchaser nor any of its officers, managers, directors or, to the Knowledge of Purchaser, employees, agents or other Representatives acting on behalf of or on the express, implied or apparent authority of Purchaser is subject to any pending or threatened (in writing) investigations or proceedings with respect to Sanctions.

Section 5.5            Litigation. There is no Action pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser, or any of its properties or rights, which would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.6            Financing.

(a)            At the Closing, assuming the Financing is funded in accordance with the terms and conditions of the Debt Commitment Letter and Equity Commitment Letters, Purchaser shall have the financial capability and sufficient unrestricted funds available (through cash on hand, unrestricted cash available to them under the Financing or otherwise) necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, including to enable them to make all payments under Section 2.2 [(Purchase Price; Delivery of Funds; Payment of Indebtedness)], pay all other amounts to be paid or repaid by Purchaser under this Agreement (whether payable on or after the Closing) and, pay all of Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement (including under the Financing). The obligations of Purchaser under this Agreement are not contingent on the availability of financing. Concurrently with the execution of this Agreement, Purchaser has delivered to the Company correct and complete copies (expressly subject to the confidentiality obligations set forth in Section 6.2) of (i) an executed equity commitment letter addressed to Purchaser, dated as of the date hereof (the “Equity Commitment Letter”), from the Guarantors to provide equity financing in accordance with the terms of the Equity Commitment Letter (the “Equity Financing”) and (ii) an executed debt commitment letter and each executed fee letter and, if applicable, engagement letter associated therewith (provided, that provisions in the fee or engagement letter related solely to fees, pricing economic terms and economic portions of the “market flex” provisions agreed to by the parties may be redacted in a customary manner (none of which redacted provisions adversely affect the availability of, or impose additional restrictions on the availability of, the Debt Financing)), dated as of the date hereof (such commitment letter(s), including all exhibits, schedules, annexes, supplements and amendments thereto and each such fee letter and engagement letter, collectively, the “Debt Commitment Letter”), providing the terms and conditions upon which the Debt Financing Sources have committed to provide debt financing in accordance with the terms of the Debt Commitment Letter (the “Debt Financing”, and together with the Equity Financing, the “Financing”). Each of the Company and Seller is an express third-party beneficiary of the Equity Commitment Letter as specified therein. The Equity Commitment Letter in the form so delivered is, and the Debt Commitment Letter in the form so delivered is (as to Purchaser and, to the Knowledge of Purchaser, the other parties thereto), valid and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, the commitments with respect to the Debt Commitment Letter and the Equity Commitment Letter have not been withdrawn, terminated or otherwise amended or modified in any respect (subject to any applicable “flex” provisions under the Debt Commitment Letter or related fee letter (which, in any event, do not add or increase any conditions to availability of the applicable Financing)) and no withdrawal, termination, amendment or modification is contemplated or pending, and no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to, constitute a default or breach on the part of Purchaser, the Guarantors, their respective Affiliates, or, to the Knowledge of Purchaser, any other Person, under any term or condition of the Equity Commitment Letter or the Debt Commitment Letter. As of the date hereof, the Equity Commitment Letter and the Debt Commitment Letter (together with any fee letter and/or engagement letter referred to therein) constitute the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, except as set forth, described or provided for in the Equity Commitment Letter and the Debt Commitment Letter (subject to any applicable “flex” provisions under the Debt Commitment Letter or related fee letter (which, in any event, do not add or increase any conditions to the funding of the applicable Financing)), (x) there are no (A) conditions precedent to the obligations of the Guarantors to fund the Equity Financing, or (B) conditions precedent to the respective obligations of the Debt Financing Sources to provide the Debt Financing, and (y) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement (or otherwise) to which Purchaser or any of its Affiliates is a party that would permit the Guarantors or any of the Debt Financing Sources to reduce the total amount of the Equity Financing or the Debt Financing, respectively, or impose any additional condition precedent to the availability of the Equity Financing or the Debt Financing, respectively. As of the date hereof, assuming the satisfaction in full of the closing conditions set forth in Section 7.1 [(Conditions to the Obligations of Each Party)] and Section 7.2 [(Conditions to the Obligations of Purchaser)], Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the funding contemplated in the Financing will not be made available to Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement. Purchaser has fully paid any and all commitment fees, if any, or other fees required by the Equity Commitment Letter and the Debt Commitment Letter to be paid as of the date hereof. The aggregate proceeds of the Financing, when funded in accordance with the Equity Commitment Letter and the Debt Commitment Letter, will provide financing to Purchaser, together with any other sources of immediately available unrestricted funds that are accessible by Purchaser, sufficient to pay all amounts to be paid by Purchaser at the Closing, and all of Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement. None of Purchaser or any of its Subsidiaries or Affiliates (for purposes of this Section 5.6, Affiliates shall be deemed to include each direct or indirect investor in Purchaser) have entered into any Contract at the direction or on behalf of such Person prior to the date hereof prohibiting or seeking to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide debt financing or financial advisory services to any person in connection with a transaction relating to the Company or the Company Subsidiaries in connection with the transactions contemplated hereby.

(b)             Concurrently with the execution of this Agreement, Purchaser has delivered the duly executed Guarantee to Seller and the Company. The execution, delivery and performance by the Guarantors of the Guarantee have been duly and validly authorized by all necessary limited partnership, corporate or other similar action. The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s right generally, and by general equitable principles). The obligations and commitments contained in the Guarantee have not been withdrawn or rescinded in any respect and as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or violation of, or default under, the Guarantee.

Section 5.7            Solvency. Purchaser is not entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates. Immediately after giving effect to the transactions contemplated hereby, assuming (a) the accuracy of the representations and warranties of Seller and the Company set forth in this Agreement (without giving effect to any “materiality”, “Company Material Adverse Effect” or similar qualifications or exceptions), (b) the satisfaction of each of the conditions to Purchaser’s obligation to consummate the transactions contemplated hereby, (c) the consummation of the financing transactions contemplated by the Commitment Letters on the terms thereof as in effect on the date hereof and (d) the estimates, projections or forecasts provided by or on behalf of Seller or the Company to Purchaser prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, the Company and the Company Subsidiaries shall be Solvent and shall have adequate capital to carry on their respective businesses.

Section 5.8             Interests in Competitors. Neither Purchaser nor any other Purchaser Bound Entity competes directly in any markets or market segments within the lines of business of the Company or any of the Company Subsidiaries.

Section 5.9             Information in Proxy Statement. None of the information supplied or to be supplied by Purchaser in writing specifically for inclusion or incorporation by reference in the Proxy Statement (except to the extent amended or supplemented by Purchaser, in which case this Section 5.9 shall apply to such information as so amended or supplemented), as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 5.10            Investment Intent.

(a)             Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Shares in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b)             Purchaser qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c)             Purchaser understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Purchaser can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the Shares to be acquired by it pursuant to the transactions contemplated hereby.

(d)             Purchaser understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Purchaser acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Purchaser acknowledges that there is no public market for the Shares and that there can be no assurance that a public market shall develop.

Section 5.11            Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Purchaser is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 5.12            Acknowledgment by Purchaser; Company’s Liability. Purchaser has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects the Company and the Company Subsidiaries, which investigation, verification, review and analysis was conducted by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser’s Representatives. Without limiting any of specific representations and warranties of Seller set forth in Article III [(Representations and Warranties of Seller)] and of the Company set forth in Article IV [(Representations and Warranties of the Company)] (as modified by the Company Disclosure Letter) or any certificate, instrument or document delivered hereunder, Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representations or opinions of Seller, the Company or any of their respective Representatives (except the specific representations and warranties of Seller set forth in Article III [(Representations and Warranties of Seller)] and of the Company set forth in Article IV [(Representations and Warranties of the Company)] and any certificate, instrument or documented delivered hereunder). Without limiting any of the specific representations and warranties of Seller set forth in Article III [(Representations and Warranties of Seller)] and of the Company set forth in Article IV [(Representations and Warranties of the Company)] (as modified by the Company Disclosure Letter) or any certificate, instrument or document delivered hereunder or any other rights set forth in this Agreement, Purchaser acknowledges and agrees, to the fullest extent permitted by Law, that:

(a)            none of Seller, the Company, any of their respective Subsidiaries or any of their respective directors, officers, partners, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to Seller, the Company or their respective Subsidiaries made available to Purchaser, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of Seller, the Company or any of their respective Subsidiaries, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of Seller or the Company, or in any other form (such information, collectively, “Due Diligence Materials”), (ii) any information delivered or made available pursuant to Section 6.1(a) [(Access to Information Concerning Properties and Records)], or Section 6.18 [(Financing)], or (iii) the pro-forma financial information, projections or other forward-looking statements of Seller, the Company or any of their respective Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement;

(b)            none of Seller, the Company, their respective Subsidiaries or any of their respective directors, officers, partners, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to Seller or the Company provided to Purchaser, in materials made available in the Company’s “data room” (virtual or otherwise), in presentations by Seller’s or the Company’s management or otherwise), to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom);

(c)            without limiting the generality of the foregoing, neither Seller nor the Company makes any representation or warranty regarding any third party beneficiary rights or other rights which Purchaser might claim under any studies, reports, tests or analyses prepared by any third parties for Seller, the Company or any of their respective Affiliates, even if the same were made available for review by Purchaser or its Representatives; and

(d)            without limiting the generality of the foregoing, Purchaser expressly acknowledges and agrees that none of the documents, information or other materials provided to it at any time or in any format by Seller, the Company or any of their respective Affiliates or Representatives constitute legal advice, and Purchaser waives all rights to assert that it received any legal advice from Seller, the Company, any of their respective Affiliates, Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

Section 5.13            Exclusivity of Representations. The representations and warranties made by Purchaser in this Article V are the exclusive representations and warranties made by Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties with respect to itself.

Article VI
COVENANTS

Section 6.1            Access to Information Concerning Properties and Records.

(a)            During the period commencing on the date hereof and ending at the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 8.1 [(Termination)], except as prohibited by applicable Law, the Company shall, and shall cause the Company Subsidiaries to, upon reasonable prior notice and during regular business hours, afford Purchaser and its Representatives reasonable access to the Representatives, material properties, books and records of the Company and the Company Subsidiaries to the extent reasonably necessary for Purchaser to familiarize itself with such properties and other matters; provided, that (x) such access shall not unreasonably disrupt the operations of the Company or its Subsidiaries and Purchaser shall use its commercially reasonable efforts to minimize any such disruption, (y) such access shall be in compliance with, and subject to, all applicable safety requirements of Seller, the Company, and the Company Subsidiaries, including with respect to COVID-19 and those imposed in connection with any civil unrest, and (z) the Company shall be entitled to have representatives present in connection with all such access. Notwithstanding anything to the contrary contained in this Agreement, the Company and/or the Company Subsidiaries shall not be required to (A) provide any information or access that the Company reasonably believes could violate applicable Law, including Antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney-client privilege (provided, that in the event that the restrictions in this clause (A) apply, the Company shall notify Purchaser of any such restrictions and the request to which they apply and thereafter, the Company shall use commercially reasonable efforts to provide or cause to be provided to Purchaser such access or information in a manner that would not be reasonably likely, in the reasonable determination of the Company’s counsel, to result in any such violation or forfeiture), (B) provide any information relating to the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, or (C) conduct, or permit Purchaser or any of its Representatives to conduct, any Phase I or Phase II environmental site assessment or investigation or other environmental sampling relating to any real property owned by or leased to the Company and/or the Company Subsidiaries. Purchaser acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, all documents, materials, communications, analyses and other information relating to the sale process, and bids received from Purchaser and other Persons in connection with the transactions contemplated by this Agreement that are in the possession of Seller, the Company or any of their respective Subsidiaries as of the date hereof and through the Closing will be transferred to Seller prior to or as of the Closing and Seller shall not be required to grant access to such documents, materials and other information to Purchaser or any of their respective Affiliates at any time, and such documents, materials and other information shall not be deemed Confidential Information. Prior to any entry upon or physical inspection of any location pursuant to this Section 6.1, Purchaser shall execute and deliver to the Company an access and indemnity agreement in a commercially reasonable form to be provided by the Company promptly after the date hereof and shall provide evidence of liability insurance coverage reasonably acceptable to the Company.

(b)             Purchaser hereby agrees that neither it nor any of the Purchaser Bound Entities is authorized to, and shall not (and shall not permit any of its Purchaser Bound Entities, employees, counsel, accountants, consultants, financing sources and other authorized Representatives to, on its behalf), other than in the ordinary course of business unrelated to the transactions contemplated by this Agreement, contact any competitor, supplier, distributor or customer of the Company or any of its Subsidiaries, prior to the Closing without the Company’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 6.1(b) shall prohibit Purchaser and its financing sources from approaching banks and other financial institutions that have existing relationships with the Company and the Company Subsidiaries in connection with their potential or actual participation in the Financing, subject to such banks and financial institutions agreeing to be bound by confidentiality standards equal to or more stringent than those under which Purchaser is bound pursuant to this Agreement.

Section 6.2            Confidentiality. Information obtained by Purchaser and its Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement. If this Agreement is terminated for any reason, the duration of the non-solicitation and non-hire provisions and the term of the Confidentiality Agreement shall be deemed extended, without further action by the parties, for a period of time equal to the time elapsed between the date such Confidentiality Agreement was initially signed and the date this Agreement is terminated. From and as of the Closing Date, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto as it relates to Material (as defined in the Confidentiality Agreement) that relates solely to the Company and the Company Subsidiaries and shall no longer be binding with respect thereto. For the avoidance of doubt, the Confidentiality Agreement shall survive in accordance with its terms (as extended by the second sentence of this Section 6.2) with respect to Material that relates to Seller, Macquarie Terminal Holdings LLC, MIC Hawaii, MIC Renewable Energy Holdings LLC and their respective Subsidiaries (other than the Company and the Company Subsidiaries). Notwithstanding anything herein to the contrary, Purchaser shall not, shall cause the Company and the Company Subsidiaries not to, and shall direct their respective Affiliates and Representatives not to, disclose any Confidential Information that relates to any Derivative Litigation without the prior written consent of the defendants in such Derivative Litigation; provided, that notwithstanding the foregoing, if Purchaser, the Company, any Company Subsidiaries or their respective Affiliates or Representatives are requested or required to disclose (after such party has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with such defendants, as applicable, about such Person’s intention to make, and the proposed contents of, such disclosure) any of such Confidential Information pursuant to applicable Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), (x) Purchaser shall, shall cause the Company or any Company Subsidiaries to, or shall direct such Affiliate or Representative to, provide such defendants, as applicable, with prompt written notice of such request so that such defendants, as applicable, may seek an appropriate protective order or other appropriate remedy, (y) at any time that such protective order or remedy has not been obtained, Purchaser, the Company, any Company Subsidiaries or their respective Affiliates or Representatives, may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction by a Governmental Entity with competent jurisdiction, and (z) such party shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

Section 6.3             Conduct of Business by the Company Pending the Closing.

(a)            The Company and Seller agree that, except (i) as set forth in Section 6.3(a) of the Company Disclosure Letter, (ii) as may be expressly required by or expressly provided for in this Agreement, (iii) as required by applicable Law, a Governmental Entity or Airport Authority, or any Contract to which the Company or any Company Subsidiary is bound and which has been made available to Purchaser, (iv) to take such reasonable action as is necessary in the event of an emergency, disaster, catastrophe, or other similar emergency condition to protect life, property or the environment or comply with public health requirements or (v) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within five (5) Business Days from the date on which written request for such consent reasonably describing the subject matter is provided by the Company to Purchaser, so long as all reasonable questions of Purchaser regarding such matter timely delivered to the Company have been answered during such period, based on information held by the Company and the Company Subsidiaries at such time, to the reasonable satisfaction of Purchaser), during the period commencing on the date hereof and ending at the earlier of (A) the Closing and (B) termination of this Agreement pursuant to Section 8.1 [(Termination)], the Company shall, and shall cause the Company Subsidiaries to and to the extent applicable, Seller shall cause the Company and the Company Subsidiaries to, conduct its and their respective operations in all material respects in the ordinary course of business materially consistent with past practice and use its and their commercially reasonable efforts to (w) preserve intact its and their respective business organizations, (x) maintain their assets and properties (including all of its leased real property) materially consistent with past practice, (y) keep available the services of their executive officers and (z) maintain in all material respects goodwill and satisfactory relationships with Persons having business relationships with them, including all Governmental Entities and Airport Authorities.

(b)             In furtherance and not in limitation of Section 6.3(a), the Company and Seller agree that during the period commencing on the date hereof and ending at the earlier of (x) the Closing and (y) termination of this Agreement pursuant to Section 8.1 [(Termination)], except (A) as set forth in Section 6.3(b) of the Company Disclosure Letter, (B) as may be expressly required by or expressly provided for in this Agreement, (C) as is required to consummate the Reorganization pursuant to the express terms set forth on Section 1.2 of the Disclosure Letter, (D) as required by applicable Law, a Governmental Entity or Airport Authority, or any Contract to which the Company or any Company Subsidiary is bound and which has been made available to Purchaser prior to the date hereof; provided, that the Company shall provide Purchaser with notice of such action taken as soon as reasonably practicable thereafter, (E) to take such reasonable action as is necessary in the event of an emergency, disaster, catastrophe, or other similar emergency condition to protect life, property or the environment or comply with public health requirements; provided, that the Company shall provide Purchaser with notice of such action taken as soon as reasonably practicable thereafter or (F) with the prior written consent of Purchaser; provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within five (5) Business Days from the date on which written request for such consent reasonably describing the subject matter is provided by the Company to Purchaser, so long as all reasonable questions of Purchaser regarding such matter timely delivered to the Company have been answered during such period, based on information held by the Company and the Company Subsidiaries at such time, to the reasonable satisfaction of Purchaser, the Company shall not, and shall cause the Company Subsidiaries not to (and to the extent applicable, Seller shall cause the Company and the Company Subsidiaries not to), effect any of the following:

(i)             make any change in or amendment to its Constituent Documents;

(ii)            issue, pledge, suffer a Lien or sell, or authorize the issuance, pledge, existence of a Lien or sale of, any units, membership interests, partnership interests or capital stock or any other Equity Interests, as applicable, or issue, pledge, suffer a Lien or sell, or authorize the issuance, pledge, existence of a Lien or sale of, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any units, membership interests, partnership interests, capital stock, or any other Equity Interests, as applicable; provided, that this clause (ii) shall not apply to any such actions taken by the Company with respect to its own capital stock prior to the consummation of the Reorganization;

(iii)            split, combine, adjust, subdivide, redeem or reclassify, or purchase or otherwise acquire, or make any commitments to do any of the foregoing with respect to, any units, shares of capital stock, membership interests, partnership interests or other Equity Interests, as applicable, other than any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other Equity Interests; provided, that this clause (ii) shall not apply to any such actions taken by the Company with respect to its own capital stock prior to the consummation of the Reorganization;

(iv)            sell, transfer, lease, sublease, license, abandon, let lapse or otherwise dispose of (x) any Airport Lease or (y) any assets, Equity Interest or properties for a purchase price in the aggregate in excess of $1,000,000, except (A) for inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force on the date hereof and made available to Purchaser, (C) dispositions of obsolete or immaterial assets, (D) transfers among Company and its wholly-owned Company Subsidiaries, or (E) non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(v)            take any action (or fail to take any action) that would subject any of its material assets or properties to a Lien (other than a Permitted Lien) that will not be fully discharged at Closing without any Liability to the Company or any Company Subsidiary;

(vi)            declare, set aside or pay any stockholder or member or other Equity Interest holder any dividend or other distribution (whether in cash, Equity Interests or other assets or combination thereof) in respect of any Equity Interests or otherwise make any payments to the holders of Equity Interests of the Company or any Company Subsidiary, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary;

(vii)           merge or consolidate with any other Person, except that a Company Subsidiary may merge with another wholly-owned Company Subsidiary (to the extent such merger does not have an adverse tax effect on the Company or any Company Subsidiary);

(viii)          amend in any material respect, cancel, terminate or initiate the termination of or waive any material right under, any Material Contract, Real Property Lease, or Airport Lease, or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, or Airport Lease; provided, however, that the Company and the Company Subsidiaries may, solely in the ordinary course of business, (x) allow any Material Contract, Real Property Lease or Airport Lease to expire in accordance with its terms or (y) enter into new Contracts, Real Property Leases or Airport Leases in replacement of existing Material Contracts, Real Property Leases or Airport Leases, or otherwise extend such Material Contracts, Real Property Leases or Airport Lease, in each case of this clause (y), that have expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the relevant date of determination, but only on terms that are not materially less favorable, in the aggregate, to the Company or any Company Subsidiary than such expiring Material Contract, Real Property Lease or Airport Lease;

(ix)          (A) incur or guarantee any indebtedness for borrowed money or obligations evidenced by bonds, notes or similar instruments, other than (1) intercompany indebtedness, (2) letters of credit or (3) borrowings under the Credit Agreement in an amount not to exceed $15,000,000 in the aggregate, in each case of subclauses (1) through (3) above, incurred in the ordinary course of business, (B) make any loans or advances to any other Person, other than loans and advances to wholly-owned Company Subsidiaries or employees consistent with past practice, (C) agree to any increase in the aggregate commitments outstanding under existing credit facilities (including with respect to letters of credit issued thereunder) or (D) cancel any Indebtedness payable to the Company or any Company Subsidiary (other than any intercompany Indebtedness owed by the Company or any Company Subsidiary to the Company or another wholly-owned Company Subsidiary), or waive any claims or rights to make any loan, advance or capital contribution to any Person;

(x)            except as may be required by Law, any Governmental Entity or under GAAP or other applicable accounting rules or standards, (1) make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures, (2) file any amendment to any Return, (3) settle or compromise any material Tax liability, (4) agree to any extension or waiver of the statute of limitations, (5) enter into any closing agreement with respect to any material amount of Taxes, or (6) take any action to surrender any right to claim a material Tax refund;

(xi)            (1) grant or agree to grant to any director, officer, employee or service provider of the Company or the Company Subsidiaries any material increase or decrease in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, (2) establish, adopt, or enter into any new Company Plan or amend or agree to amend in any material respect or terminate any existing Company Plans (or arrangements that would be an Employee Benefit Plan if in effect on the date of this Agreement), (3) enter into, adopt, amend, or terminate any Seller Plan, other than for modifications or amendments made to a Seller Plan that are generally applicable to all participants in such plan and would not increase the costs of the Company or the Company Subsidiaries, (4) terminate, or allow to be terminated, any Employee Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or other plan that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, except (A) in each case, as may be required under applicable Law, (B) in each case, required pursuant to the Employee Benefit Plans or Labor Agreements of the Company or the Company Subsidiaries in effect on the date hereof and (C) in each case in the ordinary course of business and consistent with past practice, including (i) for the establishing of a STIP or an annual incentive plan for any fiscal year beginning after the date hereof consistent with past practice, including making annual grants of Restricted Stock Units, (ii) for the granting of salary increases or decreases in connection with promotions or the granting of long-term incentive to new hires or in connection with promotions to individuals with an annual base salary not to exceed $200,000, in each case, consistent with past practice, (iii) for payment of any accrued or earned but unpaid compensation or (iv) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof and made available to Purchaser prior to the date hereof; (5) grant any right to compensation, benefits or equity or equity-based incentive awards or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided under any Employee Benefit Plan (or arrangements that would be an Employee Benefit Plan if in effect on the date of this Agreement); or (6) terminate any employee or service provider (other than for cause) with an annual compensation in excess of $200,000;

(xii)           (i) negotiate, modify, terminate, extend, or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or the Company Subsidiaries except as required by applicable Law;

(xiii)          implement or announce any plant or office closings, reductions in force, or furloughs;

(xiv)          hire, engage, terminate (without cause), or furlough any employee with annualized compensation in excess of $500,000;

(xv)           transfer any employee into the Company or any Company Subsidiary from an Affiliate, or transfer any employee out of the Company or any Company Subsidiary to an Affiliate;

(xvi)          waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or individual independent contractor for any employee or independent contractor with annual base compensation in excess of $200,000;

(xvii)         pay, discharge, settle or satisfy any litigation, arbitration, proceeding, claim, Liability or other Action or obligation, other than (A) that would not result in any Liability in excess of $2,000,000 in the aggregate or such greater amount reserved therefor or reflected on the balance sheets included in the Interim Financial Statements (excluding any such payment, discharge, settlement or satisfaction that is paid in full by a third party, including pursuant to insurance or indemnity agreements), (B) that would not impose any material non-monetary obligations, material restrictions or other material relief against or on the Company or any Company Subsidiary, or (C) any Transaction Litigation (subject to the terms of Section 6.23 [(Transaction Litigation)]);

(xviii)        adopt, approve or implement a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xix)          (A) acquire any business, line of business or Person by merger, consolidation, purchase of material assets or Equity Interests, or by any other manner, in a single transaction or a series of related transactions, or (B) make any investment in any other Person or business (other than another wholly-owned Company Subsidiary);

(xx)           engage in or otherwise consummate the Reorganization in any manner other than pursuant to the terms set forth on Section 1.2 of the Disclosure Letter (including novation of the Indenture and distribution by the Company of sufficient cash to Seller to satisfy and discharge the Convertible Notes, in each case, as set forth on Section 1.2 of the Disclosure Letter);

(xxi)          make or commit to make any capital expenditures that are, in the aggregate, greater than 105% of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget for all fiscal quarters up to and including the then-current fiscal quarter as set forth on Section 6.3(b)(xxi) of the Company Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures reasonably required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for the Company and the Company Subsidiaries (provided that the Company shall notify Purchaser of any such emergency expenditure as soon as reasonably practicable);

(xxii)         cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor (or with respect to any insurance policy set forth on Section 6.3(b)(xxii) of the Company Disclosure Letter, without a substitute policy therefor with substantially similar terms), or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor (or with respect to any insurance policy set forth on Section 6.3(b)(xxii) of the Company Disclosure Letter, a substitute policy therefor with substantially similar terms);

(xxiii)        enter into any Contract with Seller, MIC Hawaii or any Affiliate of Seller (other than the Company or any Company Subsidiary);

(xxiv)        transfer the sponsorship of any Company Plan from the Company or the applicable Company Subsidiary to Seller, MIC Hawaii or any other non-Company entity, or accept the transfer of the sponsorship of any Seller Plan or any other benefit or compensation plan, program, policy, agreement or arrangement from Seller, MIC Hawaii or any of their respective ERISA Affiliates (other than the Company or a Company Subsidiary);

(xxv)         withdraw (whether partially or completely) from any Multiemployer Plan, incur any withdrawal liability (within the meaning of Title IV of ERISA) with respect to any Multiemployer Plan, whether or not asserted by the applicable Multiple Employer Plan and whether for a partial or complete withdrawal;

(xxvi)        make any non-de minimis gratuitous payment or gift to any third party service provider, advisor or consultant of the Company or such Company Subsidiary not expressly required by the terms of a Contract to which the Company or such Company Subsidiary is bound; or

(xxvii)       make any payment under the Disposition Agreement; or

(xxviii)       authorize or agree or commit to do any of the foregoing.

(c)             Notwithstanding the foregoing, any action or inaction by Seller, the Company, or any of their respective Subsidiaries, as determined in good faith by such entity to be commercially reasonable in light of the then-current operating conditions and developments with respect to such entity and the actions taken by similarly situated companies, in each case to address the COVID-19 pandemic (including compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety, or similar Law, directive, guidelines or recommendations promulgated by any industry group, Airport Authority or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization) or any related event or circumstance or other calamity or force majeure event that is outside of the ordinary course of business or inconsistent with past practice shall not be deemed to be a breach of this Section 6.3, provided, that the Company consults with Purchaser with respect thereto to the extent practicable and in any case promptly notifies Purchaser after the taking of such action.

(d)             Subject to Purchaser’s right to specific performance set forth in Section 10.13 [(Specific Enforcement)], Purchaser acknowledges and agrees that (i) nothing contained in this Agreement shall be construed to give Purchaser, directly or indirectly, rights to control or direct Seller’s, Merger Sub’s, the Company’s or any of its Subsidiaries’ operations prior to the Closing, (ii) prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of the Company’s and its Subsidiaries’ respective operations and (iii) notwithstanding anything to the contrary set forth herein, no consent of Purchaser shall be required with respect to any matter set forth in this Section 6.3 or elsewhere in this Agreement to the extent the requirement of such consent or not taking any action or refraining from taking any action would, upon the advice of the Company’s counsel, violate any Law, be inconsistent with the requirements of any Governmental Entity or Airport Authority, or violate any Contract to which the Company or any of its Subsidiaries is a party.

Section 6.4            Reasonable Best Efforts.

(a)            Except as otherwise set forth in Section 6.5 [(Regulatory Approvals; Consents)], Section 6.18 [(Financing)], and Section 8.1(b) [(Termination for Law or Order)], subject to the terms and conditions set forth herein, and to applicable legal requirements, each of the Company, Purchaser and Seller shall cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII [(Conditions Precedent)].

(b)             Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or any of the Company Subsidiaries is a party and that such consents have not been obtained and may not be obtained prior to the Closing. Notwithstanding the foregoing, the Company and each applicable Company Subsidiary will use its commercially reasonable efforts to obtain all such consents set forth on Section 6.4(b) of the Company Disclosure Letter, prior to Closing; provided, that the Company shall seek Purchaser’s prior written consent for all out-of-pocket fees and expenses arising therefrom, other than for immaterial amounts; provided, further, that none of the Company or any Company Subsidiary shall be permitted to incur any material out-of-pocket costs in connection with seeking such consent or pay or agree to pay any non-de minimis monetary or other obligations in connection with seeking or obtaining such consent, in each case, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, Purchaser agrees that none of the Company, its Subsidiaries nor Seller shall have any Liability whatsoever to Purchaser or any of its Affiliates (and Purchaser and its Affiliates shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract or other agreement as a result thereof. Purchaser further agrees that no covenant of the Company contained herein shall be breached or deemed breached and no condition of Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At Purchaser’s written request prior to the Closing, the Company shall cooperate with Purchaser at Purchaser’s sole cost in any reasonable manner in connection with Purchaser’s seeking any such consents.

(c)             Nothing in this Section 6.4 or Section 6.5 [(Regulatory Approvals; Consents)] shall include any requirement of Seller, the Company, or any of their respective Subsidiaries to expend any money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any consents to the transactions contemplated by this Agreement.

Section 6.5             Regulatory Approvals; Consents.

(a)             Purchaser shall, and shall cause its respective Affiliates (which, with respect to the Purchaser, for purposes of this Section 6.5 shall only include the Purchaser Bound Entities), to: (i) take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates with any applicable Governmental Entity or required under applicable Law as promptly as practicable but in no event later than the fifth (5th) Business Day following the date hereof, including a request for early termination of the applicable waiting period under the HSR Act; (ii) take all actions necessary to obtain the required consents from Governmental Entities as promptly as practicable, and in any event prior to the End Date; (iii) at the earliest practicable date comply with (or properly reduce the scope of and thereafter comply with) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Entity; and (iv) consult and cooperate with the Company, and consider in good faith the views of the Company, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any applicable Laws. The Company shall reasonably cooperate with Purchaser in Purchaser’s fulfillment of the preceding obligations, as may be reasonably requested by Purchaser, (provided, that, in the event this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(f), or Section 8.1(h), Purchaser shall promptly reimburse any out-of-pocket fees or expenses or other liabilities or obligations incurred by the Company or any Company Subsidiary in connection therewith with the consent of Purchaser). The Company shall consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any applicable Laws. Each of Purchaser and the Company shall promptly notify the other parties hereto of any written communication made to or received by either Purchaser and/or the Company, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Entity and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Entity or its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(b)             Purchaser shall be responsible for the payment of all filing fees under the HSR Act and under any such other laws or regulations applicable to the transactions contemplated hereby.

(c)             Purchaser shall not, and shall cause the Purchaser Bound Entities not to, except as permitted by or provided for in this Agreement, without the prior written consent of Seller, take or cause to be taken any action that could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or materially prevent the consummation of the transactions contemplated hereby.

(d)             Notwithstanding anything else herein to the contrary, Purchaser shall, and shall cause its Affiliates (which, with respect to the Purchaser, for purposes of this Section 6.5 shall only include the Purchaser Bound Entities) to, take all actions necessary to avoid or eliminate each and every impediment under any applicable Law so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the End Date), including taking all actions requested by any Governmental Entity, or necessary to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Law. Without limiting the generality of the foregoing, Purchaser shall, and shall cause its Affiliates (which, with respect to the Purchaser, for purposes of this Section 6.5 shall only include the Purchaser Bound Entities) to:

(i)             at Purchaser’s sole cost, comply with all restrictions and conditions, if any, imposed or requested by any (A) Governmental Entity with respect to applicable Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, the Company or the Company Subsidiaries contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Purchaser, the Purchaser Bound Entities, the Company or the Company Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets and (3) entering into any Order, consent decree or other agreement to effectuate any of the foregoing or (B) third party in connection with a Divestiture;

(ii)             terminate any Contract or other business relationship as may be required to obtain any necessary clearance of any Governmental Entity or to obtain termination of any applicable waiting period under any applicable Laws;

(iii)             without the prior written consent of the Company, not extend any waiting period or enter into any agreement or understanding with any Governmental Entity; and

(iv)             oppose fully and vigorously any request for the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Governmental Entity that could restrain, prevent or delay the Closing, including by defending through litigation any Action asserted by any Person in any court or before any Governmental Entity and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Entity, or, if requested by the Company, Purchaser shall commence or threaten to commence and pursue vigorously any action the Company believes to be helpful in obtaining any necessary clearance of any Governmental Entity or obtaining termination of any applicable waiting period under any applicable Laws, or in terminating any outstanding action, it being understood that the costs and expenses of all such actions shall be borne by Purchaser;

provided, that any such action described in the foregoing clauses (i) and (ii) may, at the discretion of the Company, be conditioned upon the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.5(d) or any other provision in this Agreement shall (A) require or obligate any of Purchaser’s Affiliates, including any investment fund or investment vehicle affiliated with, or managed or advised by, KKR or any of its Affiliates or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of any such investment fund or investment vehicle, other than KKR Global Infrastructure Investors IV L.P. and its controlled Affiliates, to take any action or (B) require any Person other than Purchaser, the Company or any Company Subsidiary to take any of the actions described in clauses (i) or (ii). For the avoidance of doubt, only KKR Global Infrastructure Investors IV L.P. and its controlled Affiliates (collectively, the “Purchaser Bound Entities”) will be required to take any action, if any, under this Section 6.5.

(e)             In furtherance of the foregoing, in the event that in connection with granting any necessary clearance or terminating any applicable waiting period any Governmental Entity imposes or requests that Purchaser effect any Divestiture or take any other action, in each case, to the extent required pursuant to clauses (i) or (ii) of Section 6.5(d), Purchaser shall, and shall cause its Subsidiaries to, negotiate in good faith with all such Governmental Entities and all third parties in connection with such Divestiture or other matter referred to in clauses (i) or (ii) of Section 6.5(d).

Section 6.6             Employee Matters.

(a)             For one (1) year following the Closing Date (or, if earlier, an applicable Company Employee’s termination date), Purchaser shall provide or cause the Company and/or the Company Subsidiaries to provide to all Company Employees as of the Closing (“Continuing Employees”) (i) a salary or wage level and target cash bonus opportunity (excluding any equity-based compensation, defined benefit pension benefits, change in control, retention bonuses or similar types of payments and supplemental retirement benefits) substantially equivalent to the salary or wage level and target cash bonus opportunity to which they were entitled immediately prior to the date hereof, but with incentive compensation as determined by Purchaser in its sole discretion and (ii) employee benefits (excluding any defined benefit pension, equity or equity-based, and post-termination or retiree health or welfare benefits) that are substantially comparable, in the aggregate, to such employee benefits provided to the Company Employees (as a group) immediately prior to the date hereof. Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, the Company may modify or terminate or cause to be modified or terminated the employment of any Company Employee subject to following adequate procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Company Employee in connection with such termination to the extent obligated under any applicable employment Contract, collective bargaining agreement or Law. Notwithstanding the preceding provisions, the terms and conditions of employment (including with respect to employee benefits) of any Company Employee whose employment is the subject of a collective bargaining agreement shall be solely controlled by the terms of the applicable Labor Agreement or Law. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law. The Company and Company Subsidiaries shall fully and in a timely fashion satisfy any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement, or other Contract, in connection with the transactions contemplated by this Agreement.

(b)             Without limiting the generality of the foregoing, Purchaser shall, or shall cause the Company to, keep in effect for at least one (1) year following the Closing Date severance and retention plans, practices and policies applicable to Continuing Employees on the date hereof that are not less favorable than such plans, practices and policies in effect immediately prior to the date hereof with respect to such Continuing Employees, and Purchaser shall, and shall cause the Company to, indemnify and hold harmless Seller from any severance, termination or retention Liabilities with respect to such employees effective on and after the Closing Date.

(c)            During the plan year in which the Closing Date occurs, Purchaser shall, or shall cause the Company to, use commercially reasonable efforts to: (i) ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any group health benefit plans in which such employees may be eligible to participate during the plan year in which the Closing Date occurs, to the extent such conditions or limitations were waived or satisfied under the analogous Employee Benefit Plan as of the Closing Date, and (ii) provide or cause to be provided that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such group health benefit plans, to the same extent such amounts were credited for such purposes under the analogous Employee Benefit Plan.

(d)             With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices (but excluding, for the avoidance of doubt, any plan, policy, allowance or practice providing for defined benefit pension, equity or equity-based, or post-termination or retiree health or welfare benefits), sponsored or maintained by Purchaser (or its Affiliates) or the Company and in which the Continuing Employees are eligible to participate during the plan year in which the Closing Date occurs, Purchaser shall, or shall cause the Company to, grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company or any of its Subsidiaries, and their respective predecessors, prior to the Closing Date for purposes of eligibility to participate, vesting credit, and (for vacation and severance benefits only) benefit accrual to the same extent and for the same purpose as such service was credited under the analogous Employee Benefit Plan prior to the Closing Date, provided, however, that such service shall not be credited to the extent doing so would result in a duplication of benefits or compensation.

(e)             Effective as of the Closing Date, Seller shall have taken all actions necessary to cause active participation in any Company Plan by any Person that is not a Company Employee (or an eligible dependent or beneficiary thereof) to cease, including, for the avoidance of doubt, participation by any employees of MIC Hawaii or its Subsidiaries. Seller and its Affiliates (other than the Company and the Company Subsidiaries) shall assume and retain the sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in connection with or otherwise relating to any Seller Plan or any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained or contributed to by Seller or any Affiliate thereof (including any ERISA Affiliate) or otherwise with respect to which Seller or any of its Affiliates (including any ERISA Affiliate) has any Liability (other than a Company Plan).

(f)             Effective as of the Closing, Purchaser or one of its Affiliates shall assume and be responsible for all Liabilities under any Incentive Agreement to which a Company Employee is a party, regardless of whether such Liabilities arise before or after the Closing. Any outstanding awards or obligations under the 2021 STIP or any other annual bonus plan in which Company Employees participate in for the current fiscal year and/or the fiscal year in which the Closing occurs, if different, will be assumed by Purchaser or one of its Affiliates and paid in cash at the end of the applicable performance period to the extent a Company Employee is employed by Purchaser or its Affiliates at the end of such performance period and based upon the achievement of the applicable performance targets, provided, that, the amount accrued through the Closing Date will be based upon the target amount pro-rated through the Closing Date. From and after the Closing, Purchaser shall defend, indemnify and hold harmless Seller or any of its Affiliates from and against any Liabilities that Seller or any of its Affiliates or any of their respective Representatives may suffer or incur, or that may be made or brought against any of them, arising on or after the Closing Date in connection with any Incentive Agreement.

(g)             Prior to the Closing Date, Seller and the Company shall take all actions necessary so that, as of the Closing, by virtue of the transactions contemplated by this Agreement and without any further action on the part of the Company, Seller, or Purchaser, (i) each Restricted Stock Unit held by a Company Employee outstanding immediately prior to the Closing shall become fully vested and (ii) with respect to the Performance Share Units held by Company Employees outstanding immediately prior to the Closing, such Performance Share Units shall be deemed vested in an amount that does not, in the aggregate, exceed that number of Common Units set forth on Section 6.6(g) of the Company Disclosure Letter. Any portion of a Performance Share Unit award that does not become vested in accordance with the foregoing will be forfeited. Each vested Restricted Stock Unit and vested Performance Share Units will be payable, and otherwise be subject to, the terms of the applicable award agreement for such award. Notwithstanding anything to the contrary, none of the Restricted Stock Units or Performance Share Units held by Company Employees or in any award agreement will be settled or otherwise entitled to receive cash, and instead shall only be entitled to received or be deemed vested in Common Units. The Company shall be responsible for and, to the extent necessary agrees to reimburse Seller for, (i) any and all employer taxes due, and (ii) any employee withholding obligations due, in each case in connection with the vesting of Restricted Stock Units and Performance Share Units held by Company Employees pursuant to this Section 6.6(g).

(h)            Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Company Employee any rights or remedies, including any right to employment or continued employment (or any particular term of employment) for any period or terms of employment, (ii) be interpreted to prevent or restrict Purchaser or any of its Affiliates (including, following the Closing Date, the Company and the Company Subsidiaries) from (x) modifying or terminating the employment or terms of employment of any Company Employee or (y) modifying, amending or terminating any Company Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, after the Closing Date, subject to the provisions of this Section 6.6; or (iii) be treated as the establishment of, or an amendment or other modification of, any Employee Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement. Nothing in this Section 6.6 shall confer any rights or remedies (including any third-party beneficiary rights) on any Person not a party to this Agreement.

Section 6.7             Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

(a)             Purchaser agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions of any Indemnified Persons taken (x) in their capacities as such or (y) at the request of the Company or Seller or any of their respective Subsidiaries, occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), existing as of immediately prior to the Closing Date in favor of any current, former or future (i) director or officer of the Company or any Company Subsidiary, (ii) director, officer, trustee or fiduciary of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company or any Company Subsidiary) or (iii) employee or agent of the Company or any Company Subsidiary (collectively with each such person’s heirs, executors or administrators, the “Indemnified Persons”) to the extent and as provided in the Constituent Documents of the Company or the applicable Company Subsidiary, in each case, in effect as of the date hereof and made available to Purchaser prior to the date hereof, shall survive the Closing for a period of six (6) years and shall continue in full force and effect. Purchaser shall cause the Constituent Documents of the Company and the Company Subsidiaries to contain provisions with respect to exculpation, indemnification and advancement of expenses that are no less favorable to the Indemnified Persons than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement. For a period of six (6) years after the Closing Date, (A) Purchaser shall not, and shall not permit the Company or any of the Company Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of the Company Subsidiaries’ Constituent Documents in a manner that would adversely affect such rights thereunder of the Indemnified Person relating to the exculpation, indemnification or advancement of expenses of any Indemnified Person with respect to acts or omissions occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by applicable Law, it being the intent of the parties that all such Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law as set forth in the applicable Constituent Documents and that no change, modification or amendment of such documents or arrangements may be made that could adversely affect any such Person’s right thereto without the prior written consent of such Person and (B) Purchaser shall, and shall cause the Company and the Company Subsidiaries to, maintain the indemnification agreements of the Company or any Company Subsidiary with any Indemnified Person existing prior to the date of this Agreement and set forth on Section 6.7 of the Company Disclosure Letter (and which have been made available to Purchaser prior to the date hereof). Purchaser shall not, and Purchaser shall cause the Company and the Company Subsidiaries not to, settle, compromise or consent to the entry of judgment in any Indemnified Person Claim or threatened Action or investigation against or involving any Indemnified Person without the written consent of such Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, this Section 6.7 shall survive the consummation of the Closing and shall be binding, jointly and severally, on all successors and assigns of Purchaser, the Company and their respective Subsidiaries.

(b)             Effective upon the consummation of the Reorganization, Seller and the Company shall take all actions necessary to endorse the Company’s existing policy or policies of directors’ and officers’ and/or, fiduciary liability insurance to Seller, with Seller becoming the successor and principal named insured under such policy or policies. After the Closing, Seller shall maintain such policy or policies, or a substantially similar policy or policies, or acquire, at its sole expense, a single payment run-off policy or policies, or some combination of the foregoing, covering for a period of six (6) years following the Closing, the Persons currently covered by the Company’s existing directors’ and officers’ and/or fiduciary liability insurance policies as of the date hereof for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matters claimed against any such Person the facts or events of which occurring prior to the Closing Date, and Seller shall provide access and recourse to such policy or policies to all such Persons. From and after the Closing, such policy or policies shall, as a source of recourse for such Persons with respect to any matters covered by such policy or policies, come before any obligation to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such Persons pursuant to the terms of this Section 6.7.

(c)             Without limiting any additional rights that any Indemnified Person (in his or her capacity as such) may have under any employment or indemnification agreement or under the Company’s or any of the Company Subsidiaries’ Constituent Documents or this Agreement, from and after the Closing Date, Purchaser and the Company shall (i) indemnify, defend and hold harmless each Indemnified Person, in each case, to the fullest extent authorized or permitted by applicable Law without regard to whether indemnification may be available to such Indemnified Person from another Person, as now or hereafter in effect, in connection with any Action or investigation in connection with any matter related to the Company or any Company Subsidiary, including the transactions contemplated by this Agreement, occurring prior to, on or after the Closing Date, or any request or demand under Section 220 of the DGCL (an “Indemnified Person Claim”) and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within five (5) Business Days after any request for advancement, advance to each of the Indemnified Persons, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Indemnified Person Claim in advance of the final disposition of such Indemnified Person Claim, including payment on behalf of or advancement to the Indemnified Person of any expenses incurred by such Indemnified Person in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security, in each case, so long as such Indemnified Person first provides an undertaking to repay such advance if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(d)             To the extent provided in the Constituent Documents, each Indemnified Person shall have the right (but not the obligation) to control the defense of, including the investigation of, any Indemnified Person Claim with counsel selected by such Indemnified Person; provided, however, that (i) Purchaser shall be permitted to participate in the defense of such Indemnified Person Claim at its own expense and (ii) Purchaser shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event any Indemnified Person Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under applicable Law, the Constituent Documents of the Company or the Company Subsidiaries or any indemnification agreements or arrangements of the Company or the Company Subsidiaries, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person. Each of Purchaser and the Indemnified Person shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Indemnified Person Claim and shall provide access to properties and individuals as reasonably requested and deliver or cause to be delivered records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Notwithstanding anything herein to the contrary, no such access or information shall be provided to the extent that it would (in the reasonable determination of Purchaser’s counsel) require Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries) to disclose information subject to attorney-client privilege or violate any confidentiality obligations to which Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries) is bound or any applicable Law (including any Antitrust Laws), it being agreed that, in the event any such restrictions apply, Purchaser shall use commercially reasonable efforts to provide to the applicable Indemnified Person such access to the information not provided in a manner that would not be reasonably likely, in the reasonable determination of Purchaser’s counsel, to result in any waiver of privilege or violation of applicable Law.

(e)             Notwithstanding any other provisions hereof, the obligations of Purchaser and the Company contained in this Section 6.7 shall be binding, jointly and severally, upon the successors and assigns of Purchaser, the Company and their respective Subsidiaries. In the event Purchaser or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, honor the indemnification and other obligations set forth in this Section 6.7.

(f)             The obligations of the Purchaser and the Company under this Section 6.7 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.7 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7). The provisions of this Section 6.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his, her or its heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(g)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or the Company Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

(h)            Purchaser and the Company hereby acknowledge that the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Purchaser and the Company hereby agree that (i) from and after the Closing, Purchaser and the Company shall be the indemnitors of first resort (i.e., its obligations to the Indemnified Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such Indemnified Person are secondary), (ii) from and after the Closing, the Company shall be required to advance the full amount of expenses incurred by any such Indemnified Person and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Person may have against any such other Person and (iii) from and after the Closing, Purchaser and the Company shall, and shall cause the Company Subsidiaries to, irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Purchaser and the Company further agree that no advancement or payment by any of such other Persons on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company or a Company Subsidiary shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company.

Section 6.8             Public Announcements. Purchaser, Seller and the Company each shall (a) consult with each other before such party or any of its Affiliates issues any press release or otherwise makes any public statement (including, in the case of the Company or any Company Subsidiary, any public announcement to its employees, employee representatives, customers, Airport Authorities or other business partners) with respect to this Agreement or the transactions contemplated by this Agreement, (b) provide to the other parties for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other parties to this Agreement (which consent shall not be unreasonably withheld, conditioned or delayed), except for any press release or public statement as may be required by applicable Law or pursuant to any listing agreement with or rules of any applicable securities exchange, to enforce the terms of this Agreement; provided, however, that the foregoing shall not restrict or prohibit the Company from making any announcement from the date hereof through the Closing Date to its employees, customers and other business relations to the extent the Company determines in good faith that such announcement is necessary or advisable and, to the extent permitted by Law, the applicable parties hereto shall use commercially reasonable efforts to consult with the other parties hereto prior to making any such disclosure required by Law or pursuant to any listing agreement with or rules of any applicable securities exchange; provided, further, that Seller, the Company, and their respective Affiliates shall not be required to consult with Purchaser prior to issuing any press release or otherwise making any public statement that primarily relates to (i) the Company’s or any of its Affiliates’ review of strategic alternatives, including any sale, disposition or other strategic transaction involving Seller, MIC Ohana, Macquarie Terminal Holdings LLC, MIC Hawaii, MIC Renewable Energy Holdings LLC or any of their respective Subsidiaries (other than the transactions contemplated hereby) (the “Related Transactions”), or (ii) the Reorganization, nor shall the Company or any of its Affiliates be required to provide a copy of any such press release or public statement to Purchaser or seek Purchaser’s consent with respect thereto, including any such press release or public statement that discloses information relating to the transactions contemplated hereby (in each case, so long as any information regarding Purchaser or its Affiliates and the Debt Financing Sources or potential Debt Financing Sources, including the identity of any such Persons, is not disclosed in connection therewith); provided, further, Affiliates of the Company and Purchaser may provide general information about the subject matter of this Agreement in connection with their or their Affiliates’ respective fund raising, marketing, informational or reporting activities of the kind customarily provided with respect to private equity investments of this kind. Notwithstanding the foregoing, (a) nothing in this Section 6.8 shall limit the Company’s or the Company Board’s rights under Section 6.21 [(Alternative Transaction Proposals)], (b) the Company will no longer be required to consult with Purchaser in connection with any such press release or public statement regarding an Alternative Transaction Proposal from and after such time that the Company Board has made any Adverse Recommendation Change or shall have resolved to do so, and (c) the requirements of this Section 6.8 shall not apply to any disclosure by the Company or Purchaser of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement or the other transactions contemplated by this Agreement.

Section 6.9             Taxes.

(a)             All transfer, documentary, stamp, recording, sales and use, value added, registration and other similar Taxes and fees (including any interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the sale of the Shares (collectively, the “Transfer Taxes”) shall be borne and paid solely by Purchaser (regardless of the Person liable for such Taxes under applicable Law). Purchaser shall cause the Company to, at Purchaser’s own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Returns and other documentation with respect to any of the Transfer Taxes.

(b)            Reasonably in advance of the filing of any “unitary”, “affiliated”, “aggregated” or “combined” Return of the Company that includes MIC Hawaii or its Subsidiaries, Purchaser shall provide Seller and MIC Hawaii with a draft of such Return (to the extent related to MIC Hawaii or its Subsidiaries) for its review and comment. Purchaser and the Company shall not amend any combined, unitary or consolidated income Tax Return of the Company that includes MIC Hawaii or its Subsidiaries in a manner that would reasonably be expected to have a material adverse impact on MIC Hawaii or any of its Subsidiaries without the consent of MIC Hawaii (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.10            Preservation of Records.

(a)             For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Purchaser shall cause the Company to preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Company and the Company Subsidiaries (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company and the Company Subsidiaries) in their possession relating to the conduct of the business and operations of the Company and the Company Subsidiaries prior to the Closing Date (the “Books and Records”). If at any time after such seven-year period Purchaser intends to dispose of any such Books and Records, Purchaser shall not do so without first offering such Books and Records to Seller and, in the event that Seller elects to receive any such Books and Records, Purchaser shall provide copies of such Books and Records to Seller, at Seller’s cost and expense. The provisions of this Section 6.10(a) shall cease to apply in the event of a sale or disposition of the Company or the Company Subsidiaries by Purchaser; provided, however, that Purchaser shall cause the subsequent owner(s) of such entity to assume the obligations of Purchaser set forth in this Section 6.10(a).

(b)            To the extent reasonably required in connection with any insurance claims by, Actions against (and to which neither Purchaser nor any of its Affiliates is a party), governmental investigations or Tax audits of, compliance with requirements under applicable Law by, or the preparation of financial statements of Seller or any of its Affiliates in each case, with respect to their ownership of the Company and the Company Subsidiaries prior to the Closing and/or otherwise in connection with any other matter relating to or resulting from this Agreement, upon reasonable prior notice, Purchaser shall, and shall cause the Company and the Company Subsidiaries to, cooperate with Seller and its counsel in the defense or contest, make available their personnel, and provide such reasonable access to the Books and Records as shall be necessary or reasonably requested in connection therewith, all at the sole cost and expense of Seller. Such requested cooperation shall (A) not unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries; (B) extend to any information that is subject to attorney-client, work product or other privilege or the sharing of which would violate applicable Law or confidentiality restrictions (it being agreed, that in the event that any of the restrictions in this clause (B) apply, Purchaser shall use commercially reasonable efforts to provide Seller or its Affiliates with the information not provided in a manner that would not be reasonably likely, in the reasonable determination of Purchaser’s counsel, to result in any waiver of such privilege or violation of any confidentiality restriction) or (C) apply to any information required or to be utilized in connection with any claim among the parties hereto with respect to this Agreement. Notwithstanding anything herein to the contrary, the Company shall, at Seller’s sole cost and expense, prepare and deliver to Seller the closing financial information as set forth on Section 6.10(b) of the Company Disclosure Letter in the ordinary course of business consistent with past practice for prior quarter-end reporting, including with respect to the timelines of delivery and review as set forth on Section 6.10(b) of the Company Disclosure Letter.

(c)             For the avoidance of doubt, Seller shall have (i) the sole authority to prepare and file, or cause to be prepared and filed, any “consolidated”, “unitary”, “affiliated”, “aggregated” or “combined” Return that includes Seller or any of its Affiliates, other than any “consolidated”, “unitary”, “affiliated”, “aggregated” or “combined” Return for which the Company is the parent (each such Return, a “Seller Consolidated Return”), (ii) the sole obligation to pay any and all taxes due on any Seller Consolidated Return, and (iii) no obligation to provide to Purchaser any Seller Consolidated Return for any taxable period.

Section 6.11            Resignation of Directors. At the written request of Purchaser (which request shall be delivered at least three (3) Business Days prior to the Closing), the Company shall use its commercially reasonable efforts to cause any so requested member of the board of managers, board of directors, executive committee or similar governing body of the Company or the Company Subsidiaries to tender his or her resignation from such position effective as of the Closing Date. No such requested resignation of an officer of the Company or the Company Subsidiaries shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder.

Section 6.12            Conflicts; Privileges. It is acknowledged by each of the parties hereto that Seller, the Company and certain of their respective Affiliates have retained White & Case LLP (“W&C”), Carlsmith Ball LLP (“CB”), and Winston & Strawn LLP (“WS”) to act as their counsel in connection with the transactions contemplated hereby and that W&C, CB, and WS have not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of W&C, CB, or WS for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, (a) W&C, CB and WS may continue to represent Seller, the Company, or any such Affiliate (and their respective current or former directors or officers) following the Closing in connection with any dispute pending or threatened as of the Closing, (b) in the event that a dispute arises in connection with the transactions contemplated hereby (including any Transaction Litigation), W&C, CB, and WS may represent Seller, the Company, or any such Affiliate (and their respective current or former directors or officers in such dispute), and (c) in the event that a dispute arises between Purchaser or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) and Seller, or any of its Affiliates (including, prior to the Closing, the Company or the Company Subsidiaries), W&C, CB, and WS may represent Seller or any such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Purchaser or any of its Affiliates (including, after the Closing, the Company or the Company Subsidiaries), and even though W&C, CB, or WS may have represented the Company or the Company Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or the Company Subsidiaries, Purchaser and the Company hereby waive, on behalf of themselves and each of their Affiliates, (a) any claim they have or may have that W&C, CB, or WS has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (b) agree that, in the event that a dispute arises after the Closing in connection with the transactions contemplated hereby (including any Transaction Litigation), W&C, CB, and WS may represent any such party in such dispute, and (c) agree that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including, after the Closing, the Company or the Company Subsidiaries) and Seller, W&C, CB, and WS may represent any such party in such dispute even though the interest of any such party may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company or the Company Subsidiaries), and even though W&C, CB, and WS may have represented the Company or the Company Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or the Company Subsidiaries. Purchaser further agrees that, (i) as to all communications among W&C, CB, WS, and Seller that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser, the Company or the Company Subsidiaries, and (ii) as to all communications among W&C, CB, WS, the Company, the Company Subsidiaries, and/or Seller, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser, the Company or the Company Subsidiaries. The parties hereto further agree that W&C, CB, WS, and their respective partners and employees are third party beneficiaries of this Section 6.12.

Section 6.13            Reserved.

Section 6.14            WARN. Purchaser and Seller shall cooperate prior to the Closing to determine if any notices are required under the WARN Act for any period prior to Closing and for any period within the 90 days following Closing, and if such notices are required to be delivered prior to Closing, the Seller shall prepare and timely delivery all such notices (which shall be reviewed and approved by Purchaser in advance which approval shall not be unreasonably withheld, conditioned or delayed). Purchaser shall not, at any time within ninety (90) days after the Closing Date, effectuate or cause to be effectuated (including as a result of aggregating “employment losses” as defined in the WARN Act, that occur prior to the Closing with “employment losses” that occur following the Closing) (a) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary and/or, in the case of clauses (a) and (b), any similar action under any comparable Law requiring notice to employees in the event of a plant closing, mass layoff or other action triggering statutory notice requirements without complying with all such legal requirements, provided that Seller shall provide the Purchaser with a list that sets forth, by termination date (and if applicable, return date) and work location, the name of each employee who suffered an “employment loss” within the ninety (90) days immediately preceding the Closing Date at any site of employment where employees of the Company or Company Subsidiaries are located. Purchaser shall indemnify and hold harmless Seller and its Affiliates with respect to any Liability under the WARN Act (and any comparable Law requiring notice to employees) arising or resulting, in whole or in part, from any actions taken by Purchaser on or after the Closing which violate the preceding sentence.

Section 6.15            R&W Insurance Policy. At or prior to the Closing, Purchaser may acquire, at the sole expense of Purchaser, a buyer-side representations and warranties insurance policy (the “R&W Insurance Policy”). If Purchaser acquires a R&W Insurance Policy, Purchaser shall cause the R&W Insurance Policy to expressly provide that the insurer thereunder (a) waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller in connection with this Agreement or the transactions contemplated hereby (other than in connection to Fraud by Seller) with respect to any claim made by any insured thereunder and (b) agrees that Purchaser shall have no obligation to pursue any claim against Seller in connection with any Liability thereunder. Purchaser shall not, either prior to or following the Closing, amend, terminate or modify the R&W Insurance Policy in a manner that would adversely affect Seller’s rights pursuant to the foregoing sentence without the prior written consent of Seller. Seller and its Representatives shall reasonably cooperate with Purchaser and its Representatives with respect to Purchaser’s procurement of the R&W Insurance Policy.

Section 6.16            Confidentiality Following the Closing.

(a)             Seller acknowledges that it is in possession of Confidential Information concerning the Company and the Company Subsidiaries and their respective businesses and operations. Except as permitted pursuant to Section 6.8 [(Public Announcements)], effective as of the Closing and for a period of one (1) year thereafter, Seller shall, and shall direct its Affiliates and Representatives to, treat confidentially and not disclose or use all or any portion of such Confidential Information except in connection with this Agreement and the agreements and instruments contemplated hereby and in connection with any Related Transaction. If Seller or any Affiliates or Representatives of Seller are requested or required to disclose (after Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Purchaser about such Person’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information pursuant to applicable Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall direct such Affiliate or Representative to, provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller, or such Affiliate or Representative, may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction by a Governmental Entity with competent jurisdiction, and Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Notwithstanding anything herein to the contrary, (i) Seller may disclose this Agreement, any related or ancillary agreements or documents, or any other information relating to the matters contemplated by this Agreement, to any party to a Related Transaction involving MIC Hawaii, or any of such party’s equityholders, Affiliates, Representatives, or financing sources, in each case to the extent such persons are subject to customary confidentiality obligations with respect to such information (provided, that such information shall not include any information or documents specific to Purchaser or any of its Affiliates or the Debt Financing Sources or any of their respective Affiliates, including the Equity Commitment Letter, any Debt Commitment Letter, the Guarantee, the R&W Insurance Policy and materials reflected therein or related thereto or any bid letter, letter of intent, term sheet, diligence request or report, valuation materials, email correspondence or issues list provided by Purchaser or any of its Affiliates or its or their respective representatives, or any similar information or documentation) and (ii) any defendant in any Derivative Litigation shall be permitted to disclose Confidential Information to the limited extent necessary in connection with the defense of such Derivative Litigation.

(b)            The Company acknowledges that it is, and Purchaser acknowledges that upon the Closing it will be, in possession of MIH Confidential Information concerning the Seller, MIC Hawaii, and their respective Subsidiaries, businesses and operations. Except as permitted pursuant to Section 6.8 [(Public Announcements)], effective as of the Closing and for a period of one (1) year thereafter, Purchaser and the Company shall, and shall direct their respective Affiliates and Representatives to, treat confidentially and not disclose or use all or any portion of such MIH Confidential Information except in connection with this Agreement and the agreements and instruments contemplated hereby. If Purchaser or the Company or any of their respective Affiliates or Representatives are requested or required to disclose (after Purchaser has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Seller about such Person’s intention to make, and the proposed contents of, such disclosure) any of the MIH Confidential Information pursuant to applicable Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Purchaser or the Company shall, or shall direct such Affiliate or Representative to, provide Seller with prompt written notice of such request so that Seller may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Purchaser, the Company, or such Affiliate or Representative, may disclose only that portion of the MIH Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction by a Governmental Entity with competent jurisdiction, and Purchaser shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

Section 6.17            Notification of Certain Matters. The Company, on the one hand, and Purchaser, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (a) any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Company or the Knowledge of Purchaser, as the case may be, threatened, against Seller, the Company, the Company Subsidiaries or Purchaser, as the case may be, or (b) the occurrence or non-occurrence of any fact or event which would be reasonably expected to cause any condition set forth in Article VII [(Conditions Precedent)] not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.17 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties hereto agree and acknowledge that the Company’s, on the one hand, and Purchaser’s, on the other hand, compliance or failure to comply with this Section 6.17 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(a) [(Conditions to the Obligations of Purchaser; Performance)] or Section 7.3(a) [(Conditions to the Obligations of Seller; Performance)], as applicable, shall have been satisfied with respect to performance in all material respects with this Section 6.17.

Section 6.18            Financing.

(a)            Purchaser shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, if applicable, the flex provisions) on or prior to the Closing, including using its reasonable best efforts to do each of the following: (i) complying with its obligations under the Debt Commitment Letter in the form provided to the Company on or prior to the date hereof, subject to any amendments permitted hereby, (ii) entering into definitive agreements with respect to the Debt Financing on a timely basis on the terms and conditions (including agreeing to any requested changes to the terms of (but not to impose new, expanded or additional conditions to the availability or funding of) the commitments thereunder by the committed lenders in accordance with the related flex provisions) contained in the Debt Commitment Letter (as in effect on the date hereof, subject to any amendments permitted hereby) on or prior to the Closing; (iii) satisfying (or obtaining a waiver of) on a timely basis all covenants and conditions in the Debt Commitment Letter (subject to any amendments permitted hereby) that are, in each case, in Purchaser’s control, including the payment of any fees or expenses required as a condition to Debt Financing; (iv) maintaining in full force and effect the Debt Commitment Letter (subject to any amendments permitted hereby) until the earliest of the consummation of the Closing, the entry into definitive agreements with respect to the Debt Financing and the termination of this Agreement in accordance with its terms prior to the occurrence of the Closing; (v) subject to the satisfaction or waiver of the conditions set forth in this Agreement consummating the Debt Financing contemplated by the Debt Commitment Letter (subject to any amendments permitted hereby) at the Closing; and (vi) enforcing all of its rights under the Debt Commitment Letter (and any definitive agreements related thereto). Purchaser shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing on the terms and conditions contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to the Closing set forth in Section 7.1 [(Conditions to the Obligations of Each Party)] and Section 7.2 [(Conditions to the Obligations of Purchaser)]. Purchaser shall not, and shall not permit any of its Affiliates to, without the prior written consent of Seller, take or fail to take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter or the Equity Financing contemplated by the Equity Commitment Letter. If at any time it becomes reasonably likely that Purchaser will be unable for any reason to consummate the Debt Financing contemplated by the Debt Commitment Letter, or in the event any portion of the Debt Financing expires or is terminated, or upon any actual or threatened in writing repudiation or breach of the Debt Commitment Letter by any party thereto, or all or a portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Purchaser promptly (and, in any event, within five (5) Business Days) shall notify Seller of such unavailability and the reasons therefor and shall thereafter use its reasonable best efforts to seek and to arrange to obtain alternative financing (“Alternative Financing”), including from alternative sources on terms and conditions that are not materially less favorable, taken as a whole, to Purchaser than the financing contemplated by the Debt Commitment Letter on the date hereof, as promptly as reasonably practicable following the occurrence of such event, it being understood that nothing in this Section 6.18(a) shall be deemed to require Purchaser to, in connection with any Alternative Financing, pay any fees that, in the aggregate, materially exceed those contemplated by the Debt Commitment Letter. For the purposes of this Agreement, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letters shall include the applicable documents for the Alternative Financing and all references to the Debt Financing Sources shall be deemed to include the lenders for (or other creditors in respect of) such Alternative Financing. Purchaser shall give Seller and the Company prompt written notice of, and keep Seller and the Company informed in writing on a reasonably prompt and current basis, in each case, in reasonable detail of the status of its efforts to arrange and consummate the Financing and shall give Seller and the Company prompt written notice (x) of any threatened or actual breach or default by any party to the Debt Commitment Letter or any threatened or actual termination of the Debt Commitment Letter which could reasonably be expected to affect the conditionality, timing, availability, funding or quantum of the Debt Financing, (y) receipt by the Purchaser of any written notice or other written communication from any Debt Financing Sources of any material dispute or disagreement between or among any parties to the Debt Commitment Letters or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of Debt Financing to be funded at the Closing and (z) if at any time for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letters or the definitive agreements related to the Debt Financing. Without the prior written consent of Seller, Purchaser shall not, and shall not permit any other Person to, amend, modify, supplement, waive, restate or replace the Debt Commitment Letter; provided, that Purchaser may amend, (1) amend and restate, replace, supplement, or otherwise modify or waive any of its rights under, the Debt Commitment Letter, so long as any such amendment, replacement, supplement, or other modification to or waiver of any provisions of such Debt Commitment Letter does not (i) add new, expand upon or adversely modify the conditions precedent to the funding on the Closing Date of the Debt Financing as set forth in the Debt Commitment Letter on the date hereof or otherwise modify the Debt Commitment Letter in a manner that would, or would reasonably be likely to, prevent, impede, or delay the Closing, including in respect of the availability of the Debt Financing, or by releasing, requesting or consenting to the termination of Debt Commitment Letter (in whole or in part) prior to the Closing, (ii) reduce the amount of the Debt Financing or reduce the Debt Financing Sources’ aggregate commitments under the Debt Commitment Letter (other than as a result of an assignment of a Debt Financing Source’s commitment to another Debt Financing Source in accordance with the terms of the Debt Commitment Letter) unless any such reduction (A) is offset by a dollar for dollar increase in the amounts available under the Equity Financing, or (B) is undertaken in connection with a purchase price reduction under this Agreement in accordance with the Debt Commitment Letter and the remaining commitments under the Debt Commitment Letter (when combined with the Equity Financing) are sufficient to satisfy Purchaser’s obligations contemplated by this Agreement, including the payment of the Purchase Price and payment of all fees and expenses of Purchaser due and payable at or in connection with the Closing, or (iii) materially and adversely affect the ability of Purchaser to enforce its rights against the Debt Financing Sources or under the Debt Commitment Letter (including by making the conditions to the availability or funding of the Debt Financing less likely to be satisfied, delaying, impeding or preventing the Closing), and (2) amend, restate, join or supplement the Debt Commitment Letter to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, so long as any or all such additions, individually or in the aggregate, would not reasonably be expected to prevent, hinder, impede or delay the funding of the Debt Financing or the consummation of the transactions contemplated by this Agreement. Purchaser shall provide notice to Seller and the Company promptly upon receiving the Debt Financing and shall furnish correct and complete copies of the definitive agreements with respect thereto to Seller and the Company promptly upon their execution. Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter without the prior written consent of the Company. Purchaser acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or in any way contingent upon, or otherwise subject to, receipt of the Financing or the availability, grant, provision or extension of any Financing to Purchaser or any of its Affiliates.

(b)

(i)            Prior to the earlier of the Closing or termination of this Agreement in accordance with Section 8.1 [(Termination)], the Company shall use commercially reasonable efforts to cooperate, and shall cause the Company Subsidiaries to use commercially reasonable efforts to cooperate, with Purchaser, at Purchaser’s sole expense, in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser including by (A) participating in a reasonable number of meetings (including lender meetings), presentations and due diligence sessions, and drafting sessions; (B) assisting with the preparation of materials for (x) bank information memoranda and similar documents required in connection with the Debt Financing, and (y) solely to the extent relating to corporate ratings covering the Company and the Company Subsidiaries, rating agency presentations with respect to not more than three rating agencies; (C) furnishing Purchaser and its financing sources with the Required Information and all other financial and other pertinent information regarding the Company and the Company Subsidiaries as Purchaser may reasonably request in order to consummate the Debt Financing; (D) at least three (3) Business Days prior to the Closing, providing all documentation and other information about the Company and Company Subsidiaries that is reasonably requested in writing by any of the Debt Financing Sources that the Debt Financing Sources reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent requested by Purchaser in writing at least ten (10) Business Days prior to the Closing, in each case, to the extent required to be delivered pursuant to the conditions to the funding of the Debt Financing as in effect on the date hereof; (E) using commercially reasonable efforts to satisfy the conditions precedent set forth in the Debt Commitment Letter to the extent the satisfaction thereof is solely within the control of, or requires the cooperation of, the Company or the Company Subsidiaries; and (F) otherwise reasonably cooperating in Purchaser’s efforts to obtain the Debt Financing (including requesting of the appropriate Persons, and using its commercially reasonable efforts to obtain, customary officers certificates described in the Debt Commitment Letter (as in effect on the date hereof) and other similar documents as may reasonably be requested by Purchaser), obtaining the Funded Indebtedness Payoff Letters and facilitating the pledge of, and granting of security interests in, the stock and assets of the Company and the Company Subsidiaries (but, for the avoidance of doubt, excluding the establishment of any new bank or other accounts, the repayment of any indebtedness not required to be repaid pursuant to the terms hereof as a condition to the Closing, or the provision of any financial information not expressly required pursuant to the terms hereof) (it being understood that the provisions of this parenthetical do not impair any obligation hereunder to deliver the Funded Indebtedness Payoff Letters pursuant to Section 2.3(b)(ii)); provided, that, notwithstanding anything to the contrary in this Section 6.18 [(Financing)], the Company shall not be required to provide, or cause any Company Subsidiary to provide, cooperation under this Section 6.18(b) that: (1) (1) unreasonably interferes with the ongoing business of the Company or any Company Subsidiary; (2) causes any representation, warranty, covenant or agreement in this Agreement to be breached; (3) causes any closing condition set forth in Article VII [(Conditions Precedent)] to fail to be satisfied or otherwise causes the breach of this Agreement or, at or prior to Closing, any Contract to which the Company or any Company Subsidiary is a party (provided that none of the Seller, Company or Company Subsidiaries shall have any responsibility or liability with respect to any such breach of any such Contract, whether before, at or after the Closing, to the extent solely resulting from actions requested by the Purchaser to be taken in compliance with its obligations under this Section 6.18(b)); (4) allows any investor, arranger or syndicate lender access to the personnel or facilities of the Company and Company Subsidiaries that is greater in scope or frequency than the access afforded to Purchaser under this Agreement; or (5) would require any disclosure, which disclosure would be a material breach of this Agreement. For the avoidance of doubt, none of the Company, any Company Subsidiaries or their respective Affiliates shall be required to provide, and Purchaser shall be solely responsible for the preparation of, (a) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (other than, for the avoidance of doubt, the Financial Statements), (b) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (c) projections, risk factors or other forward-looking statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of the Regulation S-X or (d) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K (subclauses (a) through (d), collectively, the “Excluded Financial Information”).

(ii)            Notwithstanding anything to the contrary contained in this Section 6.18, (a) the Company Board and the directors, managers and general partners of the Company Subsidiaries shall not be required to adopt resolutions approving the Debt Financing or the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (b) other than the authorization letters referred to in clause (iii) of the definition of “Required Information,” none of Seller, the Company or any Company Subsidiary shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, and in the event any such Person does agree to execute any such document, Purchaser agrees that the execution of any documents in connection with the Debt Financing shall be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect until the Closing occurs and will not encumber the assets of the Company prior to the Closing, (c) none of Seller, the Company or any Company Subsidiaries shall be required to take any corporate, limited liability company, or limited partnership actions prior to the Closing to permit the consummation of the Debt Financing, (d) none of Seller, the Company or any of the Company Subsidiaries shall be required to provide any cooperation under this Section 6.18 that unreasonably interferes with any of their respective ongoing businesses or operations or their respective abilities to perform their respecting obligations under this Agreement and (e) in no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information (other than the Required Information) that is not currently readily available to the Company on the date hereof or is not otherwise prepared in the ordinary course of business of the Company at the time requested by Purchaser or for the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants. Subject to the Purchaser’s indemnification obligations under Section 6.18(c) and elsewhere in this Agreement, the Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Seller, the Company or any of the Company’s Subsidiaries or the reputation or goodwill of Seller, the Company or any of the Company’s Subsidiaries and/or their respective marks.

(c)             In no event shall Seller, the Company or any Company Subsidiary be required to (i) pay any commitment or similar fee or incur any Liability (including due to any act or omission by Seller, the Company or any Company Subsidiary or any of their respective Representatives) or expense in connection with assisting Purchaser in arranging the Debt Financing or as a result of any information provided by Seller, the Company, any Company Subsidiary or any of their respective Affiliates or their respective Representatives in connection therewith, which, in each case, is not paid in advance or adequately (as determined by Seller) or indemnified by Purchaser pursuant to this Section 6.18(c), (ii) take any action that would result in a material violation of applicable Law, (iii) have or incur any Liability under any definitive financing document or any related document or other agreement or document related to the Debt Financing, or in connection with the Debt Financing prior to the Closing occurring, or (iv) disclose or provide any information the disclosure of which in the reasonable judgment of the Company and the Company Subsidiaries, is restricted by applicable Law or Order, or is subject to attorney-client privilege. Purchaser shall (A) promptly upon request by Seller reimburse Seller (in the case that the Closing has occurred) or the Company (in the case of a termination of this Agreement) for all out-of-pocket costs incurred by Seller, the Company and the Company Subsidiaries in connection with such cooperation (whether or not contemplated by Section 6.18(b) and (B) indemnify and hold harmless Seller, the Company, the Company Subsidiaries and their respective Affiliates and their respective Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith; provided that the foregoing exculpatory and indemnification provisions shall not apply in the case of any Liabilities suffered directly and exclusively as a result of Fraud or the gross negligence, bad faith or willful misconduct of Seller, the Company, the Company Subsidiaries or their respective Affiliates or Representatives.

Section 6.19            Proxy Statement.

(a)             As promptly as reasonably practicable following the date hereof (and in any event no later than forty-five (45) days after the date hereof), the Company shall, with the reasonable assistance of Purchaser, prepare and file with the SEC, a proxy statement relating to the approval by the stockholders of the Company, on a binding, advisory basis, of this Agreement and the transactions contemplated hereby (as amended or supplemented from time to time, the “Proxy Statement”). For the avoidance of doubt, the Proxy Statement may include such other proposals as the Company determines are reasonably necessary for the consummation of the Reorganization or any Related Transaction. Purchaser and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and Purchaser shall furnish all information concerning Purchaser as the Company may reasonably request in connection with the preparation of the Proxy Statement, including such information that is required by the Exchange Act to be set forth in the Proxy Statement. Purchaser shall cause the information relating to Purchaser supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, not to contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Assuming Purchaser’s compliance with the foregoing, the Company shall cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to comply as to form in all material respects with the Exchange Act and any applicable requirements under applicable Law. Purchaser and the Company shall each use commercially reasonable efforts to respond as promptly as reasonably practicable to, and resolve all comments received from, the SEC concerning the Proxy Statement, and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b)             Each of Purchaser and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC (or its staff) and all other written correspondence and oral communications with the SEC (or its staff) relating to the Proxy Statement and (ii) any request by the SEC (or its staff) for any amendment or supplement to the Proxy Statement or for additional information with respect thereto, and shall supply the other party hereto with copies of all material correspondence between the Company, Purchaser or any of their respective Representatives, on the one hand, and the SEC (or its staff), on the other hand, with respect to the Proxy Statement. All filings by Seller or the Company with the SEC (or its staff), responses to any comments from the SEC (or its staff) and all mailings to the stockholders of the Company primarily relating to the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Purchaser; provided, that Seller and the Company will no longer be required to comply with the foregoing if the Company Board has effected any Adverse Recommendation Change or shall have resolved to do so. All filings by Purchaser with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company.

(c)            If at any time prior to the Company Stockholders’ Meeting the Purchaser or the Company discovers any information relating to the Company, Purchaser, or any of their respective Affiliates, directors or officers, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

Section 6.20            Company Stockholders’ Meeting. The Company shall, in accordance with its Constituent Documents and applicable Law, promptly and duly establish a record date, call, give notice of and convene as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the stockholders of the Company (including any adjournments and postponements thereof, the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval and shall, unless the Company Board has effected an Adverse Recommendation Change or shall have resolved to do so, in each case in accordance with this Agreement, (a) recommend that the stockholders of the Company, on a binding, advisory basis, approve this Agreement and the transactions contemplated hereby and include in the Proxy Statement the Company Board Recommendation and (b) use commercially reasonable efforts to solicit such approval. The Company may postpone, recess or adjourn the Company Stockholders’ Meeting (i) with the consent of Purchaser or (ii) if the Company is unable to obtain a quorum of its stockholders at the Company Stockholders’ Meeting or (iii) to allow additional time for the filing and distribution of any amended or supplemental disclosure which the Company Board has determined in good faith (after reasonable consultation with outside counsel and Purchaser) is necessary or advisable under applicable Law and for such amended or supplemental disclosure to be reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting. The Company agrees that, except as reasonably necessary for the consummation of any Related Transaction, no matters shall be brought before the Company Stockholders’ Meeting other than the adoption of this Agreement and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes). In no event will the record date of the Company Stockholders’ Meeting be changed without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by applicable Law.

Section 6.21            Alternative Transaction Proposals.

(a)             From the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, except as otherwise provided in this Section 6.21, the Company shall not, and shall cause each Company Subsidiary not to, and will use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, or knowingly initiate, encourage or facilitate the making of any Alternative Transaction Proposal, (ii) other than with Purchaser or its Representatives and other than to inform any Person of the provisions of this Section 6.21(a), (A) engage in, continue or otherwise participate in any discussions or negotiations, (B) provide or afford access to its properties, assets, books and records or personnel of the Company or any Company Subsidiary or (C) furnish to any Person any non-public information, in each case of clauses (A) through (C), in connection with, relating to, or for the purpose of encouraging, any Alternative Transaction Proposal or the making thereof or any inquiry, offer or proposal that could reasonably constitute an Alternative Transaction Proposal, (iii) execute or enter into, or propose to enter into, any Alternative Transaction Agreement, (iv) grant any waiver or release under any “standstill” or similar agreement with respect to any class of securities of the Company or any of the Company Subsidiaries to the extent that the applicable provision of any such agreement prohibits or purports to prohibit a confidential proposal being made to the Company Board, unless the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with such directors’ fiduciary duties under applicable Law or (v) authorize, agree or commit or knowingly permit any Representative to do any of the foregoing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to the final sentence of this Section 6.21(a), if at any time after the date hereof and prior to receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives an Alternative Transaction Proposal that did not result from a breach of this Section 6.21, the Company and the Company Board may (directly or through their respective Representatives) (A) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) if the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel based on information then available that such Alternative Transaction Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company Board may (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement; provided, that a copy of all such information not previously provided to Purchaser (or its Representatives) is provided to Purchaser as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) after such information has been furnished to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal.

(b)             On the date hereof, the Company shall immediately cease and cause to be terminated, and shall cause the Company Subsidiaries and use its reasonable best efforts to cause its and their Representatives to immediately cease and cause to be terminated, any activities, solicitations, discussions or negotiations with any Person and its Affiliates and Representatives (other than the parties and their respective Representatives and designees) in connection with or relating to an Alternative Transaction Proposal, in each case that exists as of the date hereof. The Company also agrees that it will promptly after the date hereof (and in any event within two (2) Business Days thereof) (i) request each Person (other than Purchaser, Merger Sub and their respective Representatives and designees) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction Proposal to promptly return or destroy all confidential information furnished to such Person or any of its Affiliates or Representatives by or on behalf of the Company or any of the Company Subsidiaries prior to the date hereof and (ii) terminate any access to any data room (electronic or otherwise) previously provided to any such Person, its Affiliates or its or their respective Representatives.

(c)            Except as otherwise provided in this Section 6.21, the Company Board shall not, directly or indirectly, (i) (A) withdraw (qualify, amend or modify in a manner adverse to Purchaser) or publicly propose to withdraw (qualify, amend or modify in a manner adverse to Purchaser) the approval, recommendation or declaration of advisability of this Agreement and the transactions contemplated by this Agreement, (B) adopt a formal resolution to recommend, adopt, approve or declare advisable or publicly propose to recommend, adopt, approve or declare advisable, any Alternative Transaction Proposal, (C) if an Alternative Transaction Proposal not subject to Regulation 14D shall have been publicly announced or disclosed, fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days if possible, prior to the Company’s Stockholder’s Meeting, (D) make any public recommendation in connection with an Alternative Transaction Proposal that is a tender or exchange offer subject to Regulation 14D, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt or approve, or publicly propose to adopt or approve, cause, authorize or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding other than a confidentiality agreement referred to in Section 6.21(a) (each, an “Alternative Transaction Agreement”) (A) constituting or that would reasonably be expected to lead to or otherwise relates to any Alternative Transaction Proposal or (B) requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, but subject to the Company’s compliance in all material respects with the other provisions of this Section 6.21, as applicable, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of this Section 6.21 or an Intervening Event, make an Adverse Recommendation Change if the Company Board determines, in good faith, after consultation with its outside legal and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law.

(d)             Without limiting Section 6.21(c), but subject to Section 6.21(e), in response to a written Alternative Transaction Proposal that did not result from a breach of this Section 6.21 that the Company Board determines in good faith, after consultation with its outside legal and financial advisors, constitutes a Superior Proposal and that the failure to terminate this Agreement would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may terminate this Agreement pursuant to Section 8.1 [(Termination)] and this Section 6.21(d) and, concurrently with such termination, may enter into an Alternative Transaction Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1 [(Termination)] and this Section 6.21(d) unless the Company (i) complies with its obligations set forth in Section 6.21(c) and (ii) pays, or causes to be paid, to Purchaser the Company Termination Fee payable pursuant to Section 8.3 [(Termination Fees)] prior to or concurrently with such termination.

(e)            Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not be entitled to either (x) make an Adverse Recommendation Change pursuant to Section 6.21(c) or (y) terminate this Agreement pursuant to Section 8.1 [(Termination)] and Section 6.21(d), unless (i) the Company shall have provided to Purchaser three (3) Business Days’ prior written notice advising Purchaser that the Company Board intends to take such action, and (A) if relating to a Superior Proposal, such notice shall contain the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board, including the identity of the Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) making such Alternative Transaction Proposal and a copy of such Alternative Transaction Proposal or (B) if relating to an Intervening Event, such notice shall contain the material facts and circumstances of such Intervening Event and (ii) (A) during such three (3)-Business Day period, if requested by Purchaser and so long as Purchaser continues to negotiate in good faith, the Company shall have, and shall have used reasonable best efforts to cause its Representatives to have, engaged in negotiations in good faith with Purchaser to enable Purchaser to propose revisions to the terms of this Agreement or other agreements contemplated hereby and regarding any such amendments proposed in writing by Purchaser, (B) the Company Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Purchaser no later than the third (3rd) Business Day of such three (3)-Business Day period, (C)(1) with respect to a Superior Proposal, the Company Board shall have determined in good faith, after consultation with outside legal and financial advisors, that the Alternative Transaction Proposal constitutes a Superior Proposal after taking into account the adjustments to this Agreement that were offered by Purchaser and that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1 [(Termination)] would be inconsistent with the directors’ fiduciary duties under applicable Law and (2) with respect to an Intervening Event, the Company Board shall have determined in good faith that failure to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (D) in the event of any change to (1) any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of an Alternative Transaction Proposal, or (2) the facts or circumstances relating to an Intervening Event, the Company shall, in each case, have delivered to Purchaser an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) of this proviso shall commence (except that three (3) Business Day notice period referred to in clauses (i) and (ii) above shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.21(e) anew with respect to such additional notice, including clauses (i) and (ii) of this Section 6.21(e); and provided that the Company has complied in all material respects with its obligations under this Section 6.21.

(f)             Notwithstanding anything to the contrary contained herein, the Company or the Company Board, directly or indirectly through their respective Representatives, shall be permitted to (i) take or disclose any position or disclose any information reasonably required under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) and, to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Alternative Transaction Proposal, (ii) make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) or take a neutral or no position with respect to any Alternative Transaction Proposal, (iii) make any other disclosure to the Company’s stockholders that is reasonably required by applicable Law (provided, however, that any disclosures permitted under this Section 6.21(f) shall not, in and of themselves, constitute an Adverse Recommendation Change or form a basis for Purchaser to terminate this Agreement pursuant to Section 8.1 [(Termination)]) and (iv) waive any “standstill” or similar provision in order to permit a Person to make an Alternative Transaction Proposal.

(g)             From and after the date hereof, the Company shall as promptly as reasonably practicable (and in no event later than twenty-four (24) hours after receipt) notify Purchaser of any Alternative Transaction Proposal or bona fide inquiry (whether written or oral) from any Person or group in respect of a potential Alternative Transaction Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives in connection with an Alternative Transaction Proposal and such notice shall include (x) the identity of the Person or group making such Alternative Transaction Proposal or inquiry, and (y) the material terms and conditions of any such Alternative Transaction Proposal or inquiry and, if written, a copy thereof. The Company shall keep Purchaser reasonably informed, on a reasonably prompt basis, of the status and material terms (including any changes to the material terms and conditions thereof) of any such Alternative Transaction Proposal or inquiry in respect thereof and, if written, provide to Purchaser a copy thereof.

Section 6.22            Reorganization; Stock Exchange De-listing. Subject to the approval by the Company’s stockholders of the Reorganization and the Company Stockholder Approval, Seller and the Company shall, and shall cause their respective Subsidiaries to, consummate the Reorganization prior to the Closing on the terms set forth on Section 1.2 of the Disclosure Letter. The Surviving Company shall cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as promptly as practicable following the Closing, and Seller and the Company shall prior to the Closing reasonably cooperate with Purchaser with respect thereto, and Seller shall continue to reasonably cooperate with Purchaser following the Closing with respect thereto.

Section 6.23            Transaction Litigation. In the event that any stockholder litigation related to this Agreement or any of the transactions contemplated hereby, including the Reorganization, is brought against Seller, the Company, any member of the Company Board or the board of directors of Seller (in their capacity as such) prior to the Closing (the “Transaction Litigation”), the Company shall promptly notify Purchaser of any such Transaction Litigation and shall keep Purchaser reasonably informed with respect to the status thereof and give Purchaser the opportunity to participate in (but not control) the defense of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation where such settlement would impose obligations (monetary or otherwise) on the Company or the Surviving Company without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, such consent shall not be required for settlements solely for (a) money damages and the payment of attorneys’ fees in an aggregate amount not to exceed the dollar amount of the coverage limits for such settlements under the then current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries or (b) providing additional disclosure in the Proxy Statement.

Section 6.24            Use of Seller Marks.

(a)             As promptly as possible following the Closing (but in any event within ninety (90) days following the Closing Date), Purchaser shall cause the Surviving Company and the Company Subsidiaries to cease using the terms “MACQUARIE,” “MIC,” “MIC GLOBAL SERVICES,” “MACQUARIE GLOBAL SERVICES,” “Holey Dollar” and “Holey $” (whether alone or in combination with any other word or design) and any marks similar thereto or constituting an abbreviation or extension thereof and all other marks of Seller or otherwise related to Macquarie Group Limited (collectively, the “Seller Marks”), including eliminating the Seller Marks from all assets of the Surviving Company and the Company Subsidiaries and the disposing of any unused stationery, literature or similar materials bearing any Seller Marks, and thereafter, Purchaser shall not, and shall cause the Surviving Company and the Company Subsidiaries not to, use any Seller Marks or any other Intellectual Property rights of Seller, Macquarie Group Limited, or any of their respective Affiliates. For clarity, during such ninety (90) day period following Closing Date, the Surviving Company and the Company Subsidiaries may only use the Seller Marks to phase out their use thereof and only in substantially the same form, scope, quality, and manner as the Seller Marks were used during the three (3)-month period immediately preceding the Closing Date (and not in any other form, scope, quality, or manner). Purchaser acknowledges and agrees that, absent a separate written agreement among Macquarie Group Limited, Seller and Purchaser to the contrary, Purchaser and its Affiliates have no rights whatsoever to use the Seller Marks or other Intellectual Property of Seller or Macquarie Group Limited and neither Purchaser nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Marks.

(b)             Purchaser, for itself and its Affiliates (which, for the purposes of this Section 6.24, shall include the Surviving Company and the Company Subsidiaries), agrees that immediately from and after the Closing, Purchaser and its Affiliates will not expressly, or by implication, do business as or represent themselves as (or as affiliated with) Seller, Macquarie Group Limited, or their respective Affiliates.

(c)             As promptly as possible following the Closing (but in any event within ten (10) Business Days following the Closing), Purchaser and its Affiliates shall make all filings with any and all offices, agencies and bodies and take all other actions necessary to adopt new corporate names, registered names and registered fictitious names of the Surviving Company and the Company Subsidiaries that do not consist in whole or in part of, and are not dilutive of or confusingly similar to, any Seller Marks (“New Corporate Names”). Upon receipt of confirmation from the appropriate registry that such name changes have been effected, Purchaser shall provide Seller and Macquarie Group Limited with written proof that such name changes have been effected. Purchaser and its Affiliates shall, and shall cause the Company and the Company Subsidiaries to, use their respective best efforts to adopt New Corporate Names as soon as possible after the Closing.

Section 6.25            MIC Hawaii Related Transaction. After the Closing and until the consummation of a Related Transaction to sell MIC Hawaii, the Company shall, and Purchaser shall, and shall cause the Company to, use commercially reasonably efforts to reasonably cooperate with Seller to cure any breaches by the Company of any representations, warranties, covenants, or agreements in the definitive transaction document for a Related Transaction to sell MIC Hawaii entered into in accordance with Section 6.3 [(Conduct of Business by the Company Pending the Closing)], that if uncured would result in a material delay or failure to consummate such Related Transaction; provided, that such cooperation does not adversely affect Purchaser, the Company, the Company Subsidiaries or any of their respective Affiliates in any material respect (other than the payment of out-of-pocket expenses that are reimbursed in full by Seller) and Seller shall promptly, upon receipt of any applicable invoices, promptly reimburse Purchaser, the Company or the Company Subsidiaries, as applicable, for any reasonable and documented out of pocket expenses (including reasonable attorneys’, auditors’ and accountants’ fees) incurred in connection with performing the obligations under this Section 6.25.

Section 6.26            Certain Post-Closing Matters.

(a)             Without limiting the terms of Section 9.2 [(Indemnification of the Company and Purchaser by MIC Hawaii and Seller)] and Section 10.14 [(Non-Recourse; Mutual Release)] and from and after the closing of the Reorganization, Seller and MIC Hawaii acknowledge and agree that MIC Hawaii shall be, or shall cause its Subsidiaries (which, for the avoidance of doubt, will not include, after the Closing, Purchaser, the Surviving Company or any Company Subsidiary) to be, responsible for (x) all of the assets that are used in the operation or conduct of MIC Hawaii’s business as owned, operated and conducted by MIC Hawaii immediately prior to the Reorganization (the “MIC Hawaii Assets”) and (y) all Liabilities and obligations to the extent relating to, Seller, MIC Hawaii, or any of their respective Subsidiaries, including any MIC Hawaii Liabilities.

(b)             Without limiting the terms of Section 9.1 [(Indemnification of MIC Hawaii by Purchaser and the Company)] and Section 10.14 [(Non-Recourse; Mutual Release)], from and after the closing of the Reorganization, Purchaser and the Company acknowledge and agree that the Company shall be, or shall cause its Subsidiaries (which, for the avoidance of doubt, will not include, after the Closing, Seller, MIC Hawaii or any of their respective Subsidiaries) to be, responsible for (x) all of the assets that are used in the operation or conduct of the Company’s and the Company Subsidiaries’ businesses as owned, operated and conducted by the Company and the Company Subsidiaries immediately prior to the Reorganization, excluding for the avoidance of doubt, any MIC Hawaii Assets (the “Company Assets”) and (y) all Liabilities and obligations to the extent relating to the Company or any Company Subsidiary.

(c)            If at any time after the Closing, any of the Purchaser, Company or any Company Subsidiary (i) receives or otherwise possesses any asset (including any funds, payments, and insurance proceeds) that should have properly been classified as a MIC Hawaii Asset or (ii) is liable under or otherwise responsible for discharging a Liability that should have properly been classified as a Liability of Seller, MIC Hawaii or their respective Subsidiaries (or otherwise included as a MIC Hawaii Liability), (A) (1) the Purchaser and the Company shall, and shall cause the Company Subsidiaries to, as applicable, use reasonable best efforts to promptly transfer, or cause to be transferred, such asset to Seller, MIC Hawaii or one of their designated Subsidiaries and (2) the Purchaser, the Company or the applicable Company Subsidiary, (x) shall hold such asset in trust for the use and benefit and burden of the Person entitled thereto (and at such other Person’s sole expense) until the consummation of the transfer thereof and (y) shall use reasonable best efforts to promptly transfer, or cause to be transferred, such asset to MIC Hawaii or its designated Subsidiaries, as applicable, or (B) Seller, MIC Hawaii or one of their designated Subsidiaries shall promptly assume such Liabilities from the Purchaser, the Company or the Company Subsidiary, as applicable, as the case may be.

(d)             If at any time after the Closing, any of Seller, MIC Hawaii or any of their respective Subsidiaries (i) receives or otherwise possesses any asset (including any funds, payments and insurance proceeds) that should have properly been classified as a Company Asset or (ii) is liable under or otherwise responsible for discharging a Liability that should have properly been classified as Liability of Purchaser, the Company or any Company Subsidiary, (A) (1) Seller and MIC Hawaii shall, and shall cause their respective Subsidiaries to, as applicable, use reasonable best efforts to promptly transfer, or cause to be transferred, such asset to the Purchaser, the Company or one of its designated Subsidiaries and (2) the Seller, MIC Hawaii or one of their respective applicable Subsidiaries, (x) shall hold such asset in trust for the use and benefit and burden of the Person entitled thereto (and at such other Person’s sole expense) until the consummation of the transfer thereof and (y) shall use reasonable best efforts to promptly transfer, or cause to be transferred, such asset to the Purchaser, the Company or its designated Subsidiaries, as applicable, or (B) Purchaser, the Company or one of the Company Subsidiaries shall promptly assume such Liabilities from Seller, MIC Hawaii or one of their respective Subsidiaries, as applicable, as the case may be.

(e)             Each party hereto shall reasonably cooperate with each other party, including by using reasonable best efforts to execute, acknowledge and deliver any further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and by taking such further actions, as may be reasonably necessary or appropriate to effect the transfers contemplated by this Section 6.26.

(f)             For the avoidance of doubt, the transfer or assumption of any assets or Liabilities under this Section 6.26 shall be effected without any additional consideration payable by any party hereto or any of their Affiliates and each party hereto will bear its (and its Affiliates) own fees and expenses in connection with such efforts. The parties hereto shall reasonably cooperate to effect any transfers or other arrangements described in this Section 6.26 in a manner that is Tax efficient for each of the parties hereto, by treating the Person initially in possession of any assets referred to in this Section 6.26 after the Closing as holding such assets as an agent or nominee for the transferee of such assets for all Tax purposes, to the extent practical and permitted by applicable Law.

(g)             For federal and applicable state and local income Tax purposes:

(i)            Any asset transferred to Seller, MIC Hawaii or any of their respective designated Subsidiaries, as applicable, and any Liability assumed by Seller, MIC Hawaii or any of their respective designated Subsidiaries, as applicable, shall be treated as never having been so transferred or assumed by, as applicable, the Purchaser, the Company or any Company Subsidiary, as applicable, and shall be deemed to have been a MIC Hawaii Asset or Liability related thereto, as applicable, in each case, from and after the Reorganization; and

(ii)           Any asset transferred to the Purchaser, the Company or any Company Subsidiaries, as applicable, and any Liability assumed by the Purchaser, the Company or any Company Subsidiaries, as applicable, shall be treated as never having been transferred to or assumed by, as applicable, Seller, MIC Hawaii or any of their respective Subsidiaries, and shall be deemed to have been a Company Asset or Liability related thereto, as applicable, in each case, from and after the Reorganization.

Section 6.27            Post-Closing Financial Statement Assistance. Section 6.28 After the Closing, Seller and the Company shall reasonably cooperate (and use their commercially reasonable efforts to cause their respective auditors to reasonably cooperate) with each other in connection with their preparation of any financial statements for any periods beginning on or prior to the Closing Date, including by providing historical financial information relating to the Company in Seller’s, the Company’s or their respective auditors’ possession and as reasonably requested by either of them in connection with preparing such financial statements; provided, that each of Seller and the Company shall be solely responsible for the preparation of their own respective financial statements; provided, further, that such requesting party shall, upon receipt of any applicable invoices, promptly reimburse such other party for their reasonable and documented out of pocket expenses (including reasonable attorneys’, auditors’ and accountants’ fees) incurred in connection with performing the obligations under this Section 6.27.

Article VII
CONDITIONS PRECEDENT

Section 7.1             Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) in writing by Purchaser and the Company at or prior to (and as of) the Closing of the following conditions:

(a)             Injunctions; Illegality. No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement that remains in effect (provided, that, prior to asserting this condition, the party asserting this condition shall have complied with its obligations under Section 6.5 [(Regulatory Approvals; Consents)]) to prevent the entry of such Law or Order and to appeal as promptly as possible any judgment that may be entered).

(b)             Required Regulatory Approvals. Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated. Any other applicable waiting periods (or any extension thereof), consents, waivers, filings or approvals under any applicable Laws required to consummate the transactions contemplated hereby and identified on Section 7.1(b) of the Company Disclosure Letter (collectively with the expiration of the waiting period under the HSR Act, the “Required Regulatory Approvals”) shall have expired, been terminated, been made or been obtained.

(c)             Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 7.2             Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Purchaser in writing at or prior to (and as of) the Closing of the following additional conditions:

(a)             Performance. All of the agreements and covenants of Seller and the Company to be performed and complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects.

(b)             Representations and Warranties. (i) Each of the representations and warranties of (A) Seller set forth in Section 3.1 [(Due Organization, Good Standing and Corporate Power)] and Section 3.2(a) [(Authorization)], and (B) the Company set forth in Section 4.1 [(Due Organization, Good Standing and Corporate Power)] and Section 4.2(a) [(Authorization)] shall be true and correct in all material respects at and as of the Closing Date, (ii) each of the representations and warranties of (A) Seller set forth in Section 3.4 [(Broker’s or Finder’s Fees)] and Section 3.5 [(Ownership of Shares)], and (B) the Company set forth in Section 4.20 [(Broker’s or Finder’s Fees)] shall be true and correct in all respects, at and as of the Closing Date, (iii) each of the representations and warranties of the Company set forth in Section 4.4 [(Capitalization)] shall be true and correct in all respects except for de minimis inaccuracies, at and as of the Closing Date, (iv) each of the other representations and warranties of Seller and the Company set forth in Article III [(Representations and Warranties of Seller)] and Article IV [(Representations and Warranties of the Company)] not referenced in clause (i), clause (ii), clause (iii) or clause (v) of this Section 7.2(b) (other than Section 4.6(a) [(Absence of Certain Changes)]) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (iv), where the failure to be so true and correct as would not have a Company Material Adverse Effect, and (v) the representation and warranty of the Company set forth in Section 4.6(a) [(Absence of Certain Changes)] is true and correct at and as of the date hereof.

(c)             Closing Deliverables. Seller shall have delivered or caused to be delivered to Purchaser the items set forth in Section 2.3(b) [(Closing; Closing Deliverables by Seller)].

(d)             Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(e)             Reorganization. The Reorganization shall have been consummated in all material respects in accordance with the terms set forth on Section 1.2 of the Disclosure Letter.

Section 7.3             Conditions to the Obligations of Seller and the Company. The obligation of Seller and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Company in writing at or prior to (and as of) the Closing of the following additional conditions:

(a)             Performance. All of the agreements and covenants of Purchaser to be performed and complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects.

(b)             Representations and Warranties. Each of the representations and warranties of Purchaser set forth in Article V [(Representations and Warranties of the Purchaser)] shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(c)             Closing Deliverables. Purchaser shall have delivered or caused to be delivered to Seller the items set forth in Section 2.3(c) [(Closing; Closing Deliverables by Purchaser)].

Section 7.4             Frustration of Closing Conditions. Neither Purchaser, nor Seller, nor the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by such party’s failure to act in good faith or such party’s failure to comply with any provision of this Agreement.

Article VIII
TERMINATION

Section 8.1             Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a)             by mutual written consent of the Company and Purchaser;

(b)             by the Company, on the one hand, or Purchaser, on the other hand, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied in all material respects with its obligations under Section 6.5 [(Regulatory Approvals; Consents)] (including in the case of the Company, the Seller’s obligations) to avoid the entry of, or to effect the dissolution of, any such Law or Order; and provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if such party is in material breach of this Agreement and such breach has caused or resulted in the failure of a condition set forth in Article VII;

(c)             by the Company, on the one hand, or Purchaser, on the other hand, if the Closing Date shall not have occurred on or prior to December 6, 2021 (the “End Date”); provided, that no party may terminate this Agreement pursuant to this Section 8.1(c) if such party (including in the case of the Company, MIC Hawaii and Seller) is in material breach of this Agreement and such breach has caused or resulted in the failure of a condition set forth in Article VII; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party hereto if the other party hereto has initiated proceedings prior to the End Date to specifically enforce this Agreement to cause the Closing to occur in compliance with this Agreement while such proceedings are still pending;

(d)             by the Company, if: (i) any of the representations and warranties of Purchaser contained in Article V [(Representations and Warranties of Purchaser)] shall fail to be true and correct or (ii) there shall be a breach by Purchaser of any of its covenants or agreements in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 7.3(a) [(Conditions to the Obligations of Seller; Performance)] or Section 7.3(b) [(Conditions to the Obligations of Seller; Representations and Warranties)] to be satisfied and (B) which is not curable or, if curable, is not cured after written notice thereof is given by the Company to Purchaser by the earlier of (x) the day that is two (2) Business Days prior to the End Date and (y) the day that is twenty (20) Business Days after the giving of such notice; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if Seller or the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e)             by Purchaser, if: (i) any of the representations and warranties of Seller contained in Article III [(Representations and Warranties of Seller)] or of the Company contained in Article IV [(Representations and Warranties of the Company)] shall fail to be true and correct or (ii) there shall be a breach by Seller, MIC Hawaii or the Company of any of their respective covenants or agreements in this Agreement (other than any of the covenants or agreements under Section 6.21 [(Alternative Transaction Proposals)] that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 7.2(a) [(Conditions to the Obligations of Purchaser; Performance)] or Section 7.2(b) [(Conditions to the Obligations of Purchaser; Representations and Warranties)] and (B) which is not curable or, if curable, is not cured after written notice thereof is given by Purchaser to the Company by the earlier of (x) the day that is two (2) Business Days prior to the End Date and (y) the day that is twenty (20) Business Days after the giving of such notice; provided, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if Purchaser is then in material breach of any of its covenants or agreements contained in this Agreement;

(f)            by the Company, if: (i) all conditions set forth in Section 7.1 [(Conditions to the Obligations of Each Party)] and Section 7.2 [(Conditions to the Obligations of Purchaser)] have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, which conditions are, at the time that notice of termination is delivered, capable of being satisfied if the Closing were to occur at the time that notice of termination is delivered), (ii) the Company and Seller have both delivered irrevocable notice in writing to Purchaser that all conditions set forth in Section 7.1 [(Conditions to the Obligations of Each Party)] and Section 7.2 [(Conditions to the Obligations of Purchaser)] have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, which conditions are, at the time that such notice is delivered, capable of being satisfied if the Closing were to occur at the time that notice of termination is delivered) and that the Company and Seller are ready, willing and able to, and will, consummate the Closing when required pursuant to Section 2.3 [(Closing)] and (iii) Purchaser does not consummate the Closing within two (2) Business Days following the later of (A) the delivery of such notice described in clause (ii) and (B) by the time the Closing is required to occur pursuant to Section 2.3(a) [(Closing)] (and the Company and Seller did not, in fact, prevent Purchaser from consummating the Closing on a subsequent date prior to the Company’s termination of this Agreement pursuant to this Section 8.1(f));

(g)             by Purchaser if an Adverse Recommendation Change shall have occurred; provided, however, that, Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) from and after the receipt of the Company Stockholder Approval;

(h)             by the Company, on the one hand, or Purchaser, on the other hand, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof at which a vote of the stockholders of the Company has been taken in accordance with this Agreement and the terms of the Company’s Constituent Documents; and

(i)             by the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board has received a Superior Proposal that did not result from a breach of Section 6.21 [(Alternative Transaction Proposals)], (ii) the Company has complied in all material respects with its obligations under Section 6.21 [(Alternative Transaction Proposals)], (iii) to the extent permitted by and effected in accordance with Section 6.21(e) [(Alternative Transaction Proposals)], the Company Board approves, and the Company, concurrently with the termination of this Agreement pursuant to this Section 8.1(i), enters into, an Alternative Transaction Agreement with respect to such Superior Proposal and (iv) the Company pays Purchaser the applicable termination fee set forth in and pursuant to the terms of Section 8.3(a) [(Termination Fees)] concurrently with or prior to such termination.

Section 8.2             Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 8.1 [(Termination)] by Purchaser, on the one hand, or the Company, on the other hand, or both, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 8.1(a)), and this Agreement shall be terminated without any further action by Purchaser or the Company and become void and have no effect, and each of the parties hereto will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there shall be no Liability hereunder on the part of Purchaser, Seller, the Debt Financing Sources, the Company or the Company Subsidiaries, except that Article I [(Definitions)], Section 6.2 [(Confidentiality)], Section 6.5(b) [(Regulatory Approvals; Consents)], Section 6.12 [(Conflicts; Privileges)], Section 6.18(c) [(Financing)], this Section 8.2, Section 8.3 [(Termination Fees)], and Article X [(Miscellaneous)] and the Guarantee shall survive any termination of this Agreement. Subject to the limitations set forth in Section 8.3(c) [(Termination Fees)], nothing in this Section 8.2 shall relieve or release Seller or the Company from any Liabilities arising out of its knowing and intentional breach of any provision of this Agreement prior to the termination of this Agreement. The parties hereto acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to seek specific performance in accordance with the terms and conditions set forth in Section 10.13 [(Specific Enforcement)] prior to the valid termination of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement and the Guarantee (to the extent applicable), all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.3             Termination Fees.

(a)             In the event that:

(i)            this Agreement is terminated (A) by Purchaser pursuant to Section 8.1(g) [(Termination for Adverse Recommendation Change)], or (B) by the Company pursuant to Section 8.1(i) [(Termination for Superior Proposal)]; or

(ii)             (A) prior to the date of the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made or otherwise publicly communicated to the Company or otherwise generally made known to the stockholders of the Company and not publicly withdrawn, (B) this Agreement is terminated by (1) Purchaser or the Company pursuant to Section 8.1(c) [(Termination for End Date)] (other than in circumstances in which the Company could have terminated pursuant to Section 8.1(f) [(Termination for Closing Failure)], or Section 8.1(d) [(Termination for Material Breach)] or Section 8.1(h) [(Termination for failure to obtain Company Stockholder Approval)], or (2) Purchaser pursuant to Section 8.1(e) [(Termination for Company Breach)]), and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by such Alternative Transaction Proposal; provided, that references to “twenty percent (20%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay to Purchaser the Company Termination Fee. Any fee due under this Section 8.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Purchaser to the Company (x) in the case of termination pursuant to clause (i)(A) above, within two (2) Business Days of such termination, (y) in the case of termination pursuant to clause (i)(B) above, concurrently with or prior to such termination or (z) in the case of termination pursuant to clause (ii) above, within two (2) Business Days of the earlier of the date when such definitive agreement is executed or the consummation of the transactions referred to in clause (ii)(C) above. The “Company Termination Fee” means $88,125,000.

(b)            In the event this Agreement is (i) validly terminated by Purchaser or the Company pursuant to Section 8.1(c) [(Termination for Failure to Close by End Date)] and, at the time of such termination, either (A) the Company could have terminated this Agreement pursuant to Section 8.1(f) [(Termination for Closing Failure)], or (B) the Company could have terminated this Agreement pursuant to Section 8.1(d) [(Termination for Material Breach)], (ii) validly terminated by the Company pursuant to Section 8.1(d) [(Termination for Material Breach)] or (iii) validly terminated by the Company pursuant to Section 8.1(f) [(Termination for Closing Failure)], Purchaser shall pay, or cause to be paid, to the Company an amount equal to $193,875,000 (the “Reverse Termination Fee”) by wire transfer of same-day funds to an account provided in writing by the Company to Purchaser within two (2) Business Days of such termination. In the event this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d) or Section 8.1(f), to the extent not previously paid, Purchaser shall pay to the Company the outstanding balance of any Reimbursable Expenses within two (2) Business Days of such termination. Notwithstanding anything in this Section 8.3 to the contrary, the Recovery Costs (or any equivalent amount that would constitute Recovery Costs) shall only become payable in the event that the Reverse Termination Fee is also payable.

(c)             Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not have entered into this Agreement. Each of the parties hereto acknowledges that each of the Company Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Purchaser, on the one hand, and Seller and the Company, on the other hand, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Each party hereto covenants and agrees that it will not take any position that is inconsistent with the immediately preceding sentence. Accordingly, in the event that the Company shall fail to pay the Company Termination Fee when due, or Purchaser shall fail to pay the Reverse Termination Fee or any of the outstanding Reimbursable Expenses when due, and in order to obtain such payment, Purchaser, or Seller or the Company, as applicable, commences a suit which results in a judgment against such other party for the payment of any such amount, then the Company or Purchaser, as the case may be, shall pay to the other party hereto such other party’s reasonable and documented out of pocket expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in The Wall Street Journal (the “Recovery Costs”).

(d)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.2 [(Effect of Termination)] and Section 10.13 [(Specific Enforcement)], in the event this Agreement is terminated as contemplated by Section 8.3(b), the Company’s right to terminate this Agreement and receive payment of the Reverse Termination Fee together with any outstanding Reimbursable Expenses and Recovery Costs pursuant to Section 8.3(b) and Section 8.3(c) shall constitute the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Seller, the Company and the Company Subsidiaries and any of their respective Affiliates and any of their respective, direct or indirect, former, current or future equityholders, Affiliates, Representatives and their respective successors and assignees (collectively, the “Company Related Parties”) against Purchaser, the Guarantors, the Debt Financing Sources and any of their respective Affiliates and any of their respective, direct or indirect, former, current or future equityholders, Affiliates, Representatives or their respective successors and assignees (collectively, the “Purchaser Related Parties”) for any Loss, Liability or damage suffered as a result of, relating to or arising out of this Agreement, the Guarantee, the Debt Commitment Letter, the Equity Commitment Letter, any other documents and instruments executed by any Purchaser Related Party pursuant hereto or thereto or the transactions contemplated hereby or thereby, including the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of the Reverse Termination Fee, together with any outstanding Reimbursable Expenses and any applicable Recovery Costs pursuant to this Agreement, none of the Purchaser Related Parties shall have any further Liability relating to or arising out of this Agreement, the Guarantee, the Debt Commitment Letter, the Equity Commitment Letter, any other documents and instruments executed by any Purchaser Related Party pursuant hereto or thereto or the transactions contemplated hereby or thereby (or the abandonment or termination thereof).

(e)             Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.2 [(Effect of Termination)] and Section 10.13 [(Specific Enforcement)] in the event this Agreement is terminated as contemplated in Section 8.3(a), Purchaser’s right to receive payment of the Company Termination Fee and Recovery Costs pursuant to Section 8.3(a) and Section 8.3(c), shall constitute the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Purchaser and the Purchaser Related Parties against the Company and the Company Related Parties for any Loss, Liability or damage suffered as a result of, relating to or arising out of this Agreement, and any other documents and instruments executed by any Company Related Party pursuant hereto or thereto or the transactions contemplated hereby or thereby, including the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of the Company Termination Fee and any applicable Recovery Costs pursuant to this Agreement, none of the Company or the Company Related Parties shall have any further Liability relating to or arising out of this Agreement, any other documents and instruments executed by any Company Related Party pursuant hereto or thereto or the transactions contemplated hereby or thereby (or the abandonment or termination thereof).

(f)            Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event shall any Company Related Party be entitled to seek or obtain any recovery or judgment in excess of the Reverse Termination Fee (and any applicable Reimbursable Expenses and Recovery Costs) against any Purchaser Related Party or any of their respective assets, and in no event shall any Company Related Party be entitled to seek or obtain any other damages of any kind against any Purchaser Related Party for, or with respect to, this Agreement, the Guarantee, the Debt Commitment Letter, the Equity Commitment Letter, any other documents and instruments executed by any Purchaser Related Party pursuant hereto or thereto or the transactions contemplated hereby or thereby, including in connection with any breach by Purchaser, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, (ii) in no event shall Purchaser be required to pay, or cause to be paid, the Reverse Termination Fee on more than one occasion, or both the Reverse Termination Fee and other damages (but excluding Reimbursable Expenses and Recovery Costs), after Purchaser (or the Guarantors pursuant to the Guarantee) has paid the Reverse Termination Fee and (iii) in no event shall Seller, the Company or any other Company Related Party be entitled to receive both specific performance in accordance with the terms and conditions set forth in Section 10.13 [(Specific Enforcement)] and any money damages, including all or any portion of the Reverse Termination Fee and Recovery Costs. For the avoidance of doubt, neither the Company nor any of its Affiliates will have any rights or claims, and will not seek any rights or claims against any of the Debt Financing Sources in connection with this Agreement or the Debt Financing.

Article IX
INDEMNIFICATION

Section 9.1             Indemnification of MIC Hawaii by Purchaser and the Company. Subject to the other provisions of this Article IX, from and after the Closing, each of Purchaser and the Company agrees, on a joint and several basis, to and shall indemnify, Seller, MIC Hawaii and each of their respective Representatives, Subsidiaries, direct and indirect parent companies, equityholders, partners, members, managers, officers and directors, in each case, in their respective capacities as such, and each successors and assigns of any of the foregoing (the “MIC Hawaii Indemnitees”) and save and hold each of them harmless from and against any Losses suffered, incurred or paid, directly or indirectly, by any of them as a result of, arising out of or related to any Liabilities of the Company or any of its Subsidiaries (whether relating to periods prior to, on or after the Closing Date, including any Liability pursuant to Treasury Regulations Section 1.1502-6 (or analogous provision of state, local or foreign Law)), but expressly excluding any such Liabilities (such excluded Liabilities, the “MIC Hawaii Liabilities”) to the extent they relate to Seller, MIC Hawaii or any of their respective Subsidiaries (whether relating to periods prior to, on or after the Closing Date) (for the avoidance of doubt, such excluded Liabilities shall include any third party expenses incurred by the Company or any of its Subsidiaries in connection with a Related Transaction but exclude any Liability pursuant to Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign Law)).

Section 9.2             Indemnification of the Company and Purchaser by MIC Hawaii and Seller. Subject to the other provisions of this Article IX, from and after the Closing, each of Seller and MIC Hawaii agrees, on a joint and several basis, to and shall indemnify, Purchaser, the Company and each of their respective Representatives, Subsidiaries, equityholders, partners, members, managers, officers and directors, in each case in their respective capacities as such, and each of the successors and assigns of any of the foregoing (the “Company Indemnitees” and together with the MIC Hawaii Indemnitees, the “Indemnitees”) and save and hold each of them harmless from and against any Losses suffered, incurred or paid, directly or indirectly, by any of them as a result of, arising out of or related to (a) any MIC Hawaii Liabilities, or (b) any Leakage which occurs after March 31, 2021 and at or before the Closing and that is not otherwise reimbursed in full to the Company, other than Permitted Leakage.

Section 9.3            Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under Section 9.1 [(Indemnification of MIC Hawaii by Purchaser and the Company)] and Section 9.2 [(Indemnification of the Company and Purchaser by MIC Hawaii and Seller)] shall be calculated net of (a) any amounts recovered by the applicable Indemnitees (net of any Taxes imposed with respect thereto and any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), and (b) any insurance proceeds (net of any Taxes imposed with respect thereto and any costs of investigation of the underlying claim and of collection and any increase in premiums as a result thereof) actually received as an offset against such Loss, but expressly excluding any recovery under the R&W Insurance Policy (each source of recovery referred to in clauses (a) and (b), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 9.1 [(Indemnification of MIC Hawaii by Purchaser and the Company)] and Section 9.2 [(Indemnification of the Company and Purchaser by MIC Hawaii and Seller)] is received after payment by the indemnifying party (the “Indemnitor”) of any amount otherwise required to be paid to an Indemnitee pursuant to this Article IX, the applicable Indemnitee shall repay to the Indemnitor, reasonably promptly after such receipt, any amount that the Indemnitor would not have had to pay pursuant to this Article IX had such receipt occurred at the time of such payment. Each Indemnitee shall take commercially reasonable steps, consistent with the common law doctrine of mitigation of damages, to mitigate any Losses as soon as reasonably practicable after such Indemnitee becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

Section 9.4             Indemnification Procedure.

(a)             Promptly after the incurrence of any Losses by any Indemnitee pursuant to which such Indemnitee intends to seek indemnification hereunder, such Indemnitee shall deliver to the Indemnitor a certificate (a “Claim Certificate”), which Claim Certificate shall:

(1)            state that such Indemnitee has incurred or anticipates it will incur Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

(2)            to the extent then known, specify (and have annexed thereto reasonably supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices, if any, for claimed Losses) in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), and the basis for any anticipated Loss and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

(b)             The Indemnitee making the claim shall state only what is required in subsections (1) - (2) above and shall not be required to admit or deny the validity of the facts or circumstances out of which such claim arose. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Claim Certificate shall not relieve an Indemnitor from liability hereunder with respect to such claim except to the extent the Indemnitor is actually and materially prejudiced by such failure or delay and except as otherwise provided herein.

(c)            In the event that the Indemnitor objects to the indemnification of any Indemnitee in respect of any claim or claims specified in any Claim Certificate, the Indemnitor shall, within thirty (30) days after receipt by the Indemnitor of such Claim Certificate, deliver to such Indemnitee a written notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnitor and such Indemnitee shall, within the fifteen (15) Business Day period beginning on the date of receipt by such Indemnitee of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnitor and the Indemnitee shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnitee and the Indemnitor be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnitee shall be permitted to submit such dispute to the courts set forth in Section 10.6 [(Applicable Law; Dispute Resolution)].

(d)             Claims for Losses specified in any Claim Certificate to which the Indemnitor shall not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.4(c), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.4(c) and Section 10.6 [(Applicable Law; Dispute Resolution)] or shall have been settled with the consent of the Indemnitee, as described in Section 9.5(d) [(Third Party Claims)], are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, Indemnitor shall pay to the Indemnitee an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by such Indemnitee in a notice to not less than two (2) Business Days prior to such payment.

(e)             Claims for Losses of the nature described in Section 9.1 [(Indemnification of MIC Hawaii by Purchaser and the Company)] and Section 9.2 [(Indemnification of the Company and Purchaser by MIC Hawaii and Seller)] shall survive until the date that is eighteen (18) months following the Closing; provided, that, any claim made on or prior to such date shall survive until finally resolved by judicial determination as described in Section 9.4(c) and Section 10.6 [(Applicable Law; Dispute Resolution)] or shall have been settled with the written consent of the Indemnitee.

Section 9.5             Third-Party Claims.

(a)            If a claim by a third party (a “Third-Party Claim”) is made against any Indemnitee, and if such Indemnitee intends to seek indemnity with respect thereto under this Section 9.5, such Indemnitee shall promptly notify the Indemnitor of such Third-Party Claim; provided, that the failure to so notify shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is actually and materially prejudiced thereby. The Indemnitor shall have ten (10) days after receipt of such notice to assume the conduct and control, at the expense of the Indemnitor, through counsel of its choosing which is reasonably acceptable to the Indemnitee, of the settlement or defense of such Third-Party Claim; provided, that (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by such Indemnitee; provided, that the fees and expenses of such counsel shall be borne by such Indemnitee, and (ii) the Indemnitor shall be entitled to assume the defense of such action only to the extent the Indemnitor acknowledges in writing its indemnity obligation and assumes and holds such Indemnitee harmless from and against the full amount of any Loss resulting therefrom; and provided, further, that the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) such Third-Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) such Third-Party Claim seeks an injunction or equitable relief against the Indemnitee; (C) the Indemnitee has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (D) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure such Indemnitee’s reputation or future business prospects; or (E) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third-Party Claim.

(b)             Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third-Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, or is not entitled, to assume the defense of such Third-Party Claim in accordance with Section 9.5(a), (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor or its Affiliates and such Indemnitee shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnitee which are not available to the Indemnitor, or are available to the Indemnitor but the assertion of which would be adverse to the interests of the Indemnitee. So long as the Indemnitor is reasonably contesting any such Third-Party Claim in good faith, the Indemnitee shall not pay or settle any such Third-Party Claim. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third-Party Claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such Third-Party Claim unless the Indemnitor shall have consented to such payment or settlement.

(c)             If the Indemnitor does not notify the Indemnitee within ten (10) days after the receipt of the Indemnitee’s notice of a Third-Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnitee shall have the right to contest, settle or compromise the Third-Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)             The Indemnitor shall not, except with the consent of the Indemnitee, enter into any settlement, compromise or enter into an agreed judgment or consent decree that (i) is not solely for monetary damages which are entirely indemnifiable by the Indemnitor pursuant to this Article IX, (ii) does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third-Party Claim to all Indemnitees of an unconditional release from all liability with respect to such Third-Party Claim or consent to entry of any judgment, or (iii) subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee.

(e)            The Indemnitor and the Indemnitee shall reasonably cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available non-privileged records relating to such Third-Party Claim and reasonably furnishing, without expense to the Indemnitor and/or its counsel, such employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third-Party Claim or for testimony as witnesses in any proceeding relating to such Third-Party Claim.

Section 9.6             Adjustment to Purchase Price. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Article X
MISCELLANEOUS

Section 10.1            Survival of Representations, Warranties and Agreements. EXCEPT FOR THOSE COVENANTS AND AGREEMENTS THAT BY THEIR TERMS APPLY OR ARE TO BE PERFORMED IN WHOLE OR IN PART AFTER THE CLOSING (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ARTICLE IX HEREOF) AND EXCEPT IN THE CASE OF FRAUD, NONE OF THE REPRESENTATIONS, WARRANTIES, AGREEMENTS OR COVENANTS SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED AT, OR PRIOR TO, THE CLOSING IN CONNECTION WITH THIS AGREEMENT SHALL SURVIVE THE CLOSING DATE AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND THEREAFTER NONE OF THE COMPANY, SELLER OR PURCHASER SHALL BE UNDER ANY LIABILITY WHATSOEVER WITH RESPECT TO ANY SUCH REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT. NONE OF THE COMPANY, SELLER OR PURCHASER SHALL HAVE ANY POST-CLOSING REMEDY FOR BREACHES OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT THE CLOSING, EXCEPT IN THE CASE OF FRAUD; PROVIDED, THAT, THOSE COVENANTS AND AGREEMENTS THAT BY THEIR TERMS APPLY OR ARE (I) TO BE PERFORMED IN WHOLE OR IN PART AFTER THE CLOSING (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ARTICLE IX HEREOF) AND (II) THIS ARTICLE X SHALL, IN EACH CASE, SURVIVE THE CLOSING IN ACCORDANCE WITH THEIR TERMS.

Section 10.2            Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) immediately, when sent by e-mail (including by means of a .pdf attachment) (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) or (b) when received, when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Purchaser or, after the Closing, to the Company, to:

Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, New York 10001
	Attention:	Dash Lane
Cav Walters
	E-mail:	Dash.Lane@kkr.com
Cav.Walters@kkr.com
with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
	Attention:	Andrew T. Calder, P.C.
John D. Pitts, P.C.
	E-mail:	andrew.calder@kirkland.com
john.pitts@kirkland.com

(b)	If to Seller or, prior to the Closing, the Company, to:

Macquarie Infrastructure Corporation
125 West 55th Street
New York, New York 10019
	Attention:	Michael Kernan
	E-mail:	michael.kernan@macquarie.com
miralegalnotices@macquarie.com
with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
	Attention:	Morton A. Pierce, Esq.
Michelle B. Rutta, Esq.
Brian Smarsh, Esq.
	Facsimile:	(212) 354-8113; or
	E-mail:	mpierce@whitecase.com
mrutta@whitecase.com
brian.smarsh@whitecase.com

Section 10.3            Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The Disclosure Letters relate to and qualify certain of the representations, warranties, covenants and obligations of the parties hereto in this Agreement and the Disclosure Letters are not intended to broaden or constitute, and shall not be construed or otherwise be deemed to broaden or constitute, any representation, warranty, covenant or obligation of any party hereto or any other Person except to the extent expressly provided in this Agreement. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. To the extent any such additional matters are included in the Disclosure Letters, such additional matters are included for informational purposes and do not necessarily include other matters of a similar nature. In no event shall any disclosure of any such additional matters be deemed or interpreted to broaden or otherwise amend any of the representations, warranties, covenants or obligations in this Agreement. To the extent that the Disclosure Letters include brief descriptions or summaries of certain agreements and instruments, such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents and instruments so described to the extent such documents or instruments have been made available to Purchaser. Headings and subheadings have been inserted in the Disclosure Letters for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Disclosure Letters referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. No reference to or disclosure of any item or other matter in this Agreement or the Disclosure Letters or Exhibits attached hereto shall be construed as an admission, representation or indication that such item or other matter is “material” or would have a Company Material Adverse Effect or a Purchaser Material Adverse Effect or that such item or other matter is required to be so referred to or so disclosed. Each party may, at its option, include in its Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Letters or Exhibits attached hereto is not intended to imply that those amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Letters or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of the Disclosure Letters or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Letters and Exhibits hereto is disclosed solely for purposes of this Agreement. No disclosure in any Disclosure Letter shall, in and of itself, be deemed to be an admission by any Person to any other Person of any matter whatsoever (including with respect to any possible breach or violation of any Law, Order or Contract) and nothing in any Disclosure Letter shall constitute an admission of any Liability or obligation of any Person to any other Person or shall confer or give any Person any remedy, claim, Liability, reimbursement, cause of action or any other right. The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Disclosure Letters. The information set forth in the Disclosure Letters was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates (subject to the exceptions and other terms thereof). Moreover, in disclosing the information in the Disclosure Letters, each party hereto expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Any attachments to the Disclosure Letters form an integral part of the Disclosure Letters and are incorporated by reference for all purposes as if set forth in the Disclosure Letters.

Section 10.4            Entire Agreement. This Agreement, together with the Exhibits hereto, and the Disclosure Letters, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement, the Equity Commitment Letter and the Guarantee. This Section 10.4 shall not be deemed to be an admission or acknowledgment by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement, the Equity Commitment Letter and the Guarantee.

Section 10.5            Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Other than (a) Section 6.7 [(Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance)] which is intended to benefit the Indemnified Persons, (b) Section 6.12 [(Conflicts; Privileges)], which is intended to benefit W&C, CB, and WS and their respective partners and employees, (c) Section 8.2 [(Effect of Termination)], Section 8.3(d) or (f) [(Termination Fees)], this Section 10.5, Section 10.6 [(Applicable Law; Dispute Resolution)], Section 10.7 [(Waiver of Jury Trial)], Section 10.9 [(Amendment and Modification)], Section 10.10 [(Extension; Waiver)], Section 10.13 [(Specific Performance)] and Section 10.14 [(Non-Recourse; Release)], which are intended to benefit, among other parties, the Debt Financing Sources, (d) Section 10.14(f) [(Non-Recourse)], which is intended to benefit the Nonparty Affiliates of the parties hereto, (e) Section 10.14(b) and Section 10.14(c), which are intended to benefit each of the applicable Releasees, (f) Article IX, which is intended to benefit each of the Indemnitees, and (g) the last sentence of each of Section 6.2 [(Confidentiality)] and Section 6.16 [(Confidentiality Following the Closing)], which are intended to benefit the defendants of any Derivative Litigation, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that (x) Purchaser may assign its rights and interests hereunder for the purpose of securing any financing of the transactions contemplated hereby and (y) Seller may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent; provided, that no such assignment shall relieve Purchaser or Seller of any of their respective obligations hereunder. Any attempted assignment in violation of this Section 10.5 shall be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Except in the case of Fraud, any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.10 [(Extension; Waiver)] without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6            Applicable Law; Dispute Resolution. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE DELAWARE COURT OF CHANCERY (OR, IF AND ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE) AND APPELLATE COURTS THEREOF, SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS, AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES HERETO CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS; PROVIDED, HOWEVER, THAT ANY PROCEEDING INVOLVING, RELATING TO OR ARISING FROM THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER OR AGAINST THE DEBT FINANCING SOURCES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE FORUM IS IMPROPER. EACH PARTY HEREBY AGREES THAT IT WILL NOT BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS, AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE DELAWARE COURT OF CHANCERY (OR, IF AND ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE). THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.2 [(NOTICES)], OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO HEREBY AGREES THAT IT SHALL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER, DEBT FINANCING, OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND THAT THE PROVISIONS OF SECTION 10.7 [(WAIVER OF JURY TRIAL)] RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS CLAIM OR THIRD PARTY CLAIM.

Section 10.7            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCING CONTEMPLATED THEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE DEFINITIVE AGREEMENTS EXECUTED IN CONNECTION THEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

Section 10.8            Fees and Expenses. Except as expressly set forth herein (including Section 6.5(b) [(Regulatory Approvals; Consents)], Section 6.18 [(Financing)] and Section 8.2 [(Effect of Termination)]), whether or not the Closing is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses; provided, that Purchaser and the Company each shall bear one-half of the fees and expenses incurred in connection with the filing, printing, and mailing of the Proxy Statement.

Section 10.9            Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties to this Agreement. Notwithstanding anything herein to the contrary, any amendment or modification to Section 8.2 [(Effect of Termination)], Section 8.3(d) or (f) [(Termination Fee)], Section 10.5 [(Binding Effect; Benefit; Assignment)], Section 10.6 [(Applicable Law; Dispute Resolution)], Section 10.7 [(Waiver of Jury Trial)], this Section 10.9, Section 10.10 [(Extension; Waiver)], Section 10.13 [(Specific Performance)] and Section 10.14(f) [(Non-Recourse; Release)] (and the defined terms used in any of the foregoing provisions, to the extent that an amendment of such defined terms would modify the substance of the foregoing provisions) and that is adverse to any Debt Financing Source shall not be made without the prior written consent of such Debt Financing Source.

Section 10.10            Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10.11            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 10.12            Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to make the provision in question valid, enforceable or, as the case may be, legal, and to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations set forth in this Agreement (including Section 8.3 [(Termination Fees)] and in Article IX [(Indemnification)]) be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increase a party’s Liabilities or obligations hereunder.

Section 10.13            Specific Enforcement.

(a)            Subject to Section 10.13(b), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto and the third party beneficiaries of this Agreement shall, prior to termination of this Agreement pursuant to Section 8.1 [(Termination)] (but subject to Section 8.2 [(Effect of Termination)], Section 8.3 [(Termination Fees)] and Section 10.13(c) [(Specific Enforcement)]), be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by one or more parties hereto to cause any other party hereto to perform its agreements and covenants contained in this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach). Subject to Section 10.13(b), each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party hereto agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the Seller, the Company or any Company Subsidiary or any of its Affiliates or Representatives be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or the Purchaser’s or its Affiliate’s respective rights under the Debt Commitment Letter or any other agreements with any Debt Financing Source relating to the Debt Financing.

(b)             Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, (x) Seller and the Company are third-party beneficiaries of the Equity Commitment Letter (as set forth therein) and shall, subject to the terms and conditions thereof and prior to the termination of this Agreement, be entitled to specific performance of the obligations of Purchaser to cause the amounts committed to be funded under the Equity Commitment Letter to be funded upon satisfaction of the conditions specified therein and herein and (y) prior to the termination of this Agreement, Seller shall be entitled to specific performance of the obligations of Purchaser to consummate the transactions contemplated herein if, and only if, (i) all of the conditions set forth in Section 7.1 [(Conditions to the Obligations of Each Party)] and Section 7.2 [(Conditions to the Obligations of Purchaser)] have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied as of the date the Closing is required to have occurred pursuant to Section 2.3(a) [(Closing)]) and remain so satisfied or waived and Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3(a) [(Closing)], (ii) the amounts committed to be funded under the Debt Commitment Letter have been funded or will be funded at the Closing if the amounts under the Equity Commitment Letter are funded at Closing and (iii) each of Seller and the Company has irrevocably confirmed in writing to Purchaser that (A) each of the conditions in clause (i) above is satisfied and (B) if the Financing is funded, then the Closing will occur.

(c)             The parties hereto agree that (i) by seeking the remedies provided for in this Section 10.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, the Equity Commitment Letter and/or the Guarantee, in each case, subject to the terms and conditions hereof and thereof and (ii) nothing set forth in this Section 10.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.13 prior or as a condition to exercising any termination right under Article VIII [(Termination)] (and pursuing monetary damages, subject to the limitations set forth in this Agreement, after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.13 or anything set forth in this Section 10.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII [(Termination)] or pursue any other remedies under this Agreement, the Equity Commitment Letter and/or the Guarantee that may be available then or thereafter, subject to the terms and conditions hereof and thereof. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, in no event shall any of Seller, the Company or any Company Related Party be permitted or entitled to receive both a grant of specific performance that results in the Closing to be consummated and the payment of all or any portion of the Reverse Termination Fee.

Section 10.14            Non-Recourse; Mutual Release.

(a)             Except in the case of Fraud or to the extent otherwise set forth in the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement, all Liabilities or Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement. No Person who is not a party to this Agreement, including any past, present or future equityholder, Affiliate, Representative, successor or assignee of, and any financial advisor or lender to, any party hereto, or any past, present or future equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Liabilities or Actions arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement), and, to the maximum extent permitted by Law, each party hereto hereby waives and releases all such Liabilities or Actions against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement, each party hereto disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to, this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit the recourse of Purchaser or any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) in respect of Fraud.

(b)            Without limiting anything set forth in Section 10.14(a) [(Non-Recourse; Release)], Section 6.26 [(Certain Post-Closing Matters)] or Section 9.2 [(Indemnification of the Company and Purchaser by MIC Hawaii and Seller)], effective as of the Closing, Purchaser and the Company, on behalf of itself and the Company Subsidiaries (each, a “Purchaser Releasor”), and each of their respective successors, assigns, and Nonparty Affiliates hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller, MIC Hawaii and their respective past, present or future equityholders, Affiliates and Representatives and each of their respective successors and assigns (each, a “Seller Releasee”) of, from and against any and all Actions and Liabilities of every kind, nature and description whatsoever, which have been or could have been asserted against any Seller Releasee (other than Actions or Liabilities under this Agreement in accordance with and as limited by the terms hereof), which any Purchaser Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing, arising out of or relating to (i) any fiduciary or similar duty that any Seller Releasee may owe or have owed to the Company or any Company Subsidiary prior to the Closing (including relating to the negotiation, execution and approval of this Agreement and the consummation of the transactions contemplated hereby or the Reorganization), (ii) any Seller Releasee in its capacity as a direct or indirect owner of Equity Interests in the Company or any Company Subsidiary prior to the Closing or (iii) the business of the Company or any of the Company Subsidiaries or the operation of the Company or any of the Company Subsidiaries or their respective businesses. Each of Purchaser and the Company agrees not to (and shall cause the Company Subsidiaries and each other Purchaser Releasor not to) assert any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against the Seller Releasees with respect to any Liabilities released pursuant to this Section 10.14(b). Notwithstanding the foregoing, the Purchaser Releasors retain, and do not release, (w) their rights and interests under the terms of this Agreement, (x) against current or former employees of the Company or the Company Subsidiaries in their capacities as current or former employees of the Company or any Company Subsidiary, (y) with respect to any indemnity claims arising under Article XI of the MSA, and (z) their rights and interests with respect to Fraud.

(c)            Without limiting anything set forth in Section 10.14(a) [(Non-Recourse; Release)], Section 6.26 [(Certain Post-Closing Matters)] or Section 9.1 [(Indemnification of MIC Hawaii by Purchaser and the Company)], effective as of the Closing, each of Seller and MIC Hawaii, on behalf of itself and each of their respective Subsidiaries and its Nonparty Affiliates (each, a “Seller Releasor” and together with a Purchaser Releasor, a “Releasor”), and each of their respective successors and assigns, hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, Purchaser, the Company, each Company Subsidiary and each of their respective past, present or future equityholders, Affiliates and Representatives and each of their respective successors and assigns (each, a “Purchaser Releasee” and together with a Seller Releasee, a “Releasee”) of, from and against any and all Actions and Liabilities of every kind, nature and description whatsoever, which have been or could have been asserted against any Purchaser Releasee (other than Actions or Liabilities under this Agreement in accordance with and as limited by the terms hereof), which any Seller Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing, arising out of or relating to (i) the negotiation, execution, approval and consummation of the Reorganization, (ii) any fiduciary or similar duty that any director or officer may owe or have owed to the Company or any Company Subsidiary prior to the Closing (including related to the negotiation, execution and approval of this Agreement and the consummation of the transactions contemplated hereby or the Reorganization), (iii) the Disposition Agreement, (iv) the MSA, (v) the acquisition of MIC Logistics Holdings LLC or (vi) the business of the Company or any of the Company Subsidiaries or the operation of the Company or any of the Company Subsidiaries or their respective businesses. Each of Seller and MIC Hawaii agrees not to (and shall cause their respective Subsidiaries and each other Seller Releasor not to) assert any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Purchaser Releasees with respect to any Liabilities released pursuant to this Section 10.14(c). Notwithstanding the foregoing, the Seller Releasors retain, and do not release, their rights and interests (x) under the terms of this Agreement, (y) with respect to any indemnity claims arising under Article XI of the MSA for Liabilities that relate to the Company or any Company Subsidiaries, and (z) their rights and interests with respect to Fraud.

(d)             Subject to the actual terms of this Section 10.14, it is the intent of each Releasor, by virtue of the provisions of this Section 10.14, to provide for a full and complete general release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing, between any member of the Seller Releasors and any member of the Purchaser Releasees, on the one hand, and between any member of the Purchaser Releasors and any member of the Seller Releasees, on the other hand, as applicable. At any time, at the request of any other party hereto, each party hereto shall cause its Subsidiaries to execute and deliver releases reflecting the provisions hereof.

(e)             Notwithstanding the foregoing, each Releasor retains, and does not release, its rights and interests under the terms and conditions of this Agreement and the Confidentiality Agreement. Each party hereto, for itself and on behalf of its predecessors-in-interest and successors-in-interest, if applicable, acknowledges that the foregoing released claims include claims which it does not know or suspect exist, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(f)            Notwithstanding anything to the contrary contained herein, each Company Related Party and Purchaser Related Party (other than the Purchaser and its Affiliates in respect of rights, claims, or causes pursuant to the Debt Commitment Letter) waives any rights or claims against any Debt Financing Source in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letters and the Debt Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any action or proceeding against any Debt Financing Source in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such action or proceeding asserted against a Debt Financing Source to the extent asserted against a Debt Financing Source by the Company Related Parties acting in its capacity as the same in connection with this Agreement, the Debt Commitment Letters or the Debt Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have liability for any claims or damages to any Company Related Party or Purchaser Related Party (other than the Purchaser and its Affiliates in respect of any rights, claims or causes pursuant to the Debt Commitment Letter) in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letters or the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source or otherwise.

(g)             Each of the parties hereto, including specifically MIC Hawaii, acknowledges that the agreements and covenants set forth in Section 6.26 [(Certain Post-Closing Matters)], Section 9.1 [(Indemnification of MIC Hawaii by Purchaser and the Company)], Section 9.2 [(Indemnification of the Company and Purchaser by MIC Hawaii and Seller)] and this Section 10.14 [(Non-Recourse)] are an integral part of the transactions contemplated by this Agreement and that, without these agreements and covenants, the parties hereto would not have entered into this Agreement, including specifically that Purchaser would not have agreed to purchase the Shares or make the payments required to be made by Purchaser hereunder, and the Guarantors would not have entered into the Guarantee or the Equity Commitment Letter.

* * * * *

IN WITNESS WHEREOF, Purchaser, Seller, the Company and, solely for purposes of Section 6.26, Article IX and Section 10.14 hereof, MIC Hawaii, have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

KKR APPLE BIDCO, LLC

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MACQUARIE INFRASTRUCTURE CORPORATION

By:
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MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

By:
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By:
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Solely for the purposes of Section 6.26, Article IX and Section 10.14 hereof, MIC HAWAII HOLDINGS, LLC

By:
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By:
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